As Filed with Securities and Exchange Commission on June 28, 2022

  Registration N0. 333- __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITRINE GLOBAL, CORP.

(Exact name of registrant as specified in its charter)

Delaware	2833	68-0080601
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4 Haogen Street

Herzliya, , 4655102, Israel

+97298851422

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Business Filings Incorporated

108 West 13th St., City of Wilmington

County of Newcastle, Delaware 19801

(800) 981-7183

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, NY 10036 (212) 930-9700	David Aboudi Aboudi Legal Group PPLC 745 Fifth Avenue New York, NY 101051 (646) 768-4285	Anthony W. Basch J. Britton Williston Kaufman & Canoles, P.C. 2236 Cunningham Drive Hampton, VA2366 (757) 224-2900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION) DATED [           ], 2022

CITRINE GLOBAL, CORP.

We are offering                 units (the “Units”), each Unit consisting of one share of common stock, par value $0.0001, and two warrants (the “Warrants”), each Warrant exercisable for one share of common stock, in a firm commitment underwritten offering. The Warrants will have an exercise equal to 100% of the public offering price per Unit and a term of five years. The offering also includes the shares of common stock issuable from time to time upon exercise of the Warrants.

Our common stock is quoted on the OTCQB tier of OTC Markets Group, Inc., or OTCQB, under the symbol “CTGL.” On _________, 2022, the last reported sale price for our common stock as reported on the OTCQB was $______ per share. We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “CTGL.” No assurance can be given that our application will be approved. This offering is subject to our application being approved. We have applied to list the Warrants on the Nasdaq Capital Market under the symbol “CTGLW.” No assurance can be given that a trading market will develop for the Warrants.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)

Does not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriter. In addition, we have agreed to issue warrants to the underwriter in an amount equal to 10% of the aggregate number of shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). See the section titled “Underwriting” beginning on page 51 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

We have granted the underwriter a 45-day option to purchase up to             additional shares of common stock, representing 15% of the shares sold in the offering and/or up to              additional Warrants, representing 15% of the Warrants sold in the offering, solely to cover over-allotments, if any. The purchase price to be paid per additional share will be equal to the public offering price of one Unit, less the purchase price for the two Warrants included within the Unit and the underwriting discount. The purchase price to be paid per additional Warrant will be $             .

The underwriter expects that the delivery of the shares of common stock and the Warrants will be made on or about             , 2022.

Aegis Capital Corp.

The date of this prospectus is _____, 2022

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Market and Other Industry Data

Unless otherwise indicated, market data and certain industry forecasts used throughout this prospectus were obtained from various sources, including internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. The future performance of the industry and markets in which we operate and intend to operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-looking Statements” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications and reports.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you should consider before making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including the information set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our consolidated financial statements and the accompanying notes included in this prospectus. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Citrine Global,” the “Company,” “we,” “us,” and “our” refer to Citrine Global, Corp. and our consolidated subsidiaries, including our wholly-owned subsidiary, CTGL-Citrine Global Israel Ltd. and to our partially owned subsidiary Cannovation Center Israel Ltd.;

Business overview

We are a plant-based wellness & pharma solutions company. Our business activity is primarily composed of developing wellness and pharma solutions, focused on science backed plant-based products to improve quality of life and complementary solutions for balancing side effects caused by using medicines, treatments, or an unbalanced lifestyle.

The global health and wellness market is expected to reach USD 7.6 trillion by 2030, growing at a CAGR of 5.5% from 2021 to 20301 with growing awareness of health and wellness solutions for improving people’s quality of life2. We are witnessing a global movement of health and wellbeing becoming a priority for the public, further emphasized by the recent global COVID-19 pandemic. There is increasing recognition that people need to take charge of their own health, improve their quality of life, use natural products, and balance side effects caused by medicines and treatment3.

We believe the power of plant-based solutions from nature can help improve people’s health and quality of life.

We seek to bring to the market wellness and pharma innovative products, such as food supplements, healthy snacks, healthy beverages and natural cosmetics, to help improve people’s health and quality of life and complementary products that aim to balance selected side effects associated with medicines, treatments or an unbalanced lifestyle. Research shows that complementary products can balance side effects associated with medicinal use or treatments. For example, probiotics, natural food supplements are recommended as a complementary product to balance side effects associated with the use of antbiotics 4.

Leveraging technology and research, we are focused on developing products portfolio based on rigorous scientific research ranging from synergistic botanicals, herbal extract tinctures, medicinal mushrooms together with plant extracts, vitamins, minerals, botanical formulations from seeds, roots, bark, fruits and a wide variety of plants that contain substances with health-supportive effects. Such supportive effects include, but aren’t limited to, enhancing oral care, anti-inflammatory properties, relaxation, sleep enhancement, energizing, mood and body balancing, and alleviating side effects.

Our strategy is to bring to market, on a global scale, innovative plant-based wellness and pharma solutions, covering the whole spectrum from innovation, research and development, product development, infrastructure for production and manufacturing, distribution, marketing and sales.

Our headquarters and top executives are based in Israel, where we operate via our 100%-owned-subsidiary “CTGL Citrine Global Israel Ltd.” and 60%-owned “Cannovation Center Israel Ltd.”

Our mission is to leverage the power of plant-based solutions from nature to help improve people’s health and quality of life

We created multi-strategy solutions to realize our mission, the highlights of which include the following:

Developing & Bringing Plant-Based Wellness & Pharma Products to Market

We are developing plant-based solutions which include products for improving quality of life and complementary solutions for balancing selected side effects caused by using medicines, cannabis, treatments, or an unbalanced lifestyle. In December 2021 we finalized the development of dozens of proprietary formulations in multiple form factors under the brand name of Green Side by Side™ for the wellness industry.

1 Research, P., 2022. Health and Wellness Market Size to Hit USD 7,656.7 Bn by 2030. [online] GlobeNewswire News Room.

2 NielsenIQ. 2022. An inside look into the 2021 global consumer health and wellness revolution. [online]

3 Sullivan, F., 2022. Increasing Health Consciousness Among Consumers to Shift the Global Prebiotic Ingredients Market. [online] Prnewswire.com.

4 N.A.Kerna, 2018, A complementary medicine approach to augmenting antibiotic therapy current practices in the use of probiotics during antibiotic therapy, International Journal of Complementary & Alternative Medicine

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The Green Side by Side™ product line includes herbals, medicinal mushrooms, vitamins, minerals, and a variety of researched plants known for their healing qualities that contain substances with different anti-inflammatory properties and a variety of health-supportive effects that are relaxing, sleep enhancing, energizing, mood and body balancing, enhancing oral care alleviating side effects, and more.

Green Side by Side products are manufactured in Israel in a GMP-certified manufacturing facility approved by the Israeli Ministry of Health.

In Q1 2022 we launched in the Israeli market several products from the Green Side by Side product line. We started our initial launch with a local partner, an Israeli medical cannabis company, focusing on the SmokLy series, a line of sprays for the oral cavity to support people with oral cavity dryness (xerostomia), a common side effect experienced by many cannabis users. The local partner distributes the products to medical cannabis pharmacies as complementary products to medical cannabis users. Following an initial trial period, we plan to expand our distribution efforts in the Israeli market for the Green Side by Side product line with retail, pharmacy chains and natural products’ distributors in Israel. We also plan to distribute the Green Side by Side product line in the United States and worldwide with local partners consistent with local regulations.

We believe Green Side by Side is positioned to capture market share in the nutritional supplements market that is expected to reach $625 billion by 20305.

IP and Research & Development Strategy

Our IP strategy and R&D roadmap include building our patent portfolio, conducting clinical studies, advancing products through regulatory approvals.

Leveraging technology and research, we continue to innovate, developing solutions that combine botanical formulations, herbal extracts, tinctures, sprays, and other natural delivery methods with a variety of researched plants known for their healing qualities.

We seek to bring to the wellness and pharma market innovative products to improve quality of life and complementary solutions for balancing selected side effects caused by medicines, treatments, cannabis, aging, stress, or an unbalanced lifestyle. Our mission includes developing plant-based medicines for the botanical and plant-derived drug market that is expected to reach $53 billion by 20266.

Treating Side Effects Caused by Medicines, Treatments, or an Unbalanced Lifestyle

A broad range of medicines and treatments have common side effects such as dryness in the oral cavity (xerostomia), headaches, dizziness, drowsiness, fatigue, nausea, vomiting, lack of concentration, and impaired appetite.

We are researching and developing complementary solutions to address the need to balance selected effects through wellness solutions, as well as clinically planning to develop plant-based pharmaceutical solutions.

The public health impact of potential harm associated with medicines and treatments is a growing area of investigation, given the expanding pharma industry and widespread availability of drugs and different medical treatments around the world. For example, exploring the relationship between drug side-effects and therapeutic indications demonstrates that 69% of drugs have between 10 and 100 different side effects7.

We filed a provisional patent application with the US Patent and Trademark Office to address the side effects of cannabis use titled “Pharmaceutical Compositions and Methods for the Treatment of Side-Effects Associated with the Use of Cannabis, Cannabinoids and Related Products” patent No: 63/257,673. Research shows that nearly 70% of cannabis users experience constant dry mouth and 20% percent of the elderly suffer from xerostomia as a side effect of their medications8.

We developed the SmokLy TM series which is intended to balance the dry mouth side effect (xerostomia) that may result from using medicines, cannabis, smoking or treatments. The SmokLy contains plant extracts distilled from seeds, roots, bark, fruits with active anti-inflammatory substances that encourage saliva production and taste in the oral cavity. We are developing a broad array of plant-based wellness and pharma complementary solutions to address selected side effects caused by medicines, cannabis, treatments, or an unbalanced lifestyle.

5 Research, P., 2022. Nutritional Supplements Market to Hit US$ 624.7 Billion by 2030. [online] GlobeNewswire News Room.

6 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online]

7 P. Zhang, F. Wang, J. Hu, and R. 2013, Exploring the Relationship Between Drug Side-Effects and Therapeutic Indications, PubMed Central, PMCID: PMC3900166; PMID: 24551427

8 Harpreet, S., Joseph, K., Wafaa, S. and Seunghee, C., 2019. Impact of Cannabis on the Port of Entry-Oral Tissues: An Overview. International Journal of Oral and Dental Health, 5(3).

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Green Vision Center Production & Innovation Center for Plant-Based Wellness & Pharma Products

The Green Vision Center is part of our strategy to create plant-based solutions covering all the infrastructure, facilities, and activities required for developing, manufacturing, and bringing to market innovative plant-based wellness and pharma products.

As demand for plant-based products in industries ranging from wellness, to pharma, to cosmetics, to food continues to increase, Green Vision Center will provide all facilities needed for bringing to market plant-based wellness and pharma products.

In February of 2022, we completed the acquisition of 125,000 sq ft (11,687 sq meters or approximately three acres), of industrial land in Yerucham, a city in southern Israel, to build Green Vision Center Israel with the Israeli government support. Approximately 90% of the acquisition cost was provided by Israeli government programs that encourage industrial development and includes additional grants and tax incentives. Green Vision Center israel will include approximately 65,000 sq. ft. (approximately 5,800 sqm) a first-of-its-kind center that combines:

●	Manufacturing facilities for botanicals and nutritional supplements
●	Manufacturing facilities for pharma plant-based products & botanical drugs
●	Manufacturing facilities for healthy snacks & beverages
●	Manufacturing facilities for plant-based cosmetics
●	Manufacturing facilities for medical cannabis and related products
●	R&D laboratories for development, clinical studies, and quality control testing
●	Distribution and global logistics center
●	Management and consultant offices
●	Conference, training & visitor center

Green Vision Center Israel was designed by Avner Sher, one of Israel’s most highly regarded architects. Its design includes a unique roof in the shape of a lotus flower and will be built with solar panels and according to ecological green principles of saving energy.The center will be constructed by a professional project construction company that will oversee the aspects of the building including interfacing with sub-contractors and obtaining the requisite building permits and other required authorizations.

Our mission is to become a leading worldwide production and innovation center and bring together partners, market leaders, companies, technologies, and scientific collaborations from Israel and around the world.

A core part of our strategy includes building a worldwide network with local teams, partners, subsidiaries, Green Vision Centers, strategic partnerships, collaborations, and mergers & acquisitions of technology and distribution companies. Initially, we are planning to build infrastructure for business development and sales with local teams in North America and Europe.

Risks Related to Our Business

Investing in our common stock involves substantial risk. You should carefully consider all of the information in this prospectus before investing in our common stock, including the risks related to this offering and our common stock, our business and industry, our intellectual property, our financial results, and our need for financing, each as described under the section titled “Risk Factors” and elsewhere in this prospectus.

Corporate Information

Our principal executive offices are located at 4 Haogen Street, Herzliya, Israel and our telephone number is +97298851422. We maintain a website at www.Citrine-Global.com, to which we regularly post copies of our press releases as well as additional information about us. Our filings with the Securities and Exchange Commission, or SEC, are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained on, or accessible through, our website does not constitute a part of this prospectus or our other filings with the SEC, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

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THE OFFERING

Common Stock currently
issued and outstanding:	942,568,006 shares of common stock.

Units offered
by us:	. _________ Units, each consisting of one share of common stock and two Warrants, each Warrant exercisable for one share of common stock. The shares of common stock and Warrants that are part of the Units are immediately separable and will be issued separately in this offering. The Warrants are exercisable immediately, have an exercise price equal to 100% of the public offering price of one Unit, and expire five years after the date of issuance.

Common Stock Outstanding
After this Offering:	___________ shares of common stock, or ___________ shares of common stock if the underwriter exercises in full the over-allotment option to purchase additional shares of common stock.

Overallotment Option:	We have granted the underwriter an option to purchase from us, up to ________________ shares of common stock and/or up to ________additional Warrants, within 45 days from the date of this prospectus to cover over-allotments, if any.

Underwriter’s Warrants:	We will issue to Aegis Capital Corp., the underwriter, or its permitted designees warrants to purchase up to ___________ shares of common stock. The underwriter’s warrants will have an exercise price of 125% of the public offering price per share, will be exercisable on the date of issuance and will expire five years from the effective date of the registration statement of which this prospectus forms a part.

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $________ (or approximately $________ if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for repayment of debt and general corporate purposes. See “Use of Proceeds” for additional information.

Lockups	Our directors and executive officers and holders of 10% or more of our outstanding common stock, will agree with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. The Company will agree not to issue any shares of common stock or securities convertible into common stock, subject to certain exceptions, for a period of 180 days after the date of this prospectus without the consent of the underwriter. See “Underwriting.”

Risk Factors:	Investing in our common stock involves substantial risk. You should read the “Risk Factors” section beginning on page 9 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities/

Reverse Stock
Split:	Prior to completion of this offering, we will complete a reverse split of our common stock in a ratio of between 50-to-1 and 700-to-1. All share numbers in this registration statement will be adjusted to give effect to the reverse split, except as otherwise indicated.

Trading Symbol:	Our common stock is quoted on the OTCQB under the symbol “CTGL.” We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “CTGL” and our Warrants under “CTGLW”.

The number of shares of our common stock to be outstanding immediately after this excludes, as of such date, the following:

●	23,582,200 shares of our common stock issuable upon exercise of stock options to be issued to certain of our officers, directors and employees, effective as of the date of this prospectus under our 2018 Equity Incentive Plan;

●	66,417,800 shares of our common stock that are available for future issuance under our 2018 Equity Incentive Plan;

●	__________ shares of common stock issuable upon conversion of convertible promissory notes held by third parties as of the effective date of this prospectus. See “Certain Relationships and Related Transactions”;

●	45,511,888 shares of common stock issuable upon exercise of warrants held by the holders of the above referenced convertible notes;
●

_____ shares of common stock issuable upon the exercise of the Warrants to purchase shares of our common stock to be issued to the investors in this offering, based on an assumed public offering price of $____ per Unit; and

_______ shares of common stock issuable upon the exercise of the warrants to purchase shares of our common stock to be issued to the underwriter in connection with this offering, based on an assumed initial public offering price of $____ per share.

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SUMMARY FINANCIAL DATA

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. The following summary data as of and for the three months ended March 31, 2022 and 2021 have been derived from our unaudited consolidated financial statements and footnotes included elsewhere in this prospectus. The following summary data as of and for the years ended December 31, 2021 have been derived from our consolidated financial statements and footnotes included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results or of the results we expect in the future.

Consolidated Balance Sheet data (US dollars, in thousands):

	March 31,		December 31,
	2022	2021	2021	2020

Cash, cash equivalents and restricted cash	$302	289	$280	206
Total assets	$1,091	1,277	$1,055	3,105
Total liabilities	$3,284	1,975	$2,495	1,702
Accumulated deficit	$(24,486)	(21,342)	$(23,757)	(19,241)
Total stockholders’ equity (deficit)	$(2,193)	(698)	$(1,440)	1,403

Consoldiated Statement of Operations and Comprehensive Loss Data (US dollars, in thousands):

	March 31,		December 31,
	2022	2021	2021	2020

Revenue	$-	-	-	12
Total operating expenses	$(340)	(1,975)	(3,335)	(8,317)
loss from operations	$(340)	(1,975)	(3,335)	(8,317)

Net loss	$(729)	(2,100)	(4,516)	(8,639)

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this registration statement. Any of the following risks could harm our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment.

Risks to Financial position

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have a limited operating history. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. As of March 31, 2022, we have not generated revenues and there can be no assurance that we will ever be profitable. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

We expect to incur losses for the foreseeable future as we continue the implementation of our business plan. If we fail to generate revenue and eventually become profitable, or if we are unable to fund our continuing losses, our shareholders could lose all or a substantial part of their investment.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never achieve, we expect to finance our cash needs primarily through public or private equity offerings, debt financings or through the establishment of possible strategic alliances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional equity funding when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical studies, development programs or future commercialization initiatives.

In addition, any additional equity funding that we do obtain will dilute the ownership held by our existing security holders.. Any debt financing that we obtain in the future could involve substantial restrictions on activities and creditors could seek a pledge of some or all of our assets. We have not identified potential sources for such financing that we will require, and we do not have commitments from any third parties to provide any future debt financing. If we fail to obtain funding as needed, we may be forced to cease or scale back operations, and our results, financial condition and stock price would be adversely affected.

We may never achieve profitability.

We are unable to accurately predict the timing or amount of future revenue or expenses or when, or if, we will be able to achieve profitability. We have financed our operations primarily through issuance and sale of equity and equity linked securities. The size of our future net losses will depend, in part, on the rate of growth or contraction of our expenses and the level and rate of growth, if any, of our revenues. We expect to continue to expend substantial financial and other resources on, among other things:

●	sales and marketing, including expanding our indirect sales organization and marketing programs;

●	planning and conducting clinical trials to obtain regulatory approval/clearance for the commercialization of our products;

●	expansion of our operations and infrastructure, both domestically and internationally; and

●	general administration, including legal, accounting and other expenses related to being a public company.

If we are unable to successfully commercialize our products or if revenue from any of our products that receives marketing approval is insufficient, we will not achieve profitability. Furthermore, even if we successfully commercialize our products, our planned investments may not result in increased revenue or growth of our business. We may not be able to generate net revenues sufficient to offset our expected cost increases and planned investments in our business. As a result, we may incur significant losses for the foreseeable future, and may not be able to achieve and sustain profitability. If we fail to achieve and sustain profitability, then we may not be able to achieve our business plan, fund our business or continue as a going concern.

Currency exchange rate fluctuations affect our results of operations, as reported in our financial statements.

We incur expenses in U.S. Dollars and in NIS but our functional currency is the U.S. dollar. However, a significant portion of our headcount related expenses, consisting principally of salaries and related personnel expenses as well as R&D consulting services, leases and certain other operating expenses, are denominated in NIS. This foreign currency exposure gives rise to market risk associated with exchange rate movements of the U.S. dollar against the NIS. Furthermore, we anticipate that a material portion of our expenses will continue to be denominated in NIS.

In addition, increased international sales in the future may result in greater foreign currency denominated sales, increasing our foreign currency risk. If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations could be adversely affected. which could adversely affect our financial condition and results of operations

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Risks Related to Our Business and Industry and Regulatory Process

Our failure to manage growth effectively could impair our business.

Our business strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources and funding requirements. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage, and retain qualified personnel. There can be no assurance that we will be able to do so, particularly if losses continue and we are unable to obtain sufficient financing. If we are unable to successfully manage growth, our business, prospects, financial condition, and results of operations could be adversely affected.

Our plans are dependent upon key individuals and the ability to attract qualified personnel.

In order to execute our business plan, we will be dependent on Ora Meir Soffer, our Chief Executive Officer and Director. The loss of Ms. Meir Soffer could have a material adverse effect upon our business prospects. Moreover, our success continues to depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel.

Competition for such personnel is intense, and there can be no assurance that we will be successful in identifying, attracting, hiring, training, and retaining such personnel in the future. If we are unable to hire, assimilate and retain qualified personnel in the future, our business, operating results, and financial condition could be materially adversely effected. We may also depend on third party contractors and other partners to assist with the execution of our business plan. There can be no assurance that we will be successful in either attracting and retaining qualified personnel, or creating arrangements with such third parties. The failure to succeed in these endeavors would have a material adverse effect on our ability to consummate our business plans.

Failure in the Company’s information technology systems, including by cybersecurity attacks or other data security incidents, could significantly disrupt its operations.

Our operations depend, in part, on the continued performance of our information technology systems. Our information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Failure of our information technology systems could adversely affect our business, profitability, and financial condition. Although we have information technology security systems, a successful cybersecurity attack or other data security incident could result in the misappropriation and/or loss of confidential or personal information, create system interruptions, or deploy malicious software that attacks our systems. It is possible that we not notice a cybersecurity attack for some period. The occurrence of a cybersecurity attack or incident could result in business interruptions from the disruption of the Company’s information technology systems, or negative publicity resulting in reputational damage with its shareholders and other stakeholders and/or increased costs to prevent, respond to or mitigate cybersecurity events. In addition, the unauthorized dissemination of sensitive personal information or proprietary or confidential information could expose the Company or other third parties to regulatory fines or penalties, litigation, and potential liability, or otherwise harm its business.

We may grow through mergers or acquisitions, which strategy may not be successful or, if successful, may produce risks in successfully integrating and managing the merged companies or acquisition and may dilute our stockholders.

As part of our growth strategy, we may pursue mergers and acquisitions of entities and/or assets that we believe will have synergistic and/or other value to us. We currently have no agreements or understandings to merge with or acquire any entity and/or assets, and may not find suitable merger or acquisition opportunities. Mergers and acquisitions involve numerous risks, any of which could harm our business, including, without limitation:

● difficulties in integrating the operations, technologies, existing contracts, accounting processes and personnel of the target and realizing the anticipated synergies of the combined businesses;

● difficulties in supporting and transitioning customers of the target company;

● diversion of financial and management resources from existing operations;

● the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

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● entering new markets or areas in which we have limited or no experience;

● potential loss of key associates and customers from either our business or the target’s business;

● assumption of unanticipated problems or latent liabilities of the target; and

● the inability to generate sufficient revenue to offset acquisition costs.

Mergers and acquisitions also frequently result in the recording of goodwill and other intangible assets, which are subject to potential impairments in the future and that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our common shares. As a result, if we fail to properly evaluate mergers, acquisitions or investments, we may not achieve the anticipated benefits of any such merger or acquisition, and we may incur costs in excess of what we anticipate. The failure to successfully evaluate and execute mergers, acquisitions or investments or otherwise adequately address these risks could materially harm our business, financial condition and results of operations.

We may be subject to product liability claims which may have a material adverse effect on our business

Through our subsidiary Cannovation Center Israel, we developed the ‘Green Side by Side’ product line containing natural and herbal formulas based on researched and science-based plants, herbal extracts, mushrooms and other natural ingredients. The Green Side By side product lines are manufactured in Israel in iBOT Israel Botanicals Ltd, iBOT being a related party with which we have manufacturing and strategic cooperation agreements, under a GMP-certified manufacturing facility approved by the Israeli Ministry of Health. In the future we plan to develop additional products which may be subject to different regulations for manufacturing, depending on country and product. As these products are designed to be ingested by humans, we face an inherent risk of exposure to product liability claims, regulatory action and litigation if our products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that the products produced by us caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against us could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on the business, financial condition and operating results of the Company. There can be no assurances that we will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.

Product recalls may harm our reputation.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of our products are recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Although we have detailed procedures in place for testing finished products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the products produced by the Company were subject to recall, the image of that product and the Company could be harmed. A recall for any of the foregoing reasons could lead to decreased demand for products produced by the Company and could have a material adverse effect on the results of operations and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the operations of the Company by any applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Our officers and directors may be subject to conflict of interest.

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers and directors may be engaged in a range of business activities. In addition, the Company’s executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers and directors.

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In addition, the Company may also become involved in other transactions which conflict with the interests of certain directors and the officers who may from time to time deal with persons, firms, institutions or companies with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

We face significant competition in the market.

We face intense competition from other companies, some of which can be expected to have more financial resources and manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of the Company

We may not be able to obtain adequate insurance coverage and in the case of liability the lack of adequate insurance may have a material adverse effect on our business.

We have insurance to protect our assets, operations and employees. While we believe our insurance coverage addresses all material risks to which may be exposed and is adequate and customary in our current state of operations, such insurance is subject to coverage limits and exclusions and may not be available for the risks and hazards to which the Company is exposed. In addition, no assurance can be given that such insurance will be adequate to cover the Company’s liabilities or will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is not able to obtain liability insurance, its business, results of operations and financial condition could be materially adversely affected.

Research and development and product obsolescence may impair our ability to compete in our target market.

Rapidly changing markets, technology, emerging industry standards and frequent introduction of new products characterize our business. The introduction of new products embodying new technologies, including new manufacturing processes, and the emergence of new industry standards may render our planned product offerings obsolete, less competitive or less marketable. The process of developing our planned products is complex and requires significant continuing costs, development efforts and third party commitments The Company’s failure to develop new technologies and products and the obsolescence of existing technologies could adversely affect our business, financial condition and operating results. The Company’s success will depend, in part, on its ability to continue to enhance its existing technologies, develop new technology that addresses the increasing sophistication and varied needs of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of the Company’s proprietary technology entails significant technical and business risks. The Company may not be successful in using its new technologies or exploiting its niche markets effectively or adapting its businesses to evolving customer or medical requirements or preferences or emerging industry standards.

It may be difficult to enforce a judgment of a U.S. court against us and our executive officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our executive officers and directors and these experts.

While we were incorporated in Delaware, substantially all of our executive officers and directors reside outside of the United States, and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court.

The continuing prevalence of the COVID-19 pandemic may adversely affect our operations and our capital raising efforts.

In late 2019, a novel strain of Coronavirus, also known as COVID-19, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread globally. Many countries around the world, have significant governmental measures implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, limited access to nursey homes, hospitals and other medical institutes and other material limitations on the conduct of business. These measures have resulted in work stoppages and other disruptions. Our research and development activities, sales and marketing efforts, as well as our ability to perform clinical trials (if needed) depend, in part, on attendance at in-person meetings, industry conferences and other events, facility visiting, and as a result some of our sales and marketing activities have been halted.

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The extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact. In particular, the continued spread of the coronavirus globally, could have a material adverse impact on our operations and workforce, including our marketing and sales activities and ability to raise additional capital, and our ability to perform clinical trials, which in turn could have a material adverse impact on our business, financial condition and results of operation.

We intend to rely on third parties to conduct clinical trials (if needed). If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical trials programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We may conduct clinical trials on our products. We do not have the ability to conduct all aspects of our clinical trials ourselves. We may rely upon medical institutions, clinical investigators and contract research organizations, or CROs, and consultants to conduct these trials in accordance with our clinical protocols. Our future CROs, investigators and other third parties play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials.

There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of these clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for any clinical trials we conduct may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

We will be subject to regulation of plant-based nutritional supplements, botanicals, cannabis, cosmetics and pharmaceuticals.

Our products, solutions and Green Vision Center activities are subject to rules and regulations pertaining to plant-based nutritional supplements, botanicals, cannabis, cosmetics, and pharmaceuticals, as applicable. The company cannot predict the time required to secure all appropriate regulatory approvals or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain, regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the Company.

Cannabis remains illegal under U.S. federal law.

As of June 2022, cannabis is legal for recreational use in 18 states and legal for medical use in 37 states. On a federal level, all cannabis remains illegal. The federal government classifies cannabis, along with heroin and cocaine, as a Schedule I drug with a high potential for abuse and little to no medical benefit. Despite the development of a regulated cannabis industry under the laws of certain states, these state laws regulating medical and adult cannabis use are in conflict with the Federal Controlled Substances Act, which classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that the Federal government has the right to regulate and criminalize cannabis, even for medical purposes, and thus Federal law criminalizing the use of cannabis preempts state laws that regulate its use. During President Biden’s first year in office, Attorney General Merrick Garland rescinded two key memos that were part of the Trump Administration’s stated regulatory reform agenda: the Sessions Memo, which prohibited Department of Justice (DOJ) components from issuing “guidance documents” that effectively bound the public without undergoing notice-and-comment rulemaking, and the Brand Memo, which prohibited the DOJ from using noncompliance with DOJ’s or other agencies’ nonbinding guidance documents as a basis for affirmative civil enforcement actions. Calling the procedures laid out in the Sessions and Brand memos “overly restrictive,” Attorney General Garland replaced these memos with the Garland memo, which largely makes it easier for the DOJ to issue guidance and to rely on its own or other agencies’ guidance documents in enforcement actions. The Sessions Memo rescinded the Cole Memo which was adopted by the Obama administration as a policy of noninterference with cannabis-friendly state laws. The Sessions Memo shifted federal policy from a hands-off approach adopted by the Obama administration to permitting federal prosecutors across the country to decide how to prioritize resources to regulate cannabis possession, distribution and cultivation in states where cannabis use is regulated. With these changes in policy with every administration, there can be no assurance that federal prosecutors will not prosecute and dedicate resources to regulate cannabis possession, distribution and cultivation in states where cannabis use is regulated which may cause states to reconsider their regulation of cannabis which would have a detrimental effect on the cannabis industry.

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Results of preclinical studies and earlier clinical trials are unpredictive.

We may suffer significant setbacks in our preclinical and clinical trials, and we cannot be certain nor predict such setbacks. This may result from the fact that preclinical and clinical data may be susceptible to varying interpretations and analyses, some products may perform well preclinical studies and clinical trials but fail regulatory approval. This may lead to prolonged development time and adverse effect on commercialization.

Risks Related to our Intellectual Property

If we are unable to obtain and maintain intellectual property protection for our product offerings, or if the scope of the intellectual property protection we obtain is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be impaired.

Our ability to compete successfully will depend in part on our ability to obtain and enforce patent protection for our products, preserve our trade secrets and operate without infringing the proprietary rights of third parties. Filing, prosecuting, and defending patents on our products and other technologies in all countries throughout the world would be prohibitively expensive and time-consuming, and the laws of some foreign countries may not protect our rights to the same extent as the laws of the United States. We may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patents or patent applications at a reasonable cost or in a timely manner, or in all jurisdictions, or at all, or may choose not to do any of the foregoing.

In October 2021 we filed a provisional patent application on certain aspects of our Green product line and this provisional patent application, or any future provisional patent application on certain aspects of our products, is not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of the filing date of the applicable provisional patent application. In cases where we have not obtained, or decided not to obtain, patent protection for certain of our inventions, we may not be able to prevent third parties from practicing our inventions or from selling or importing tests made using our inventions in and into the United States or other jurisdictions.

Moreover, while we have applied for a patent that protect aspects of our products in the United States, we cannot assure you that our intellectual property position, will not be challenged or that all patents for which we have applied will be issued on a timely basis or at all, or that such patents will protect our technology, in whole or in part, or be issued in a form that will provide us with meaningful protection, prevent competitors from competing with us, or otherwise provide us with any competitive advantage. Although patents are presumed valid and enforceable upon issuance, a patent may be challenged as to its inventorship, scope, validity, or enforceability.

Patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the invention claimed in our pending patent application, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are uncertain. Given the amount of time required for the development, testing, and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, any patent portfolio we develop may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may be sued by third parties for alleged infringement of their proprietary rights, which could adversely affect our business, results of operations and financial condition.

There is often litigation between competing companies relying on their respective technologies based on allegations of infringement or other violations of intellectual property rights. Our future success depends, in part, on not infringing the intellectual property rights of others. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. Any such claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering some portion of our products, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or channel partners in connection with any such litigation and to obtain licenses or modify our products, which could further exhaust our resources. Patent infringement, trademark infringement, trade secret misappropriation and other intellectual property claims and proceedings brought against us, whether successful or not, could harm our brand, business, results of operations and financial condition. Litigation is inherently uncertain, and any judgment or injunctive relief entered against us or any adverse settlement could negatively affect our business, results of operations and financial condition. In addition, litigation can involve significant management time and attention and be expensive, regardless of the outcome. During the course of litigation, there may be announcements of the results of hearings and motions and other interim developments related to the litigation. If securities analysts or investors regard these announcements as negative, the trading price of our common stock may decline.

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We may become involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

If we attempt enforcement of our patents or other intellectual property rights, we may be subject or party to claims, negotiations or complex, protracted litigation. These claims and any resulting lawsuits, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our solutions or business operations, or invalidate or render unenforceable our intellectual property

Intellectual property disputes and litigation, regardless of merit, can be costly and disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing our costs of doing business. Such litigation, regardless of its success, could seriously harm our reputation with our channel partners, business partners and patients and in the industry at large. Some of our competitors may be able to sustain the costs of complex patent or intellectual property litigation more effectively than we can because they have substantially greater resources. Any of the foregoing could adversely affect our operating results.

Risks Relating to Our Israel Operations

Our development efforts are headquartered in Israel and, therefore, our results may be adversely affected by economic restrictions imposed on, and political and military instability in, Israel.

Our development headquarters, which houses substantially all of our research and development team, including engineers, machinists, researchers, and clinical and regulatory personnel as well as the facility of our contract manufacturer and final assembly are located in Israel. Our employees, service providers, directors and officers are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could materially and adversely affect our business, financial condition and results of operations and could make it more difficult for us to raise capital. Although we plan to maintain inventory in the United States and Germany, an extended interruption could materially and adversely affect our business, financial condition and results of operations.

Recent political uprisings, social unrest and violence in various countries in the Middle East and North Africa, including Israel’s neighbors Egypt and Syria, are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries and has raised concerns regarding security in the region and the potential for armed conflict. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Any losses or damages incurred by us could have a material adverse effect on our business. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among parties hostile to Israel in areas that neighbor Israel, such as the Syrian government, Hamas in Gaza and Hezbollah in Lebanon. Any armed conflicts, terrorist activities or political instability in the region could materially and adversely affect our business, financial condition and results of operations.

Our operations and the operations of our contract manufacturer may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be additional military reserve duty call-ups in the future. Some of our employees, consultants and employees of the manufacturer of our products, are required to perform annual military reserve duty in Israel and may be called to active duty at any time under emergency circumstances. Our operations and the operations of our manufacturer could be disrupted by such call-ups.

Our sales may be adversely affected by boycotts of Israel.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to sell our products.

Risks Related to this Offering and Ownership of Our Securities

The planned reverse stock split may not result in a proportional increase in the per share price of our common stock.

The effect of our planned reverse stock split on the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that the prices for shares of the common stock after the reverse stock split will increase proportionately to prices for shares of our common stock immediately before the reverse stock split. The market price of our common stock may also be affected by other factors which may be unrelated to the reverse stock split or the number of shares outstanding.

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Furthermore, even if the market price of our common stock does rise following the reverse stock split, we cannot assure you that the market price of our common stock immediately after the proposed reverse stock split will be maintained for any period of time. Moreover, because some investors may view the reverse stock split negatively, we cannot assure you that the reverse stock split will not adversely impact the market price of our common stock. Accordingly, our total market capitalization after the reverse stock split may be lower than the market capitalization before the reverse stock split.

A certain group of the Company’s stockholders may exert significant influence over its affairs, including the outcome of matters requiring stockholder approval.

Currently, a certain group of stockholders, including our Chairperson and Chief Executive Officer, Ora Elharar Soffer (directly and through Beezz Home Technologies Ltd and Citrine S A L Investment & Holdings Ltd) and others, collectively own a majority of the issued and outstanding shares of the Company. As a result, such individuals will have the ability, acting together, to control the election of the Company’s directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of the Company, (ii) a sale of all or substantially all of its assets, and (iii) amendments to its certificate of incorporation. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to the Company’s other stockholders and be disadvantageous to the Company’s stockholders with interests different from those individuals. Certain of these individuals also have significant control over the Company’s business, policies and affairs as officers or directors of the Company. Therefore, you should not invest in reliance on your ability to have any control over the Company.

Our executive officers and directors own, in the aggregate, beneficially own approximately 54% of our outstanding common stock as of the date of this filing. As a result, these persons, acting together, would be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors, any merger, consolidation, sale of all or substantially all of our assets, or other significant corporate transactions.

You may experience future dilution as a result of future equity offerings.

Our certificate of incorporation authorizes the issuance of a maximum of 1,500,000,000 shares of common stock. Any additional financings effected by us may result in the issuance of additional securities without stockholder approval and the substantial dilution in the percentage of common stock held by our then existing stockholders. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may be higher or lower than the price per share in this offering, and investors purchasing shares or other securities in the future could have rights superior to purchases in this offering or other existing stockholders. Also, we have reserved 90,000,000 shares of common stock for issuance pursuant to future awards under the 2018 Equity Incentive Plan. The issuance of such additional shares of common stock, or securities convertible or exchangeable into common stock, may cause the price of our common stock to decline. Additionally, if all or a substantial portion of these shares are resold into the public markets then the trading price of our common stock may decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, which research and reports are not and would not be subject to our control. We currently do not have and may never obtain research coverage by securities analysts, and industry analysts that currently cover us may cease to do so. If no securities analysts commence coverage of our company, or if industry analysts cease coverage of our company, the trading price for our stock could be materially and adversely impacted. In the event we obtain securities analyst coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price may be materially and adversely impacted. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid cash dividends on our capital stock nor are we under any obligation to declare or pay such cash dividends. We currently intend to retain any future earnings to fund our operations and the development and growth of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Our future ability to pay cash dividends on our capital stock may be limited by any future debt instruments or preferred securities. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases to a price above the price you paid for them and you sell such shares.

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A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly.

Of the 942,568,006 shares of our common stock issued and outstanding as of June 28, 2022, of which 125,816,474 shares are freely tradable without restriction by stockholders who are not our affiliates and 816,751,532 shares are “restricted securities” as defined in Rule 144.

In addition, we filed a registration statement on Form S-8 registering the issuance of 90,000,000 shares of common stock reserved for issuance under our 2018 Equity Incentive Plan. Shares registered under this registration statement on Form S-8 are available for sale in the public market subject to vesting arrangements and exercise of options and the restrictions of Rule 144 in the case of our affiliates.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated the net proceeds from this offering for any specific purpose, except, $_______ to repay debt. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering, including for any of the purposes described in the section titled “Use of Proceeds.” You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways you would agree with or ways which are likely to increase the value of your investment. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. It is possible that we will use the net proceeds in a way that does not yield a favorable, or any, return for our company or your investment. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is a limited market for our securities, which may make it more difficult to dispose of our securities and we may fail to sustain trading on Nasdaq, which could make it more difficult for investors to sell their shares.

Our common stock is quoted on OTCQB, under the symbol “CTGL,” and, to date, has traded on a limited basis. We have applied to list our common stock on Nasdaq under the symbol “CTGL.” If our application is not approved, we will not complete this offering. In the event this offering is completed and our common stock is listed on the Nasdaq Capital Market, there is no assurance an active trading market for our common stock will develop or be sustained or that we will remain eligible for continued listing on the Nasdaq Capital Market.

If you purchase our securities in this offering, you will incur immediate and substantial dilution in the book value of your shares. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

The public offering price per share of our common stock and warrants will be substantially higher than the net tangible book value per share of our common stock immediately prior to the offering. After giving effect to the sale of________ shares of our common stock in this offering, at the assumed public offering price of $______ per share, which is the last reported sale price of our common stock on the OTCQB on ____________, 2022, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, purchasers of our common stock in this offering will incur immediate dilution of $_____ per share in the net tangible book value of the common stock they acquire. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

No public market for our Warrants currently exists, and an active public trading market may not develop or be sustained following this offering.

Prior to this offering, there has been no public market for our Warrants. Although we have applied to list our common stock and Warrants on the Nasdaq Capital Market, an active public trading market for our Warrants may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your securities. An inactive market for our common stock may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

The Warrants are speculative in nature.

The Warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to 100% of the public offering price per Unit set forth on the cover page of this prospectus. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants. In the event that our common stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, a holder of Warrants may be unable to profit from exercising such warrants before they expire.

17

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We, our directors and our executive officers have agreed not to sell, dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through and including the date 180 days after the date of this prospectus, subject to certain exceptions. The underwriter may, in its discretion, release the restrictions on any such shares at any time without notice. See “Underwriting.” We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If the price of our common stock fluctuates significantly, your investment could lose value.

Our common stock is quoted on the OTCQB, under the symbol “CTGL,” and, to date, has traded on a limited basis. We have applied to list our common stock on Nasdaq under the symbol “CTGL.” We cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including, but not limited to:

●	our quarterly or annual operating results;
●	changes in our earnings estimates or the failure to accurately forecast and appropriately plan our expenses;
●	failure to achieve our growth expectations;
●	failure to attract new customers or retain existing customers;
●	the effect of increased or variable competition on our business;
●	additions or departures of key or qualified personnel;
●	failure to adequately protect our intellectual property;
●	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
●	changes in governmental or other regulations affecting our business;
●	our compliance with governmental or other regulations affecting our business; and
●	changes in global or regional industry, general market, or economic conditions.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes may not be possible to predict and often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

Delaware law contains provisions that could discourage, delay, or prevent a change in control of the Company, prevent attempts to replace or remove current management and reduce the market price of its common stock.

Provisions in the Company’s certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving the Company that its stockholders may consider favorable. For example, the Company is subject to the anti-takeover provisions of the Delaware General Corporation Law (“DGCL”). Under these provisions, if anyone becomes an “interested stockholder,” the Company may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change in control of the Company. An “interested stockholder” is, generally, a stockholder who owns 15% or more of the Company’s outstanding voting stock or an affiliate of the Company who has owned 15% or more of the Company’s outstanding voting stock during the past three years, subject to certain exceptions as described in the DGCL.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

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These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $____________ after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the option to purchase additional shares is exercised in full, we estimate that our net proceeds will be approximately $___________.

We currently expect that we will use the net proceeds from this offering, together with our existing cash and cash equivalents, to repay approximately $__ million of debt and for other general corporate purposes. This debt matures _______ and has an interest rate of ___%.

We believe that our existing cash and cash equivalents, along with the net proceeds from this offering, together with interest on cash balances, will be sufficient to fund our operating expenses and capital expenditure requirements through at least the next twelve months. The amount and timing of our actual expenditures will depend upon numerous factors, including the progress of our continuing product research, development, the timing and results of our product launch, as well as any collaborations that we may enter into with third parties, and any unforeseen delays or cash needs.

Our expected use of the net proceeds from this offering represents our current intentions based upon our present plans and business conditions. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the progress of our continuing product research, development, the timing and results of our product launch, as well as any collaborations that we may enter into with third parties, and any unforeseen delays or cash needs. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these certain of these activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB under the symbol “CTGL” where it continues to trade on a very limited basis. We have applied to list our common stock on Nasdaq under the symbol “CTGL.”

Stockholders

As of June 28, 2022, there were 110 stockholders of record of our common stock.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock for the foreseeable future, and currently intend to retain any future earnings to fund our operations and the development and growth of our business. Any future determination to declare and pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our board of directors may deem relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022.

●	on an actual basis; and
●	on an as adjusted basis to give effect to (i) our sale of shares of common stock in this offering at the assumed public offering price of $_____ per share, , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (ii) the repayment of approximately $__ million of principal and accrued interests under the outstanding third party loans.

The as adjusted information below is illustrative only and our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of March 31, 2022
	Actual	As Adjusted
Cash, cash equivalents	$293,000
Convertible notes	$1,655,000
Stockholders’ equity:
Common stock, $0.0001 par value; 1,500,000,000 shares authorized, 942,568,006 shares issued and outstanding, actual; ______________ shares authorized, shares issued and outstanding, as adjusted	94,000
Additional paid-in capital	22,043,000
Stock to be issued	44,000
Accumulated deficit	(24,486,000)
Accumulated other comprehensive income	112,000
Total stockholders’ equity (deficit)	$(2,193,000)

Each $1.00 increase (decrease) in the assumed public offering price of $____ per share would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $______ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 100,000 shares in the number of shares we are offering would increase (decrease) the as adjusted amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $____ million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of March 31, 2022, our historical net tangible book value was $(___________) or $(_____) per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by ___________, the number of shares of common stock outstanding on December 31, 2021.

After giving effect to the sale of ____________ of shares of our common stock in this offering at the assumed public offering price of $______ per share, which is the last reported sale price of our common stock on the OTCQB Market on _______________, 2022, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of March, 2022 would have been $______ or $______ per share. This amount represents an immediate increase in net tangible book value of $___ per share to our existing stockholders. Investors purchasing our common stock in this offering will have paid $______ more than the as adjusted net tangible book value per share after this offering.

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The following table illustrates this dilution on a per share basis:

Assumed public offering price per share
Historical net tangible book value per share as of March 31, 2022	$
Increase in net tangible book value per share attributable to new investors	$
Net tangible book value per share after the offering
Dilution per share to new investors

Each $1.00 increase (decrease) in the assumed public offering price of $______ per share would increase (decrease) our net tangible book value after this offering by approximately $__ per share, and increase (decrease) the dilution per share to new investors by approximately $___ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no exercise of the underwrites’ over-allotment option in full.

If the underwriter exercises its over-allotment option in full in this offering, the as adjusted net tangible book value after the offering would be $_____ per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $____ per share and the dilution per share to new investors would be $______ per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with our unaudited condensed consolidated financial statements and the notes to those financial statements for the three months ended March 31, 2022 and 2021 and consolidated financial statements and notes to those financial statements for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Components of Operating Results

The following discussion summarizes the key factors our management believes are necessary for an understanding of our consolidated financial statements.

Revenues

We have not generated any revenues from product sales as of March 31, 2022.

Research and Development Expenses

The process of researching and developing our products is lengthy, unpredictable, and subject to many risks. We expect to continue incurring expenses for the next several years for research and development as we continue to develop products and innovative solutions . We are unable, with any certainty, to estimate either the costs or the timelines in which those expenses will be incurred. Our current development plans focus on the development of plant-based solutions including Green Side by Side Products.

Our research and development costs include costs are composed of:

● internal recurring costs, such as personnel-related and consultants costs (salaries, employee benefits, equity compensation and other costs), materials and supplies, facilities and maintenance costs attributable to research and development functions; and

● fees paid to external parties who provide us with contract services, such as preclinical testing, manufacturing and related testing and clinical trial activities.

Marketing

Marketing expenses consist primarily of salaries, employee benefits, equity compensation, and other personnel-related costs associated with executive and other support staff. Other significant marketing expenses include the costs associated with professional fees to develop our marketing strategy.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, employee benefits, equity compensation, and other personnel-related costs associated with executive, administrative and other support staff. Other significant general and administrative expenses include the costs associated with professional fees for accounting, auditing, insurance costs, consulting and legal services, along with facility and maintenance costs attributable to general and administrative functions.

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Financial Expenses

Financial expenses consist primarily impact of exchange rate derived from re-measurement of monetary balance sheet items denominated in non-dollar currencies. Other financial expenses include bank’s fees and interest on long term loans.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 compared to the Three Months Ended March 31, 2021

The following table presents our results of operations for the three months ended March 31, 2022 and 2021

	Three Months Ended
	March 31
	2022	2021

Revenues	-	-
Cost of sales	-	-
Operating loss	-	-
Research and development expenses	(25,000)	-
Marketing, general and administrative expenses	(315,000)	(1,975,000)
Operating loss	(340,000)	(1,975,000)
Income (expenses) related to convertible loan terms	(379,000)	(122,000)
Other financing expenses, net	(10,000)	(3,000)
Net loss	(729,000)	(2,100,000)

Revenues. Revenues for the three months ended March 31, 2022 and 2021 were $nil.

Research and Development. Research and development expenses for the three months ended March 31, 2022 were $25,000 compared to $nil for the three months ended March 31, 2021 The increase is mainly attributable to expenses related to the development of our Green Botanical product line.

Marketing, general and Administrative Expenses. Marketing, general and administrative expenses consist primarily of professional services, share-based compensation expenses and other non-personnel related expenses such as legal expenses. Marketing, general and administrative expenses decreased from $1,975,000 for the three months ended March 31, 2021 to $315,000 for the three months ended March 31, 2022. The decrease in our marketing, general and administrative expenses is mainly attributable to the decrease in our non-cash share-based compensation expenses offset by increase in professional services expenses.

Financing Expenses, Net. Financing expenses, net for the three months ended March 31, 2022 were $389,000 compared to $125,000 for the three months ended March 31, 2021. The reason for the increase in financial expenses, net was due to $379,000 of expenses related to convertible loan terms.

Net Loss. Net loss for the three months ended March 31, 2022 was $34,000 and is attributable to the reasons discussed above.

Comparison of the Year Ended December 31, 2021 compared to the Year Ended December 31, 2020

	Year Ended
	December 31,
	2021	2020
	U.S. Dollars in thousands
Revenues	-	12
Cost of sales	-	(14)
Operating loss	-	(2)
Research and development expenses	(96)	(17)
Marketing, general and administrative expenses	(3,239)	(8,350)
Gain from deconsolidation of a subsidiary	-	52
Operating loss	(3,335)	(8,317)
Financing expenses, net	(1,181)	(322)
Net loss	(4,516)	(8,639)

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During the twelve months ended December 31, 2021, the Company had no revenue, compared to $12,000 in 2020. The decrease in our revenues is mainly attributable to our selling 90% of the shares we held in Novomic Ltd. (“Novomic”) and focusing on our new strategy and business activity, and, therefore, ceasing to consolidate the financial statements of Novomic.

The Company’s research and development expenses increased to $96,000 composed of ongoing research and development expenses during the twelve months ended December 31, 2021, compared to approximately $17,000 during the prior year. The increase is mainly attributable to expenses related to the development of our Green Botanical product line.

The Company’s marketing, general and administrative expenses during the year ended December 31, 2021, were $3,239,000 compared to $8,350,000 during the year ended December 31, 2020. The decrease in our marketing, general and administrative expenses is mainly attributable to the decrease in our non-cash share-based compensation expenses.

During the twelve months ended December 31, 2021, the Company incurred financial expenses of $1,181,000, as compared to financial expenses of $322,000 during the year ended December 31, 2020. The reason for the increase in financial expense was due to $620,000 of loss from extinguishment in connection with convertible loan restructuring.

As a result of the above, the Company incurred a net loss of approximately $4,516,000 during the twelve months ended December 31, 2021 as compared to a net loss of approximately $8,639,000 in 2020.

Financial Condition, Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. At March 31, 2022, we had current assets of $386,000 compared to total current assets of $349,000 as of December 31, 2021. At March 31, 2022, we had current liabilities of $1,232,000 as compared to $1,064,000 as of December 31, 2021. At March 31, 2022, we had total liabilities of $3,097,000 as compared to $2,495,000 as of December 31, 2021. The increase is mainly attributed to the increase in the balance of accounts payables and accrued expenses and the balance of convertible component in convertible notes.

At March 31, 2022, we had a cash balance of $293,000 compared to the cash balance of $270,000 as of December 31, 2021.

At March 31, 2022, we had a working capital deficiency of $846,000 as compared with a working capital deficiency of $715,000 at December 31, 2021.

On January 5, 2022, Citrine 9 LP (hereinafter “Citrine 9”), one of the related partnership entities (collectively, the “Buyers”) that entered into the Convertible Loan Agreement dated as of April 1, 2020, as subsequently amended (the “Convertible Loan Agreement”) agreed to honor a Draw Down Notice (as defined in the Convertible Note Agreement) for, and advanced to the Company, $180,000 on the same terms and conditions as are specified in the Convertible Note Agreement. The maturity date of the loan is the earlier of July 31, 2023 or at such time as the Company shall have consummated an investment of at least $5 million in Company securities. The terms of the advances under the Convertible note agreement were previously disclosed by the Company in Current Reports on Form 8-K filed on each of April 21, April 23, June 12, 2020 and June 24, 2021. The annual interest on the loan continues to be nine percent (9%). The principal and interest payment on the Note shall be made in New Israeli Shekels (NIS) at the conversion rate which was in effect on the date on which the loan was advanced.

As provided for under the terms of the Convertible Note Agreement, Citrine 9 will be issued 6,666,667 Series A warrants and 6,666,667 Series B warrants for shares of common stock, where the Series A warrants are exercisable beginning July 5, 2022 through July 5, 2024 and the Series B warrants are exercisable beginning July 5, 2022 through July 5, 2025, in each case at an exercise price of $0.5 per share.

Additionally, on January 5, 2022, the Company and the Buyers entered into the Fourth Amendment to the Convertible Note Agreement pursuant to which the following was agreed to:

(i)

The repayment of the principal and accrued interest on all outstanding loans shall be made in New Israeli Shekels (NIS) at the exchange rate which was in effect on the date on which the loan was advanced;

(ii)	The conversion price on all outstanding notes under the Convertible Note Agreement has been adjusted to a conversion price of $0.05 per share

(iii)	The exercise price on all outstanding warrants issued in connection with advances made under the Convertible Note Agreement has been adjusted to an exercise price of $0.05 per share.

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Based on our current cash balances, we believe that we have sufficient funds for its plans for the next twelve months. As the Company is embarking on its activities as detailed herein, it is incurring losses. It cannot determine with reasonable certainty when and if it will have sustainable profits.

The Company’s balance sheet as of December 31, 2021 reflects total assets of approximately $1,055,000 consisting mainly cash and cash equivalents in the amount of approximately $270,000, and investments valued under the measurement alternative in the amount of approximately $450,000. The Company’s balance sheet as of December 31, 2020, reflects total assets of approximately $3,105,000 consisting mainly of cash and cash equivalents in the amount of approximately $206,000, prepaid share based payment to a service provider in the amount of approximately $1,737,000, trading securities in the amount of approximately $522,000 and a short-term loan measured at fair value in the amount of approximately $165,000. The decrease is related mainly to prepaid share-based payment, investment valued under the measurement alternative and trading securities.

As of December 31, 2021, the Company had total current liabilities of approximately $1,064,000 consisting of approximately $838,000 in accrued compensation and accounts payable and accrued expenses in the amount of approximately $226,000. As of December 31, 2020, the Company had total current liabilities of approximately $1,702,000 consisting mainly of convertible notes in the amount of approximately $773,000, accrued compensation in the amount of approximately $304,000 and accounts payable and accrued expenses in the amount of approximately $172,000.

As of December 31, 2021, the Company had negative working capital in the amount of approximately $715,000, compared to positive working capital in the amount of approximately $947,000 at December 31, 2020.

The Company’s total liabilities as of December 31, 2021 and 2020 were approximately $2,495,000 and $1,702,000 respectively.

During the twelve months ended December 31, 2021, the Company used approximately $582,000 in its operating activities. This resulted in operating expenses of approximately $3,335,000, net of non-cash items mainly composed of a decrease in prepaid share based payment to a service provider of approximately $1,737,000, loss from extinguishment in connection with convertible loan restructuring of approximately $620,000, interest accrued on convertible loan of approximately $333,000 and increase in account payables of $589,000.

During the twelve months ended December 31, 2020, the Company used approximately $696,000 in its operating activities. This resulted in operating expenses of approximately $8,315,000, net of non-cash items comprised mainly of an increase in stock-based compensation of approximately $7,422,000, interest accrued on convertible loan of approximately $287,000 and increase in account payables of $258,000.

During the twelve months ended December 31, 2021, the Company’s cash provided by investing activities amounted to $286,000, consisting mainly of $389,000 from sale of trading securities and $164,000 from repayments of short term loan. During the year ended December 31, 2020, the Company’s cash used in investing activities amounted to $615,000 mainly as a result of $450,000 investment valued under the measurement alternative and $145,000 of short term loan.

During the twelve months ended December 31, 2021, the Company’s net cash provided by financing activities was $350,000 composed of proceeds from the issued convertible notes, as compared to net cash provided by financing activities for the year ended December 31, 2020 of approximately $1,170,000 proceeds from the issued convertible notes, $177,000 proceeds from issuance of common stock and $154,000 proceeds from related parties’ loans.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Recently issued accounting pronouncements

Recently issued accounting pronouncements are described in the notes to our financial statements for the three months ended March 31, 2022 and 2021 and for the years ended December 31, 2021 and 2020, which are included herein.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our consolidated financial statements for the three months ended March 31, 2022 and 2021 and for the years ended December 31, 2021 and 2020 and which included in the financial reports attached to this registration statement.

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BUSINESS

Description of our Business and Industry Background:

We are a plant-based wellness & pharma solutions company. Our business activity is primarily composed of developing wellness and pharma solutions, focused on science backed plant-based products to improve quality of life and complementary solutions for balancing side effects caused by using medicines, treatments, or an unbalanced lifestyle.

The global health and wellness market is expected to reach USD 7.6 trillion by 2030, growing at a CAGR of 5.5% from 2021 to 20309 with growing awareness of health and wellness solutions for improving people’s quality of life10.

We are witnessing a global movement of health and wellbeing becoming a priority for the public, further emphasized by the global COVID-19 pandemic. There is increasing recognition that people need to take charge of their own health, improve their quality of life, use natural products, and balance side effects caused by medicines and treatment11.

We believe the power of plant-based solutions from nature can help improve people’s health and quality of life.

We seek to bring to the market wellness and pharma innovative products, such as food supplements, healthy snacks, healthy beverages and natural cosmetics, to help improve people’s health and quality of life and complementary products that aim to balance selected side effects associated with medicines, treatments or an unbalanced lifestyle. Research shows that complementary products can balance side effects associated with medicinal use or treatments. For example, probiotics, natural food supplements are recommended as complementary product to balance side effects associated with the use of antbiotics 12.

We have built an end-to-end strategy to bring to market innovative plant-based wellness and pharma solutions covering the whole spectrum from innovation, research and development, product development, infrastructure for production and manufacturing, distribution, and marketing and sales on a global scale.

Leveraging technology and research, we are focused on developing a products portfolio based on rigorous scientific research ranging from synergistic botanicals, herbal extract, tinctures, medicinal mushrooms together with plant extracts, vitamins, minerals, botanical formulations from seeds, roots, bark, fruits, and a wide variety of plants that contain substances with health-supportive effects. Such supportive effects include, but are not limited to, enhancing oral care, anti-inflammatory properties, relaxation, sleep enhancement, energizing, mood and body balancing, and alleviating side effects.

Our strategy is to bring to market, on a global scale, innovative plant-based wellness and pharma solutions. Covering the whole spectrum from innovation, research and development, product development, infrastructure for production and manufacturing, distribution, marketing and sales.

Our headquarters and top executives are based in Israel, where we operate via our 100%-owned-subsidiary “CTGL Citrine Global Israel Ltd.” and 60%-owned “Cannovation Center Israel Ltd.”

We have strategic alliance and manufacturing agreements with iBOT Israel Botanicals, nutritional supplements’ company and GMP-certified manufacturing facility approved by the Israeli Ministry of Health. As part of our activity with iBOT Israel Botanicals we are developing and manufacturing our product line including the Green Side by Side product line.

Our presence in Israel combined with our close contacts with leading universities, researchers, companies, shareholders and governmental support, which powers us to access the latest technologies, talent, and innovation to bring innovative solutions to the global market.

Our mission is to leverage the power of plant-based solutions from nature to help improve people’s health and quality of life.

We created multi-strategy solutions to realize our mission, the highlights of which include the following:

9 Research, P., 2022. Health and Wellness Market Size to Hit USD 7,656.7 Bn by 2030. [online] GlobeNewswire News Room.

10 NielsenIQ. 2022. An inside look into the 2021 global consumer health and wellness revolution. [online]

11 Sullivan, F., 2022. Increasing Health Consciousness Among Consumers to Shift the Global Prebiotic Ingredients Market. [online] Prnewswire.com.

12 N.A.Kerna, 2018, A complementary medicine approach to augmenting antibiotic therapy current practices in the use of probiotics during antibiotic therapy, International Journal of Complementary & Alternative Medicine

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Developing & Bringing Plant-Based Wellness & Pharma Products to Market:

The plant-based products market is booming with health-conscious consumers spending more on natural products, ranging from nutraceuticals, natural superfoods, beverages, cosmetics, to legal cannabis and the evolving market of botanical and plant-derived drugs. The COVID-19 pandemic has left a lasting impression on consumer behavior, particularly in relation to plant-based nutrition and natural immunity boosters13.

Here are the various growing plant-based product global market segments

●	The nutritional supplements market is expected to reach USD 624.7 billion by 2030[14].
●	The superfoods market is expected to reach USD 287.7 billion by 2027[15].
●	The legal cannabis market is expected to reach USD 70.6 billion by 2028[16].
●	The botanical and plant-derived drug market is expected to reach USD 53 billion by 2026[17].
●	The natural cosmetics market is expected to reach USD 20.8 billion by 2027[18].

We are basing our efforts on technologies to create research and innovation, developing plant-based solutions which include products for improving quality of life and complementary solutions for balancing selected side effects caused by using medicines, cannabis, treatments, or an unbalanced lifestyle.

About Side Effects Caused by Using Medicines, Treatments or an Unbalanced Lifestyle

Side effects are unexpected reactions which may result from using medicines and treatments. There are common side effects, such as dryness in the oral cavity (xerostomia), headaches, dizziness, drowsiness, fatigue, nausea, vomiting, lack of concentration, and impaired appetite that are associated with the use of medicines and treatments19.

The public health impact of harms associated with medicines and treatments is a growing area of investigation, given the expanding pharma industry and widespread availability of drugs and different medical treatments around the world. Current evidence suggests that use of medicines is associated with side effects. Exploring the relationship between drug side-effects and therapeutic indications demonstrates that 69% of drugs have between 10 and 100 different side effects; 22% of drugs have more than 100 side-effects; only 9% of drugs have less than 10 side-effects (Please see Figure 1 below)20

13 Sullivan, F., 2022. Increasing Health Consciousness Among Consumers to Shift the Global Prebiotic Ingredients Market. [online] Prnewswire.com.

14 Research, P., 2022. Nutritional Supplements Market to Hit US$ 624.7 Billion by 2030. [online] GlobeNewswire News Room.

15 Research, I., 2022. Global Superfoods Market Size is Projected To Reach US$ 287.75 Billion by 2027 | Superfoods Market Store, Delivery Options, Emerging Trends 2022 | Segmentation by Product Type, Applications, Regions, & Key-Players (ADM, Ardent Mills, Bunge). [online] GlobeNewswire News Room.

16 Grandviewresearch.com. 2022. Legal Marijuana Market Size Worth $70.6 Billion By 2028.

17 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

18 Mynewsdesk. 2022. Vegan Cosmetics Market is Growing at 6.9% CAGR, Market Size, Share, Statistics, Cosmetics Industry Trends, Leading Company Profiles, Forecast & Estimations to 2027.

19 U.S. Food and Drug Administration. 2022. Learning about Side Effects.

20 P. Zhang, F. Wang, J. Hu, and R. 2013, Exploring the Relationship Between Drug Side-Effects and Therapeutic Indications, PubMed Central, PMCID: PMC3900166; PMID: 24551427

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Figure 1: Exploring drug side-effects: 69% of drugs have between 10 and 100 different side effects

*Illustration Taken from: PubMed – Exploring the Relationship Between Drug Side-

Effects and Therapeutic Indications 21

Treatment of side-effects, or adverse drug reactions, has become a healthcare concern. The new market of Pharmacovigilance, also known as drug safety – the pharmaceutical science relating to the collection, detection, assessment, monitoring, and prevention of adverse effects with pharmaceutical products – is developing and expected to reach $12.48 Billion in 2027. Driving this are increasing public awareness and demand for safer medications and increasing government initiatives to promote drug safety around the globe 22.

Natural plant-based products show great promise in improving quality of life and can be used as complementary products to balance side effects. Antibiotics and probiotics are an excellent use case. Antibiotics are important for treating bacterial infections; however, they can sometimes cause side effects such as diarrhea, liver disease and changes to the gut microbiota. Using probiotics during and after a treatment with antibiotics can help reduce the risk of diarrhea and restore the gut microbiota to a healthy state 23.

Addressing a significant market need, we included in our strategy the development of plant based complementary solutions through wellness as well as clinically developing plant-based pharmaceutical products to address the need to balance selected effects and support people who experience side effects from using medicines, cannabis, and various treatments.

Oral Cavity Dry-Mouth -Xerostomia -Side-Effect

Research has shown that a possible side effect of using cannabis 24, smoking, or using medications, or treatments is oral cavity dryness (xerostomia). It is important to maintain the saliva level in the mouth to prevent problems and damage, as saliva plays a key role in maintaining health in the oral cavity. Saliva contains calcium and phosphorous which protects teeth, helps the digestive system, prevents bad smell through balancing the acidity that comes from food and bacteria, has enzymes that help break down food, washes food scraps and bacteria, and helps speech as pronunciation of movements and syllables is done with saliva and tongue.

Following investigation, we developed the SmokLyTM series of sprays that target to balance the dry mouth side effect (xerostomia) that may result from using medicines, cannabis, smoking or treatments. The SmokLy contains plant extracts distilled from seeds, roots, bark, fruits with active anti-inflammatory substances that encourage saliva production and taste in the oral cavity.

21 P. Zhang, F. Wang, J. Hu, and R. 2013, Exploring the Relationship Between Drug Side-Effects and Therapeutic Indications, PubMed Central, PMCID: PMC3900166; PMID: 24551427 [online]

22 Pharmacovigilance Market Size to Reach 12.48 Billion in 2027 | Industry Trend - Rising Prevalence of Chronic Diseases Worldwide, Increasing Cases of Adverse Drug Reactions and Drug Toxicity and High Consumption of Drugs in Developed Economies, 2022, Bio Space Article [online]

23 Healthline. 2022. What You Should Eat During and After Antibiotics. [online]

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Side Effects from Cannabis Use

Following thorough investigation of cannabis’ side effects, we filed a provisional patent application titled “PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF SIDE-EFFECTS ASSOCIATED WITH THE USE OF CANNABIS, CANNABINOIDS AND RELATED PRODUCTS”, patent No: 63/257,673 in the U.S. Patent & Trademark Office.

There are currently over 200 million cannabis users worldwide and an increased interest in cannabis as a medicine in recent years25. Cannabis was approved for medical use showing benefit in serious medical conditions including cancer, multiple sclerosis, Parkinson’s, epilepsy, chronic pain, and post trauma26. Research indicates that some medical cannabis users experience side effects during their cannabis treatment, which may cause them to discontinue treatment despite good clinical outcomes achieved with the cannabis treatment27.

According to the Mayo Clinic in the US these are the most reported side effects in association with cannabis use28:

●	Headaches
●	Dry mouth and dry eyes
●	Lightheadedness and dizziness
●	Drowsiness
●	Fatigue
●	Nausea and vomiting
●	Disorientation
●	Hallucinations
●	Increased heart rate
●	Increased appetite
●	Impaired attention, judgement, and coordination
●	Worsened manic symptoms in people who have bipolar disorder
●	Increased risk of depression or worsen depression symptoms
●	Increased risk of psychosis in people who have schizophrenia
●	Impaired memory and cognitive function
●	Harmful cardiovascular effects, such as high blood pressure
●	Worsened respiratory conditions
●	Adverse interactions including with alcohol and anticoagulants.

Figure 2: schematic representation of side effects associated with the use of cannabis

*Illustration Taken from: Positive Choices Educational Program29

Our Plant-based products

We believe the power of plant-based solutions from nature can improve people’s health and quality of life. Leveraging technology and research, we are developing plant-based solutions targeting to improve quality of life and complementary products to balance selected side effects caused by medicines, cannabis, treatments, or an unbalanced lifestyle.

Green Side by Side™ Product Line:

GREEN SIDE BY SIDE

GREEN SIDE BY SIDE
MultiTasking
60 Capsules
ReStart
BeCalm
60 Capsules
Trio Mushrooms
60 Capsules
TakeCare
60 Capsules

Figure 3: The Green Side by Side™ Product Line

25 Statista. 2022. Cannabis users worldwide number by region 2011-2019 | Statista. [online]

26 2017. The Health Effects of Cannabis and Cannabinoids.

27 Kudahl, B., Berg, M., Posselt, C., Nordentoft, M. and Hjorthøj, C., 2021. Medical cannabis and cannabis-based medicine show both potential efficacy and potential harms: Cross-sectional comparison with controls on self-rated and interviewer-rated outcomes within the Danish pilot program on medical cannabis. Complementary Therapies in Clinical Practice, 45, p.101476.

28 Mayo Clinic. 2022. What you can expect from medical marijuana. [online]

29 Positive Choices. 2022. Cannabis: Factsheet. [online]

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We developed a wellness plant-based product line under the brand name of Green Side by Side™ .

The Green Side by Side™ includes wellness plant-based product line for improving quality of life and complementary products for balancing selected side effects caused by medicines, cannabis, treatments, or an unbalanced lifestyle. We believe the Green Side by Side is positioned to capture market share in the nutritional supplements market that is expected to reach $625 billion by 203030.

In December 2021 we finalized the first development of dozens of researched plant-based products under our wellness Green Side by Side™ product line in multiple form factors, such as sprays, powders, tablets, capsules, and tinctures. We used innovative technologies and experience to create the products combining a variety of well researched plants including herbal extracts, medicinal mushrooms, vitamins, minerals and variety of researched plants known for their healing qualities that contain substances with different anti-inflammatory properties and a variety of health-supportive effects that are relaxing, sleep enhancing, energizing, mood and body balancing, enhancing oral care and alleviating side effects .

In Q1 2022 we launched in the Israeli market several products from the Green Side by Side product line. We started our initial launch with a local partner, an Israeli medical cannabis company, focusing on the SmokLy series, a line of sprays for the oral cavity to support people with oral cavity dryness (xerostomia), a common side effect experienced by many cannabis users. The local partner distributes the products to medical cannabis pharmacies as complementary products to medical cannabis users. Following an initial trial period, we plan to expand our distribution efforts in the Israeli market for the Green Side by Side product line with retail, pharmacy chains and natural products’ distributors in Israel. We also plan to distribute the Green Side by Side product line in the United States and worldwide with local partners consistent with local regulations.

The products are manufactured in Israel in iBOT Israel Botanicals Ltd under a GMP-certified manufacturing facility approved by the Israeli Ministry of Health.

Our strategy is to offer a variety of family lines in various categories.

1. Oral Cavity Care Family Line

SmokLy Product Family Line targets to balance oral cavity dryness side effect. The Oral Cavity Care Family Line includes the SmokLy TM series of sprays for the oral cavity targeting to balance the dry mouth side effect (xerostomia) that may result from using medicines, cannabis, smoking or treatments. Benefits of the SmokLy series:

■	Contain plant extracts distilled from seeds, roots, bark, fruits with active anti-inflammatory substances that encourage saliva production, taste and can promote saliva production and moisture in the oral cavity.
■	Convenient to use by spraying into the oral cavity
■	Come in 7 different flavors: lemon, strawberry, passion fruit, aniseed, mango, maple and mint

2. The Medicinal Mushrooms Family Line:

Medicinal Mushrooms Family Line targets to balance important body systems.

The Medicinal Mushrooms Family Line is based on researched medicinal mushrooms that have been used for thousands of years in traditional medicine and have been proven to be efficient for various medicinal uses. Medicinal Mushrooms were found to have a wide potential in the treatment and prevention of diseases, including protection of the heart, antioxidant activity, balancing and strengthening the immune and digestive systems, lowering cholesterol and balancing blood sugar. Furthermore, it has been shown to protect other important organs such as the liver, with anti-cancer activity.

30 Research, P., 2022. Nutritional Supplements Market to Hit US$ 624.7 Billion by 2030. [online] GlobeNewswire News Room.

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The Medicinal Mushrooms Family Line includes synergistic combinations of research-based medicinal mushrooms and herbs composed in an herbalist method and made of purely natural ingredients.

The products contain dry form, concentrated powders and extracts of mushrooms and herbals researched and found to benefit headaches, changes in blood pressure, anxiety, fatigue, and sleep disorders. We are harnessing the power of medicinal mushrooms for restoring nutritional balance and strengthening the immune system and other body systems.

3. Booster Family Line

Booster Family Line targets to provide energy and strength. The Booster Family Line contains unique research-based ingredients and herbal extracts with a high concentration of antioxidants composed in an herbalist method. The Booster Family Line products create a synergistic combination of researched plants and natural ingredients that have been shown to have health supportive anti-inflammatory properties, which strengthen the immune system and contribute to an improved overall feeling. Imbalance in the body, resulting from poor diet and unhealthy lifestyle, chronic diseases, weakness of the immune system, and side effects of medicines and treatments may lead to recurrent infections, chronic coughing, weakness, and gastrointestinal disorders. The Booster Family Line includes herbal syrups that are suitable for morning drinking preventively and target to support daily overload as energy and booster products.

4. Balance & Calm Family Line

Balance & Calm Family Line for mood and body balancing. The Balance & Calm Family Line contains research-based herbal formulas composed in an herbalist method including powders and extracts of researched plants that have been demonstrated to have health supporting effects of calming the digestive system, reducing anxiety and fatigue, and improving sleep quality.

The Balance & Calm Family Line serves as support for the digestive system, balancing and strengthening the body, calming and improving sleep quality. Modern lifestyles that include many tasks and heavy stress, with a non-optimal diet, can lead to fatigue, restlessness, pain, and a particularly sensitive digestive system. All of these can also be side effects of taking various medications and having an unbalanced lifestyle. Continuous stress releases toxic substances in the body, which over time can cause significant health problems. Studies showed that reducing stress improves sleep quality through affecting the nervous system. The Balance & Calm Family Line targets to restore and maintain emotional and body balance and calm the digestive and other systems of the body.

5. Personal Protection Family Line:

Personal Protection Family Line targets to prevent contagion with viruses and bacteria. The Personal Protection Family Line contains research-based balanced combinations of plants, vitamins and minerals composed in an herbalist method, which together form a shell that supports the proper functioning of many body systems, giving an incentive to the immune system and preventing contagion with viruses and bacteria. In the current reality of pandemics, such as COVID-19, and the widespread use of medicines and treatments we believe it is important to balance and nurture different body systems and to strengthen the immune system.

Our IP Strategy and R&D Roadmap

Our IP strategy and R&D roadmap include developing plant-based wellness and pharma solutions, building our patent portfolio, conducting clinical trials, advancing products through regulatory approvals, and bringing innovative products to market.

Currently we have a provisional patent application, and as part of our IP strategy, we plan to build a patent portfolio. We are also considering purchasing patents and IP .

Our straegy includes developing wellness, OTC products and plant-based medicines for the botanical and plant-derived drug market including:

●	Developing products portfolio based on rigorous scientific research ranging from synergistic botanicals, herbal extract tinctures, medicinal mushrooms together with plant extracts, botanical formulations from seeds, roots, bark, fruits and a wide variety of plants that contain substances with health-supportive effects. Such supportive effects include, but aren’t limited to, enhancing oral care, anti-inflammatory properties, relaxation, sleep enhancement, energizing, mood and body balancing and alleviating side effects.

●	Researching plant-based medicines for the botanical and plant-derived drug market. Botanical drugs are derivative of medicinal plants and may contain algae, plant-based substances and fungi. Botanical and plant derived drugs help in the treatment of various diseases, such as central nervous system disorders, infectious diseases, cardiovascular diseases, and respiratory diseases and are available in various forms, such as pills, tablets, and injections. The key factors driving this market are growing applications in diseases, growing FDA approvals and a dedicated Botanical Drugs Approval pathway, technological development in the manufacturing process, and rising demand for and focus on traditional and natural source medicines[31].

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Our research and development program includes:

●	Developing wellness plant-based product portfolio across the range from scientific and research-based plants, such as herbal extracts, medicinal mushrooms, and other natural ingredients
●	Developing complementary products portfolio for balancing selected side effects caused by medicines, treatments, cannabis, aging, stress, and an unbalanced lifestyle
●	Expanding the Green Side by Side TM product line
●	Researching and developing pharma solutions with the mission of developing plant-based medicines and botanical drugs
●	Building patent portfolio
●	Building clinical trials program & portfolio
●	Registering products for regulatory approval
●	Building the infrastructure for production and innovation centers to leverage IP & competitive advantage in developing and manufacturing wellness to pharma plant-based products
●	Currently the Green Side by Side product line does not include any cannabis, cannabinoid, or cannabis related components. However, pending changes in the regulatory and market landscape, we may consider developing cannabis, cannabinoid, and related products.

Provisional Patent Application

In October 2021 we filed a provisional patent application for “PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF SIDE-EFFECTS ASSOCIATED WITH THE USE OF CANNABIS, CANNABINOIDS AND RELATED PRODUCTS”, patent No: 63/257,673 in the U.S. Patent & Trademark Office. The patent application describes certain side effects of cannabis use, the needs, technologies and solutions to support medical cannabis users who experience side effects related to their cannabis treatment.

Green Vision CenterTM Production and Innovation Center for Plant-based Wellness & Pharma Products

Green Vision Center is part of our strategy to create end-to-end plant-based solutions covering all the infrastructure, facilities, and activities required for developing, manufacturing, and bringing to market innovative plant-based wellness and pharma products.

Figure 5: Green Vision Center Israel Building Demonstration

All image rights are reserved to the Company and are for illustration purposes only and do not bind the company.

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Green Vision Center Israel

In February of 2022, we completed the acquisition from the Israel Lands Authority (ILA) of 125,000 sq ft (11,687 sq meters or approximately three acres( of industrial land in Yerucham, a city in southern Israel, to build Green Vision Center Israel. Approximately 90% of the acquisition cost was provided by Israeli government programs that encourage industrial development and includes additional grants and tax incentives.

Green Vision Center israel will include ~ 65,000 sq. ft. (~ 5,800 sqm) a first-of-its-kind center’s infrastructure and facilities will be focused on the development and production of wellness & pharma plant-based products and planned to include:

●	Manufacturing facilities for botanicals and nutritional supplements
●	Manufacturing facilities for pharma plant-based products & botanical drugs
●	Manufacturing facilities for healthy snacks & beverages
●	Manufacturing facilities for plant-based cosmetics
●	Manufacturing facilities for medical cannabis and related products
●	R&D laboratories for development, clinical studies, and quality control testing
●	Distribution and global logistics center
●	Management and consultant offices
●	Conference , training & visitor center

Green Vision Center Israel: Planned Divisions and Internal Design

Manufacturing facilities for medical cannabis and related products,
Logistics & distribution
Manufacturing facilities for botanicals and nutritional supplements
Manufacturing facilities for plant-based cosmetics
Manufacturing facilities for pharma plant-based products & botanical drugs
QA labs
Manufacturing facilities for healthy snacks & beverages
Management offices
Consultants area
R&D labs
Visitor and training center

Figure 6: Green Vision Center Israel Planned Internal Design

**All image rights are reserved to the Company and are for illustration purposes only and do not bind the company

Green Vision Center Israel was designed by Avner Sher, one of Israel’s most highly regarded architects . Its design includes a unique roof in the shape of a lotus flower and will be built with solar panels and according to ecological green principles of saving energy.

The center will be constructed by a professional project construction company and sub-contractors that will oversee all aspects of the building including interfacing and obtaining all facilities and products relevant licenses and regulatory approvals, the requisite building permits and other required authorizations.

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Our Business Model for the Green Vision Center includes:

●	Production & sales of our branded products;
●	Production & services to third parties;
●	Full turnkey solutions for all the services that the center can provide, including R&D, QA, production, market positioning, and sales;
●	Partnerships and collaborations with international companies in the wellness and pharma industries that are interested in establishing an innovation and production infrastructure in Israel;
●	Mergers & acquisitions and strategic partnership activities; and
●	Partnerships based on models of profit sharing.

Our mission is to become a leading worldwide production and innovation center for natural plant-based products and health, wellness, and pharma solutions and to bring partners, market leaders, companies, technologies, and scientific collaborations from Israel and around the world.

Israel as a Source of Innovation

Our presence in Israel combined with our close contacts with leading universities, researchers and companies empowers us to access the latest technologies, talent, and innovations and bring them to the global market.

We chose to focus on Israel for the following reasons:

●	Israel is well positioned as a leader in technology with a critical mass of technology companies, researchers, and scientists[32].
●	Israel is considered a pharma powerhouse and a world leader in clinical trials due to its advanced regulatory environment and local experience[33].
●	The Israeli government views technological innovation a major growth engine for the Israeli economy and supports it.
●	Our headquarters, top executives and strategic partners are based in Israel, where we have been operating for years and have a strong network with Israeli companies, universities, labs, entrepreneurs, and businesses.
●	We acquired land in the south of Israel, backed by government support, to build the Green Vision Center™, a first-of-its-kind production and innovation center for plant-based wellness & pharma products.

Creating a Global Network & Growth Strategy

A core part of our strategy includes building a worldwide network with local teams, partners, subsidiaries, Green Vision Centers, strategic partnerships, collaborations, and mergers & acquisitions of technology and distribution companies.

Initially, we are planning to build infrastructure for business development and sales with local teams in North America and Europe.

Our strategy includes various business models that are intended to bring new products to market leveraging, and thereby, maximizing company’s value, building the company’s intellectual property and growth strategy that includes mergers & acquisitions of technology and distribution companies.

Go to Market Strategy and Prospective Revenue Sources

The plant-based wellness & pharma market is booming, with health-conscious consumers spending more on natural products ranging from nutraceuticals, natural superfoods, beverages, and cosmetics to legal cannabis and the evolving market of botanical and plant-derived drugs.

●	The nutritional supplements market is expected to reach USD 624.7 billion by 2030[34].
●	The superfoods market is expected to reach USD 287.7 billion by 2027[35].
●	The legal cannabis market is expected to reach USD 70.6 billion by 2028[36]
●	The botanical and plant-derived drug market is expected to reach USD 53 billion by 2026[37].
●	The natural cosmetics market is expected to reach USD 20.8 billion by 2027[38].

37 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

32 PwC-Startup Nation Central Report Explores Israel’s Multinational Innovation Ecosystem

33 Portfolio of Israeli companies Life science and Clean-tech sectors October 2020

34 Research, P., 2022. Nutritional Supplements Market to Hit US$ 624.7 Billion by 2030. [online] GlobeNewswire News Room.

35 NielsenIQ. 2022. An inside look into the 2021 global consumer health and wellness revolution. [online]

36 Grandviewresearch.com. 2022. Legal Marijuana Market Size Worth $70.6 Billion By 2028. [online]

37 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

38 Mynewsdesk. 2022. Vegan Cosmetics Market is Growing at 6.9% CAGR, Market Size, Share, Statistics, Cosmetics Industry Trends, Leading Company Profiles, Forecast & Estimations to 2027. [online]

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The wellness products are sold through different distribution channels which include online digital direct sales, online retailer websites, physical shops and retailers including food, drug, and mass merchandise retail networks. We are currently focused on building a B2B distribution network worldwide with select local partners who will be handling import, distribution, marketing, and sales while adhering with local regulations.

Our strategy for generating revenue in the near term and future include:

●	Sales of our proprietary products including Green Side by Side product line
●	Commercialization and licensing our future IP, products & brands.
●	Mergers & acquisitions and strategic partnership activities

Competition

The wellness and pharma industries are very crowded and competitive. Many companies, from startups to corporate giants, operate in these spaces.

Plant-based wellness sector: Nutritional supplements

The Nutritional supplements and OTC wellness products markets are growing thanks to increased attention to natural prodcuts, health and prevention by the consumers and increased health care costs and search for alternatives to cure specific problems.

Some of the key players in this market are Herbalife Nutrition Ltd., Amway Corp., Abbott, Arkopharma, Bayer AG, Glanbia PLC, Pfizer Inc., ADM, and Ayanda39.

Botanical Drugs

The botanical and plant-derived drug market is expected to reach $53 billion by 2026.

Botanical drugs are derivative of medicinal plants and may contain algae, plant-based substances and fungi. Botanical and plant derived drugs help in the treatment of various diseases, such as central nervous system disorders, infectious diseases, cardiovascular diseases, and respiratory diseases and are available in various forms, such as pills, tablets, and injections.

The key factors driving this market are:

●	Growing applications of Botanical drugs in diseases
●	Growing FDA approvals and a dedicated Botanical Drugs Approval pathway
●	Technological development in the manufacturing process,
●	Rising demand for and focus on traditional and natural source medicines[40].

Large companies are involved in this market with the major players including Bayer AG, Boehringer Ingelheim International GmbH, F. Hoffmann La Roche Ltd., Jazz Pharmaceuticals Plc, Johnson and Johnson Inc., Merck KGaA, Mitsubishi Chemical Corp., Novartis AG, Sanofi SA, and Tilray Inc.41.

39 MarketView Research: Dietary Supplements Market Size, Share & Trends Analysis Report By Ingredient (Vitamins, Minerals), By Form, By Application, By End User, By Distribution Channel, By Region, And Segment Forecasts, 2022 - 2030

40 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

41 Technavio Report: Botanical and Plant-Derived Drugs Market by Type and Geography - Forecast and Analysis 2022-2026

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We have differentiated ourselves through our end-to-end strategy of bringing to market innovative plant-based wellness and pharma products covering the whole spectrum from research, product development, building the infrastructure, manufacturing, and marketing. We built the following strategy and unique business model that can support our ability to remain competitive:

●	We are leveraging technology and research and focus on developing plant-based wellness and pharma solutions to improve quality of life and complementary products for balancing selected side effects caused by medicines and treatments, cannabis, aging, stress, and an unbalanced lifestyle

●	We have the ability to develop innovative products and solutions that meet customer and market needs

●	We develop our IP strategy by building patent portfolio, conducting clinical studies, and obtaining regulatory approvals

●	We have a leading experienced team and partners with proven track record in technology, high-tech and biotech and proven experience in bringing companies to global success

●	Our presence in Israel combined with our close contacts with leading universities, researchers and companies powers us with the latest technologies, talent, and innovation and to offer innovative solutions to the global market.

●	Potential partnerships and other collaborations with international companies in the wellness and pharma industries

The Health & Wellness Industries Global Market Size and Potential:

The global health and wellness market is expected to reach USD 7.6 trillion by 2030, growing at a CAGR of 5.5% from 2021 to 2030. The hectic, unbalanced lifestyle has resulted in the prevalence of lack of proper diet and sleep, stress, depression, anxiety, cancer, diabetes, and various other health related issues. Lack of proper diet has resulted in the reduced intake of essential nutrients and minerals required for the healthy and active functioning of the human body. Precedence research identifies growth opportunities to the health and wellness market players across the globe in the adoption of smart technologies and innovative ways in manufacturing various health and wellness products, nutritional supplements, healthy snacks and beverages, the growing biopharmaceutical industry and development of botanical drugs 42.

Health and wellness have been found by Nielsen IQ researchers to be the most powerful consumer force of 2021. In contrast to the unpredictable nature of COVID-19, consumers are being very deliberate with their choices. A survey conducted discovered that consumers emphasize having meaningful and purposeful living, health management, strength and wellness, mental health and stability, happiness, social connections, environmental betterment, balance, and fulfillment. We are witnessing a global movement of health and wellbeing becoming a priority for the public, further emphasized by the global COVID-19 pandemic. There is increasing recognition that people need to take charge of their own health, improve their quality of life, use natural products, and balance side effects caused by medicines and treatment43.

The Plant-Based Global Market Size and Potential:

The plant-based products market is booming with health-conscious consumers spending more on natural products, ranging from nutraceuticals, natural superfoods, beverages, cosmetics to legal cannabis and the evolving market for botanical and plant-derived drugs. For example:

●	The nutritional supplements market is expected to reach USD 624.7 billion by 2030[44].
●	The superfoods market is expected to reach USD 287.7 billion by 2027[45].
●	The legal cannabis market is expected to reach USD 70.6 billion by 2028[46].
●	The botanical and plant-derived drug market is expected to reach USD 53 billion by 2026[47].
●	The natural cosmetics market is expected to reach USD 20.8 billion by 2027[48]

42 Research, P., 2022. Health and Wellness Market Size to Hit USD 7,656.7 Bn by 2030. [online] GlobeNewswire News Room.

43 NielsenIQ. 2022. An inside look into the 2021 global consumer health and wellness revolution. [online]

44 Research, P., 2022. Health and Wellness Market Size to Hit USD 7,656.7 Bn by 2030. [online] GlobeNewswire News Room.

45 NielsenIQ. 2022. An inside look into the 2021 global consumer health and wellness revolution. [online]

46 Grandviewresearch.com. 2022. Legal Marijuana Market Size Worth $70.6 Billion By 2028. [online]

47 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online]

48 Mynewsdesk. 2022. Vegan Cosmetics Market is Growing at 6.9% CAGR, Market Size, Share, Statistics, Cosmetics Industry Trends, Leading Company Profiles, Forecast & Estimations to 2027. [online]

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The Global Nutritional Supplements Market

The global nutritional supplements market is expected to reach USD 624.7 billion by 2030 and is expanding growth at a CAGR of 7.1% over the forecast period 2021 to 2030 with plant-based supplements containing natural ingredients and extracts of plants and mushrooms that have a beneficial biological effect49. The global superfoods market is expected to reach USD 214.95 billion by 2027 with superfoods being foods that have a very high nutritional density. This means they provide a substantial amount of nutrients and very few calories. They contain a high volume of minerals, vitamins, and antioxidants.

Growth in the nutritional supplements is driven by growing awareness of health and safety in the traditional pharma, food, and beverage industries as well as higher healthcare costs. Authentic consumption has become a major food and beverage trend as consumers increasingly seek natural ingredients. Products such as ginseng, echinacea, ginkgo biloba, and garlic, the top selling botanical products are considered natural remedies for inflammation and infections. This is further driven by the COVID-19 pandemic, with consumers looking to strengthen the natural immune system. This is also driving growth of vitamins and minerals and moving towards natural colorant-based plant juice products, since they provide better and long-lasting protection from viruses and bacteria. In addition, botanicals and nutritional supplements are widely used by people who suffer from diseases related to weight management, clinical nutrition, digestive health (gut health problems), immunity, diabetes, and cardio fitness, either as treatment or prevention50.

The market demand for Nutritional Supplements is driven by51:

●	Increasing attention to health and prevention by the consumers
●	Greater customization of needs for different segments of the population
●	Increased health care costs and search for alternatives to cure specific problems
●	The growth in demand for supplements is mainly driven by probiotic supplements, Fatty Acids (i.e. fish oils) and protein supplements
●	Herbal/Botanical Supplements usage has emerged as a popular complementary and alternative medicine or supplement to modern medicine
●	Rising consumer awareness regarding the severity of digestive disorders, stimulate the growth of the Enzymes segment.

The Botanical and Plant-derived Drug Market

The global botanical and plant-derivative drug market is anticipated to grow to $53 billion by 2026 driven by growing applications in diseases, technological developments in manufacturing processes and a growing focus and demand for naturally sourced medicines52.

Botanical drugs are derived from natural sources, plants and mushrooms, and are considered to have fewer side-effects as compared to synthetic drugs while showing high efficacy in helping to treat different medical conditions and chronic diseases53.

The important driver for growth in the global botanical and plant-derivative drug market is its growing applications in diseases. Botanical drugs are derivative of medicinal plants and may contain algae and vegetable substances, along with macroscopic fungi. These may assist in the treatment of various diseases, such as central nervous system disorders, infectious diseases, cardiovascular diseases, and respiratory diseases. Botanical and plant derivative drugs are available in various forms, such as pills, tablets, and injections54.

The Botanical and plant-derivative drug market is primarily driven by the following factors 55

●	Growing applications in diseases
●	Growing FDA approvals
●	Technological development in the manufacturing process
●	Rising demand for traditional medicines
●	Growing focus on natural source medicines

49 Research, P., 2022. Nutritional Supplements Market to Hit US$ 624.7 Billion by 2030. [online] GlobeNewswire News Room.

50 PwC “Vitamins and Dietary Supplements Market Overview Report, https://www.pwc.com/it/it/publications/assets/docs/Vitamins-Dietary-Supplements-Market-Overview.pdf

51 PwC “Vitamins and Dietary Supplements Market Overview Report, https://www.pwc.com/it/it/publications/assets/docs/Vitamins-Dietary-Supplements-Market-Overview.pdf

52 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

53 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

54 Sciences, L. and Discovery, D., 2022. Global Botanical and Plant-Derived Drugs Market 2022-2026. [online] Marketresearch.com.

55 2018-2026, G. and 2018-2026, G., 2022. Botanical and Plant Derivative Drug Market - Global Forecast 2018-2026. [online] Inkwood Research.

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The Global Cannabis Market

The global legal cannabis market size is expected to reach USD 70.6 billion by 2028 driven mainly by increased legalization of cannabis for medical and adult-use and the growing adoption of these products for the treatment of chronic diseases56.

There are currently over 200 million cannabis users worldwide and an increased interest in cannabis as a medicine in recent years57. Cannabis was approved for medical use showing benefit in serious medical conditions including cancer, multiple sclerosis, Parkinson’s, epilepsy, chronic pain, and post trauma. Research indicates that some medical cannabis users experience side effects during their cannabis treatment, which may cause them to discontinue treatment despite good clinical outcomes achieved with the cannabis treatment58.

The Global Natural Cosmetics Market

The global natural cosmetics market is projected to reach USD 24.26 billion by 2027 driven mainly by increasing demand for harmful chemical-free cosmetics, rising awareness against the use of animal derivatives and growing social media movements endorsing naturally derived products59.

The cosmetic and personal care segment of botanicals is also on the rise with companies increasingly discovering novel herbal ingredients as consumers are seeking more natural products with ingredients that are of plant origin: extracts or oils obtained from raw plant materials. Natural cosmetics are cosmetics that have ingredients of plant origin. The absence of chemical compounds and animal-by products are specifically suited to sensitive skin people. The natural cosmetic products are biodegradable and environmentally friendly. Many companies in the field focus on the production of natural cosmetics that are cruelty-free as these products have increasing demand60.

Side Effects and Drug Safety/Pharmacovigilance Evolving Market

The public health impact of harms associated with medicines and treatments is a growing area of investigation, given the expanding pharma industry and widespread availability of drugs, and different medical treatments around the world.

Current evidence suggests that use of medicines, and medical treatments are associated with a series of side effects. For example, exploring the relationship between drug side-effects and therapeutic indications demonstrate that 69% of drugs have between 10 and 100 different side effects; 22% of drugs have more than 100 side-effects; only 9% of drugs have fewer than 10 side-effects (Please see Figure 7 below)61

56 Research, P., 2022. Health and Wellness Market Size to Hit USD 7,656.7 Bn by 2030. [online] GlobeNewswire News Room.

57 Statista. 2022. Cannabis users worldwide number by region 2011-2019 | Statista.

58 2017. The Health Effects of Cannabis and Cannabinoids.

59 Mynewsdesk. 2022. Vegan Cosmetics Market is Growing at 6.9% CAGR, Market Size, Share, Statistics, Cosmetics Industry Trends, Leading Company Profiles, Forecast & Estimations to 2027. [online]

60 Mynewsdesk. 2022. Vegan Cosmetics Market is Growing at 6.9% CAGR, Market Size, Share, Statistics, Cosmetics Industry Trends, Leading Company Profiles, Forecast & Estimations to 2027.

61 P. Zhang, F. Wang, J. Hu, and R. 2013, Exploring the Relationship Between Drug Side-Effects and Therapeutic Indications, PubMed Central, PMCID: PMC3900166; PMID: 24551427

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Figure 7: Exploring drug side-effects: 69% of drugs have between 10 and 100 different side effects

*Illustration Taken from: PubMed - Exploring the Relationship Between Drug Side-Effects and Therapeutic Indications 62

Drug side-effects, or adverse drug reactions, have become a healthcare concern. The new market of Pharmacovigilance, also known as drug safety—the pharmaceutical science relating to the collection, detection, assessment, monitoring, and prevention of adverse effects with pharmaceutical products—is developing and expected to reach $12.48 billion in 2027. Driving this are increasing public awareness and demand for safer medications and increasing government initiatives to promote drug safety around the globe63.

Regulatory Environment

In every jurisdiction in which we plan to operate, we will be subject to extensive governmental regulations on the formulation, manufacturing, packaging, labeling, advertising, promoting, importing, distributing, shipping, and selling our products, may they be nutritional supplements, cosmetics, foods, or any other category.

Prior to commencing operations and/or permitting sales of our products in the market, we may be required to obtain an approval, license, or certification from the relevant country’s ministry of health or another responsible agency. Prior to entering a new market, we plan to work with local authorities, either directly or via our local partner, to obtain the requisite approvals. The approval process usually requires us to present each product and product ingredients and, in some cases, arrange for testing of products by local technicians for ingredient analysis

We or our local partners would need to obtain various regulatory approvals and licenses for our different product lines and activities, including production of botanicals, nutritional supplements, natural snacks and beverages, and natural cosmetics. We intend to obtain all regulatory approvals required for different product categories in the different countries in which we will operate either directly or through our local partners.

We describe in this section primarily the material regulations that are currently applicable to our products.

Regulatory Environment for the Green Side by Side Products

While the number of people using nutritional supplements and herbal medicine products continues to increase in many countries, the regulations for these products vary by territory. In some countries supplement use is limited to general health and well-being while in other countries they are permitted for use as medicinal products. To date, there is little consensus from country to country on the scope, requirements, definition, or even the terminology in which the nutritional supplement and herbal medicines categories could be classified.64

Our Green Side by Side products are regulated in Israel as nutritional supplements and meet all regulatory compliance requirements for nutritional supplements in Israel. iBOT Israel Botanicals, our manufacturing facility for the Green Side by Side product line, is approved by the Israeli Ministry of Health and is GMP-certified.

We expect to launch the Green Side by Side products in Europe in the first half of 2023. We will obtain all relevant regulatory approvals for the Green Side by Side products before launching them in other territories, such as European countries and the U.S..

The Israeli Ministry of Health maintains a comprehensive list of authorized nutritional supplements for marketing. This list includes over a thousand different vitamins, minerals, amino acids, and herbs including their extracts. Items under this list can be legally marketed, however, no medical claims can be made without adequate supporting information. The final products can be in various forms such as powders, tablets, hard or soft capsules, liquids, including oils and tinctures. Each product must be manufactured under GMP conditions and be approved by the Ministry of Health prior to selling.

Regulatory Compliance for the Green Vision Center Israel

We acquired 125,000 sq ft (11,687 sqm), or approximately three acres, of industrial land in the south of Israel upon which a 65,000 sq. ft. (~5,800 sqm) facility will be built composed of manufacturing plants, laboratories, logistics, import and export, offices, training, conference center, and an international visitor complex. The center will be constructed by a real estate professional project construction company and regulatory consultants in the relevant fields that will obtain the required authorizations.

We intend to obtain all necessary regulatory approvals and licenses for the Green Vision Center’s production and operation facilities and products.

62 P. Zhang, F. Wang, J. Hu, and R. 2013, Exploring the Relationship Between Drug Side-Effects and Therapeutic Indications, PubMed Central, PMCID: PMC3900166; PMID: 24551427 [online]

63 BioSpace. 2022. Pharmacovigilance Market Size to Reach 12.48 Billion in 2027 | Industry Trend - Rising Prevalence of Chronic Diseases Worldwide, Increasing Cases of Adverse Drug Reactions and Drug Toxicity and High Consumption of Drugs in Developed Economies | BioSpace. [online]

64 Thakkar, S., Anklam, E., Xu, A., Ulberth, F., Li, J., Li, B., Hugas, M., Sarma, N., Crerar, S., Swift, S., Hakamatsuka, T., Curtui, V., Yan, W., Geng, X., Slikker, W. and Tong, W., 2020. Regulatory landscape of dietary supplements and herbal medicines from a global perspective. Regulatory Toxicology and Pharmacology, 114, p.104647.

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Corporate Diagram

*See above detailed description of the share purchase agreement with Nanomedic.

** Represents shares retained after selling 90% we held in Novomic Ltd. (“Novomic”) and focusing on our new strategy and business activity, and, therefore, ceasing to consolidate the financial statements of Novomic.

Our registered office address in the State of Delaware is c/o Business Filings Incorporated, 108 West 13th St., City of Wilmington, County of Newcastle, Delaware 19801, and the address of our primary executive office is 4 Haogen Street Herzliya, Israel. Our website address is www.citrine-global.com.

Properties

Through our subsidiary Cannovation Israel Center, in February of 2022, we completed the acquisition of 125,000 sq ft (11,687 sq meters), or approximately three acres, of industrial land in Yerucham, a city in southern Israel, to build the Green Vision Center Israel with Israeli government’s support. Under the Development Agreement entered into with the Israel Lands Authority (“ILA”), Cannovation Ltd. will build and develop the Green Vision Center in accordance with by the time frames, terms and conditions of the agreement. Typically, the initial time frame for completing the development is four (4) years, subject to extensions that the ILA may approve. Upon completion of the development within the time frames and other requirements specified in the Development Agreement, then Cannovation Ltd. will be entitled subject to Israeli law to long term lease agreement (49 years) to the land (equivalent to ownership rights as most of the land in Israel is government owned and when marketed usually the developers are granted with development/long lease rights). Our subsidiary, Cannovation Ltd., holds title to the land under the Development Agreement. Cannovation Ltd. is developing its Green Vision Center as development and production of wellness & pharma plant-based products, including botanical solutions, nutritional supplements, vitamins, healthy snacks & beverages, natural cosmetics, medical cannabis & cannabinoid-based products, plant-based pharma products and botanical drugs, and it is planned to include manufacturing plants, laboratories, logistics, import and export, offices, training, conference center, and an international visitor complex.

We lease approximately 100 square meters of facilities located in Herzliya industrial zone, Israel, under an agreement for office space and services that expires on August 30, 2022. We are paying a monthly rent of 1630 NIS (approximately $5,460).

Consultants

We currently engage 18 consultants, including our officers, on a part- time basis, working in various fields of management, research and development, product management, marketing and regulatory advice. Most of our activities are done with external consultants and professional companies that provide us the required services.

We are subject to Israeli labor laws and regulations with respect to our employees located in Israel. These laws and regulations principally concern matters such as pensions, paid annual vacation, paid sick days, length of the workday and workweek, minimum wages, overtime pay, insurance for work-related accidents, severance pay and other conditions of employment. Our employees are not represented by a labor union. We consider our relationship with our employees to be good. To date, we have not experienced any work stoppages.

Legal Proceedings

We are not currently subject to, and our property is not the subject of, any material legal proceedings.

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MANAGEMENT

Directors and Executive Officers

The table below sets forth information about our directors and executive officers:

Name	Age	Positions

Ora Elharar Soffer	56	Chairperson of the Board of Directors and Chief Executive Officer

Ilanit Halperin	50	Chief Financial Officer, Director

Ilan Ben Ishay	52	Director

Doron Birger	70	Director

David Kretzmer	69	Director

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Ora Elharar Soffer has been serving as our Chair of the Board and Chief Executive Officer since February 2020. Ms. Elharar Soffer is the entrepreneur behind the company and also the head of strategic business development. Additionally, Ms. Elharar Soffer is the founder, CEO and chairperson of Cannovation Center Israel Ltd.

Ms. Elharar Soffer serves as director or advisory board member in various companies. Ms. Elharar Soffer is the co-founder and CEO of Citrine SAL Investment & Holdings an Israeli company, that invests in various fields of companies and technologies and include Citrine S A L Biotech Funds, which specializes in healthcare, wellness solutions, digital health, medical devices, food tech, and botanical nutraceuticals, and Citrine S A L High-Tech Funds, which specializes in high-tech, cyber, IoT, technologies and public companies. Citrine S A L invested in various companies such as Nicast Ltd., Nanomedic Ltd., WellBe Digital Ltd., Biocep Ltd., Improdia Ltd., Intelicanna Ltd., iBOT Israel Botanicals Ltd., Cannbit Pharmaceuticals Ltd. Novomic Ltd., Dario Health, and BSP Medical, ICB - Israel China Biotechnology.

Ms. Elharar Soffer serves as director of Nicast Ltd., Nanomedic Ltd., Biocep Ltd., iBOT Israel Botanicals Ltd., Beezhome Technologies Ltd, Beyond Blade Ltd, Citrine SAL investment & holdings Ltd, Citrine SAL high tech Ltd and Citrine S A L Biotech Ltd.

Ora was Co-Founder and CEO of Chip PC Technologies, managing and leading the company from Startup stage to going public and becoming an international technology company. Ora was also co-founder of Xseed Ltd. that was sold to Elbit Systems and OR1 Investment Ltd. She is also an investor, shareholder and founder in Beezzhome Technologies Ltd., Beyond Blade Ltd, and Citrine S A L Group.

Ms. Elharar Soffer is a member of the Peres Center for Peace and Innovation and of Springboard Enterprises, a global organization accelerating women’s leadership in technology and biotech companies.

Ms. Elharar Soffer completed Management Studies in the Technion - Israel Institute of Technology, and is based in Israel.

The Board believes that Ms. Elharar Soffer’s extensive history, association with and knowledge of the Company, and years of experience ideally situate her to serve on our Board.

Ilanit Halperin has been serving as our Chief Financial Officer since May 2020 and Director since February 2020. Ms. Halperin worked for over 21 years in one of the six largest accounting firms in Israel, for the last 11 years as a partner. She then set up her own office providing CPA and financial consulting and management services. For many years Ms. Halperin has accompanied public and private companies in Israel and abroad in diverse sectors, including industrial companies, real estate companies, technology companies, and tourism companies. Ms. Halperin has extensive experience in auditing and preparing financial statements according to Israeli, international (IFRS) and US GAAP standards. Ms. Halperin specializes in accompanying early and mature stage companies, providing, inter alia, tax advice, general financial consulting, assistance in preparing business plans, and assistance and accompaniment with investors, private placements and IPOs in Israel and the USA. Ms. Halperin has many years of experience accompanying NASDAQ and OTC-traded companies. Ms. Halperin holds a B.A. in accounting from the College of Management Academic Studies, Rishon Lezion, Israel.

The Board believes that Ms. Halperin’s extensive knowledge of the Company, her knowledge of financial matters, and years of experience ideally situate her to serve on our Board.

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Ilan Ben-Ishay has been serving as a director since February 2020. Mr. Ben-Ishay is a diligent businessman, director, advisory board member, investor, owner and CEO with over 25 years of experience in taxation, finance and insurance, specialized in advising and leading customers, both private and institutional, on strategy, investment, capital raising, financing, M&As and IPOs. Mr. Ben-Ishay is a Major in the IDF Reserves. Mr. Ben-Ishay is CEO and co-founder of Neto Financial Planning, http://www.neto-finance.co.il, which has been operating for over 27 years and is one of the largest companies in the Israeli private and business financial planning and insurance industry. Neto has thousands of loyal customers, which it has been accompanying for many years, providing financial advisory services in respect of products with a market worth of over $3 billion. Mr. Ben-Ishay is chairman and co-founder of WealthStone Holdings Group (“WealthStone”), http://www.wealthstone.co.il/, a long-standing investment body with extensive financial knowledge and experience. WealthStone specializes in alternative investments, real estate, technology and hedge funds, and manages more than half a billion dollars in investments in Israel alone. In addition, Mr. Ben-Ishay is co-founder and an active board member of Superb Reality, which integrates machine learning, vision algorithms, AI, imaging optics and 3D into AR and VR imaging devices, and is investor and shareholder in Nicast Ltd. and Nanomedic Ltd. Mr. Ben-Ishay completed accounting studies at [●] and is an authorized CPA by the Israel CPA Council and an Authorized Pension Insurance Counsler. Mr. Ben-Ishay is based in Israel.

The board believes that Mr. Ben Ishay’s knowledge of the capital markets brings a needed perspective to our Board.

Doron Birger has been serving as a director since September 2020. Mr. Birger currently serves as the chairman of the board of directors of Matricelf (TASE: MTLF) and as a director of Icecure Medical Ltd. (NASDAQ and TASE:ICCM), Kadimastem Ltd. (TASE:KDST), Pluristem (NASDAQ and TASE: PSTI) and Hera Med Ltd (ASX:HMD). Mr. Birger also serves as chairman and director of several private companies in Israel in the hi-tech sector mainly in the medical device field. From 2002 to 2007, Mr. Birger served as the chairman of the board of directors of Given Imaging Ltd. (NASDAQ and TASE:GIVN) and later on as board member until February 2014. Mr. Birger served as chief executive officer of Elron Electronic Industries, Ltd., or Elron (NASDAQ and TASE:RLRNF), from August 2002 to April 2009. Prior to that, he held other executive positions at Elron, including President since 2001, Chief Financial Officer from 1994 to August 2002, and Corporate Secretary from 1994 to 2001. Mr. Birger is a chairman and director of variety of non-profit organizations in Israel. Mr. Birger holds a B.A. and an M.A. in economics from the Hebrew University Jerusalem. Mr. Birger is based in Israel.

The Board believes that Mr. Birger’s extensive years of public company management experience ideally situate him to serve on our Board.

David Kretzmer was appointed as director in April 2021. Mr. Kretzmer is an experienced international commercial lawyer and litigator with more than 35 years of experience in international litigation and transactions concentrated on commercial law, property development and syndication, real estate law, corporate law, contracts, international trade, securities brokerage, investment banking, corporate restricting, and corporate development. In addition to his position as a director in our Company, Mr. Kretzmer is a senior partner in the law firm of Kretzmer and Associates PLLC in New York as well as the law firm Kretzmer and Associates in Tel Aviv. Mr. Kretzmer holds a Bachelor of Law from the University of the Witwatersrand, Johannesburg, South Africa and has been admitted as an Attorney in South Africa, New York and in Israel. Mr. Kretzmer is based in Israel. The board believes that Mr. Kretzmer’s international business and legal experience ideally situate him to serve on our Board.

Advisory Board and Consultants

Prof Itamar Grotto (M.D.), Director Cannovation Center Israel Ltd., President Green Vision Center Israel, Member of Advisory Board Citrine Global Corp.

Prof. Itamar Grotto is a Public Health Physician and Professor of Epidemiology. He was the Director of Public Health Services (2007-2017) and the Associate Director General (2017-2021) of the Israel Ministry of Health. Between 2018 and 2021 he was a Member of the Executive Board of the World Health Organization (WHO). During the Covid-19 outbreak in Israel, Prof. Grotto took a major role in the development of national strategy and lead the integrative and operative aspects of the emergency response of the Israeli government. His main research activities are in the fields of infectious diseases epidemiology, environmental health, health promotion and public health policy development. Prof. Grotto has authored more than 210 scientific publications. In his capacity as a member of the Executive Board of WHO he led to the Executive Board resolution on “The Highest Attainable Standard of Health for Persons with Disabilities” in January 2021.

Dr. Oded Sagee (Ph. D), Scientific & Technologies

Dr. Oded Sagee, Ph.D. founded and managed AquaAgro Lab Ltd., an investment subsidiary of the AquaAgro Fund that invested in agro-high-tech companies in the clean-tech industry. Prior to that, Dr. Sagee held management, sales, and R&D positions at Gaon Agro Industries Ltd, Phytech Ltd, and AminoLab Ltd. Dr. Sagee has in-depth knowledge in the fields of agriculture, biotechnology, life sciences, chemistry, and pharmaceuticals. He completed his Ph.D. in Plant Physiology at the Hebrew University of Jerusalem and served as a senior researcher and head of the department at the Agricultural Research Organization, Volcani Center, Israel. Dr. Sagee has published several papers, has extensive experience, and a proven track record in finance, venture capital, international business, consulting, and management.

Dr. Shimon Lecht, Ph.D., Scientific & Technologies

Dr. Lecht is a transnational researcher and scientist with extensive experience in drug development including small molecules and botanical drugs. His expertise spans from early discovery, pre-clinical R&D, through formulations development to clinical trials. Dr. Lecht is uniquely specializing in novel cannabis nano-formulations, indication-targeted cannabis product development and new extraction technologies.

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Avner Sher, Architect and Artist, the Designer of Green Vision Center Israel

Avner Sher, one of Israel’s most successful commercial architects, has earned his B. Arch, Architecture and Town Planning from the Technion, Israel Institute of Technology and graduated his Art studies at Haifa university. The art of Avner Sher is a universal in nature. His works combine pre-historic motifs and elements with child-like symbolism and style. His exhibitions were reviewed in magazines such as the Arts Observer and Auction. His work is represented in public and private collections throughout the world, including Israel, Germany, France, Belgium, NY and Florida.

Meir Shimko, Business, Construction and Government Programs’ Specialist

Consultant and advisor on Green Vision Center Israel, owns extensive experience in international marketing, sales, business development, negotiation, and establishment and management of companies in Israel and abroad. Has proven ability in leading and executing innovative and complex projects and managing submission of contacts to Israeli government tenders and support plans. Meir has over 30 years of experience in Israeli industrial corporates, specifically in the South of Israel. Meir holds a bachelor’s degree from the Hebrew University of Jerusalem in economics and administration.

Ronit Pasternak, M. Sc., Marketing & Strategy

Ronit Pasternak, M. Sc., owns over 30 years of experience in senior marketing management positions in start-ups and high-tech companies. Ronit brings to the table her expertise in international strategy, marketing, investor & public relations, branding, digital marketing, and market research. Previously, Ronit worked as a Human Factors’ Specialist designing User Interface for input devices and software applications for an avionics information system, including writing design requirements for FAA regulation. Ronit has an M.Sc. in Industrial Engineering and Management from the Technion - Israel Institute of Technology and B.A. cum laude in Psychology and English Linguistics and Literature from the Hebrew University of Jerusalem.

Term of Office of Directors

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified.

Family Relationships

There are no family relationships between any members of the Company’s executive management and its directors.

Director Independence

Doron Birger is an “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2). upon completion of this offering, a majority of our Board must be “independent directors” within the meaning of the Nasdaq Listing Rules, and all directors who sit on our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee must also be independent directors.

Committees of the Board

The Company is not currently required to have standing audit, compensation and nominating and corporate governance committees. Prior to the completion of this offering, the Company will have in place standing audit, compensation and nominating and corporate governance committees with appropriate charters and staffed entirely by independent directors.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation, limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, upon the closing of this offering, we will enter into indemnification agreements with all of our directors and named executive officers whereby we will agree to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

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There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned in each of our fiscal years ended December 31, 2021 and 2020 by our named executive officers, which consisted solely of our chief executive officer and our chief financial officer, who represent our sole executrive officers. The following table includes compensation earned by the parties named therein for services performed for the Company. We refer to the executive officers listed below as the Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Option Awards ($) (2)	All other compensation ($)	Total ($)

Ora Elharar Soffer, Chairperson of the Board and Chief Executive Officer	2021	300,000	(3)	-	-	-	300,000	(3)
	2020	235,000		-	-	-	235,000

Ilanit Halperin, Director and Chief Financial Officer (4)	2021	66,000		-	(6)	-	66,000	(5)
	2020	28,000		-	-	-	28,000

(5)	Represents monthly retainer payments.

(2) In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for us that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 7 to the Annual Report on Form 10-K for the year ended December 31, 2021.

(3) Of this amount, $300,000 represent compensation earned by Ms. Elharar Soffer during the year ended December 31, 2021 but that was deferred until the Company consummated an investment of at least $1.8 million in the Company’s securities.

(4) Ilanit Halperin was appointed Chief Financial Officer on May 27, 2020.

(5) Of this amount, $66,000 represent compensation earned by Ms. Halperin during the year ended December 31, 2021 but was deferred until the Company consummated an investment of at least $1.8 million in the Company’s securities.

(6) See Direcntor compensation table for the options for 9,425,680 shares that Ms. Halperin received in August 2021.

Consulting Agreements with Management and Directors

We have entered into consulting agreements with each of Ms. Elharar Soffer, our Chairperson of the Board and Chief Executive Officer, and Ms. Halperin our Chief Financial Officer and director. The following are descriptions of the material terms of our executive officers’ services and employment agreements.

Consulting Agreement with Ora Elharar Soffer

In July 2020, we entered into a consulting agreement with Ms. Elharar Soffer, our Chairperson of the Board and Chief Executive Officer, effective as of February 1, 2020 and as long as the Ms. Elharar Soffer serves as a director of the Company, unless earlier terminated with or without cause by any party hereto by 180 days advance written notice. Pursuant to the consulting agreement, effective as of February 2020, Ms. Elharar Soffer receives a monthly retainer of $20,000 plus VAT. In addition, Ms. Elharar Soffer is entitled to a company car and reimbursement for certain expenses, which include travel, lodging and meals.

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In addition, on August 15, 2021, the board of directors of Cannovation Center Israel determined to adjust the compensation of the Chairperson (and interim Chief Executive Officer), Ora Elharar Soffer, to $10,000 per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation Center shall become due and payable from, and such time as Cannovation Center Israel shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

Further, on August 15, 2021, the board determined to award a bonus to the Company’s Chairperson of the Board, CEO, CFO, officers, directors and senior management equal to two percent (2%) of any capital raise, subject to prior repayment of the outstanding convertible loans and so long as the payment thereof would be from available funds and part of the Company’s operating budget for a minimum period of 18 months. In addition, the Board agreed to a bonus Company’s Chairperson of the Board, CEO, CFO, officers, directors and senior management of 2% from operating profits which will become payable upon the fulfillment of certain specified targets that the Board will establish, subject to prior repayment of the outstanding convertible loans and so long as the payment thereof would be from available funds and as part of the Company’s operating budget for a minimum period of 18 months. On March 30, 2022, it was agreed that Ms. Soffer would receive 65% of the allotted amount.

Consulting Agreement with Ilanit Halperin

In July 2020, we entered into a consulting agreement with Ms. Halperin our Chief Financial Officer and director, effective as of February 1, 2020 and as long as the Ms. Halperin serves as a director or Chief Financial Officer of the Company, unless earlier terminated with or without cause by any party hereto by 60 days advance written notice. Pursuant to the consulting agreement, effective as of February 2020, Ms. Halperin received a monthly retainer of $3,500 plus VAT, and effective as of May 2020, a monthly retainer of $7,000 plus VAT. In addition, Ms. Halperin is entitled to reimbursement for certain expenses, which include car, travel, lodging and meals.

On August 15, 2021, the Company’s board determined to award to Ms. Halperin options under the 2018 Plan to purchase up to 9,425,680 shares of common stock, at a per share exercise price of $0.05. The options vest over a two year period, in eight (8) equal installments, with the first instalment vesting on the third month anniversary of Ms. Halperin’s start date of February 27, 2020. As of the date of this prospectus, the entirety of the options have vested. In addition, on August 15, 2021, the board of directors of Cannovation Center Israel determined to adjust the compensation of the chief financial officer, Ilanit Halperin, to $4,000 per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation Center shall become due and payable from, and such time as Cannovation Center Israel shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months. On March 30, ..2022, it was agreed that Ms. Halperin would receive 25% of the allotted amount.

Consulting Agreement with Ilan Ben-Ishay

In July 2020, we entered into a consulting agreement with Mr. Ben-Ishay, a director at the Company, effective as of February 1, 2020 and as long as the Mr. Ben-Ishay serves as a director of the Company, unless earlier terminated with or without cause by any party hereto by 30 days advance written notice. Pursuant to the consulting agreement, effective as of February 2020, Mr. Ben-Ishay receives a monthly retainer of $3,500 plus VAT. In addition, Mr. Ben-Ishay is entitled to reimbursement for certain expenses, which include car, travel, lodging and meals.

In addition, on August 15, 2021, the board of directors of Cannovation Center Israel determined to adjust the compensation of Ilan Ben-Ishay, director, to $2,000 per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation Center shall become due and payable from, and such time as Cannovation Center Israel shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

On March 30, .2022, it was agreed that Mr. Ben-Ishay would receive 5% of the allotted amount of the above referenced bonus.

Consulting Arrangement with David Kretzmer

Commencing in March 2021, Adv. David Kretzmer, a director, is entitled to a monthly fee of $7,000 and certain reimbursements for traveling lodging and vehicle expenses on behalf of the Company.

On August 15, 2021, the Company’s board determined to award to Mr. Kretzmer options under the 2018 Plan to purchase up to 9,425,680 shares of common stock, at a per share exercise price of $0.05. The options vest over a two year period, in eight (8) equal installments, with the first instalment vesting on the third month anniversary of Mr. Kretzmer start date of March 1, 2020. As of the date of this prospectus, the entirety of the options have vested.

In addition, on August 15, 2021, the board of directors of Cannovation Center Israel determined to adjust the compensation of David Kretzmer, director, to $2,000 per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation Centershall become due and payable from, and such time as Cannovation Center Israel shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

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Outstanding Equity Awards at December 31, 2021

The following table sets forth information concerning equity awards held by each of our Named Executive Officers as of December 31, 2021.

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Securities Underlying RSUs (#) Unvested
Ilanit Halperin,	9,425.680		$0.05	8/15/2032	-
Chief Financial Officer

Director Compensation

The following table provides certain information concerning the compensation for services rendered in all capacities by each director serving on the Company’s board of directors during the year ended December 31, 2021.

Name	Fee Earned or Paid in Cash($)(1)	Option Awards($)(2)	All Other Compensation($)	Total ($)
Ora Elharar Soffer	-	-	-	-	(3)
Ilanit Halperin	42,000	203,000	-	245,000	(4)
Ilan Ben-Ishay	56,000	-	-	56,000	(5)
David Kretzmer	82,000	154,000	-	236,000	(6)
Doron Birger	19,000	47,000	-	66,000

(1) Payments are pursuant to the consulting agreements.

(2) In accordance with SEC rules, the amounts in this column reflect the fair value on the grant date of the option awards granted to the named executive, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. The grant-date fair value does not necessarily reflect the value of shares which may be received in the future with respect to these awards. The grant-date fair value of the stock options in this column is a non-cash expense for us that reflects the fair value of the stock options on the grant date and therefore does not affect our cash balance. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. For a discussion of the assumptions made in the valuation of the stock options, see Note 7 to the Annual Report on Form 10-K for the year ended December 31, 2021.

(2) See in the Executive Compensation table above a discussion about Ora Elharar Soffer, the Company’s Chairperson of the Board and Chief Executive Officer’s executive compensation.

(3) See in the Executive Compensation table above a discussion about Ilanit Halperin, the Company’s Chief Financial Officer’s executive compensation.

(4) Of this amount, $56,000 represent compensation earned by Ilan Ben-Ishay during the year ended December 31, 2021 but that was deferred until the Company consummated an investment of at least $1.8 million in the Company’s securities.

(5) Of this amount, $82,000 represent compensation earned by David Kretzmer during the year ended December 31, 2021 but that was deferred until the Company consummated an investment of at least $1.8 million in the Company’s securities.

Golden Parachute Compensation

The Company does not currently have any agreement or understanding, whether written or unwritten, between it and its named executive officers, concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to an acquisition, merger, consolidation, sale or other disposition of all or substantially all our assets.

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Equity Compensation Plan

2018 Stock Incentive Plan

In December 2018, TechCare, our predecessor company, adopted the 2018 Stock Incentive Plan, or the 2018 Plan, which became effective as of December 2, 2018 by the action of its board of directors. The 2018 Plan provides for the grant of stock awards, restricted stock awards and stock options to any employee, director, officer, consultant, or advisor of the Company, or such other persons who provided bona fide services to the Company as shall be determined by a committee designated by the board of directors. If no committee is designated by the board of directors, the 2018 Plan will be administered by the board of directors. As of the date of this prospectus the board of directors has not designated a committee to administer the 2018 Plan.

The total number of shares of common stock reserved for issuance under the 2018 Plan, either directly as stock awards or underlying options is 2,000,000 shares of common stock. The total number of shares of common stock reserved for such issuance may be increased only by a resolution adopted by the board of directors and amendment of the 2018 Plan. Awards under the 2018 Plan may be granted until December 2, 2028. The terms of under which a stock award or option is granted under the 2018 Plan shall be set forth in a written agreement, which shall be determined by the committee or the board of directors.

As of February 2022, the shares reserved for issuance under the 2018 Stock Incentive Plan was increased to 90,000,000 shares of common stock.

As of December 31, 2021, the total number of shares of common stock issued under the 2018 Plan, either directly as stock awards or underlying options was 23,582,200 shares of common stock.

2017 Employee Incentive Plan

In 2017, the Company adopted the 2017 Employee Incentive Plan, or the 2017 Plan, which became effective as of January 1, 2017 by the action of the board of directors. The 2017 Plan provided for the grant of stock awards and stock options to any employee, director, officer, consultant, or advisor of the Company, or such other persons who provided bona fide services to the Company as determined by a committee designated by the board of directors followed by the approval of the board of directors; however, if the committee was composed of a majority of the persons then comprising the board of directors, the approval of the board of directors was not necessary. If no committee was designated by the board of directors, the 2017 was to be administered by the board of directors. The board of directors did not designate a committee to administer the 2017 Plan.

As of March 31, 2021, the total number of shares of common stock issued under the 2017 Plan, either directly as stock awards or underlying options was 0 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of June 28, 2022, by (i) each of our current directors and named executive officers, (ii) all executive officers and directors as a group, and (iii) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. We have determined beneficial ownership in accordance with applicable rules of the SEC, which generally provide that beneficial ownership includes voting or investment power with respect to securities. Except as indicated by the footnotes to the table below, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

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The information set forth in the table below is based on 942,568,006 shares of our common stock issued and outstanding as of June 28, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after June 28, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted in the footnotes below, the address for each person listed in the table below, solely for purposes of filings with the SEC, is c/o Citrine Global, Corp. 4 HaOgen Street Herzliya, Israel.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock Owned
Principal Stockholders:
Ora Elharar Soffer (1)	427,033,045		45.3%
Yaron Pitaru (2)	183,726,546		19.5%
Edan Moshe Katz (3)	87,783,913		9.3%
Ilan Ben-Ishay (4)	80,331,896		8.5%
Executive Officers and Directors:
Ora Elharar Soffer	427,033,045		45.3%
Ilan Ben-Ishay	80,331,896		8.5%
Ilanit Halperin	10,836,784	(5)	1.1%
Doron Birger	1,774,065	(6)	*
David Kretzmer	9,426,680	(6)	*
All directors and executive officers as a group (five persons)	529,402,470		55.7%

* Less than 1%.

(1) Includes 159,925,134 shares of common stock owned directly by Ora Elharar Soffer, 65,851,526 shares of common stock owned through Beezz Home Technologies Ltd which is 100% owned by Ora Elharar Soffer, and 201,256,385 shares of common stock owned through Citrine S A L Investment & Holdings Ltd, which is 50% owned by Beezz Home Technologies Ltd.

(2) Includes 59,579,952 shares of common stock owned directly by Yaron Pitaru, 23,518,402 shares of common stock owned through WealthStone Private Equity Ltd, which is 100% owned by WealthStone Holdings Ltd, which is 50% owned by Yaron Pitaru, and 100,628,192 shares of common stock owned through Citrine S A L Investment & Holdings Ltd, which is 50% owned by WealthStone Private Equity Ltd.

(3) Includes 42,992,368 shares of common stock owned directly by Edan Moshe Katz, about 8,485,335 shares of common stock owned through WealthStone Private Equity Ltd, which is 100% owned by WealthStone Holdings Ltd, which is 50% owned by Golden Holdings Neto Ltd, which is 36.07956% owned by Edan Moshe Katz, and about 36,306,209 shares of common stock owned through Citrine S A L Investment & Holdings Ltd, which is 50% owned by WealthStone Private Equity Ltd.

(4) Includes 20,910,608 shares of common stock owned directly by Ilan Ben-Ishay, about 7,765,011 shares of common stock owned through WealthStone Private Equity Ltd, which is 100% owned by WealthStone Holdings Ltd, which is 50% owned by Golden Holdings Neto Ltd, which is 33.01675% owned by Ilan Ben-Ishay, and about 33,224,158 shares of common stock owned through Citrine S A L Investment & Holdings Ltd, which is 50% owned by WealthStone Private Equity Ltd.

(5) Composed of 1,411,104 shares of common stock and 9,426,680 shares issuable upon exercise of options.

(6) Shares of common stock issuable upon exercise of stock options

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions since January 1, 2020 to which we have been a participant in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years and in which any of our directors, executive officers or holders of more than 5% of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”

Convertible Loan Agreements

On April 1, 2020 the Company and certain affiliates entered into the CL Agreement with t certain Israeli Partnerships where our CEO and Chairperson is a partner (collectively, the “Buyers”) entered into a convertible loan agreement (the “CL Agreement”). Under the CL Agreement, the Buyers agree to purchase and the Company agrees to issue and sell, for up to an aggregate principal amount of $1,800,000 of the Notes, for a period starting on April 1, 2020 and ending upon the earlier of (i) 6 months thereafter and (ii) the consummation of a public offering by the Company. The Notes will bear interest at a rate of six percent (6%) with respect to amounts paid that are used for working capital purposes of the Company, provided that amounts paid that are used for investment activities of the Company may be subject to different interest rates, in accordance with the Guidelines. The conversion price per share of Common Stock shall equal 85% multiplied by the market price (as defined in the Note), representing a discount of 15%. The payment for each Note must be delivered 14 business days after delivery of the respective draw down notice, and each Note will mature 18 months thereafter. The interval between one draw down and the next must be at least thirty (30) days, provided that the Buyer may waive this requirement. Each draw down notice provided to the Buyer must be for an amount between $50,000 and $350,000, set at the Company’s discretion. The Company must use the amounts paid for the Notes in accordance with the Guidelines. The Buyer shall decide upon and provide to the Company the names of the Buyer parties which will provide the funds to the Company in respect of the Note, including the respective amounts to be transferred to the Company by each such Buyer party. The Buyer shall have the right, from time to time and at its discretion, to add other entities to the list comprising the Buyer. The Buyer may participate alongside the Company in any investment the Company makes for as long as the CL Agreement is in effect. The Company may at any time prepay an outstanding Note (principal and accrued interest) in full by paying the Buyer an amount in cash equal to 115% multiplied by the then outstanding principal amount of the Note, as well as the accrued and unpaid interest on the unpaid principal amount of the Note, provided however that in the event the Company seeks to exercise this right the Buyer will first have the option to fully convert the Note, or any remaining amount outstanding under it, into Common Stock of the Company, and the conversion amount will be equal to the amount the Company would have paid to the Buyer had the Buyer not exercised this option. On April 19, 2020 and June 12, 2020, the Company provided draw down notices under the CL Agreement for amounts of $170 thousand and $1 million, respectively, which were received in cash by the Company. On June 12, 2020, CL Agreement Amendment was executed to provide that for each draw down made by the Company under the CL Agreement, the Buyer shall be entitled to receive two types of warrants: A Warrants and B Warrants, with the A Warrants exercisable at any time between 6 and 12 months after issuance for an exercise price per share equal to 1.25 times the average of the closing prices of the 3 trading days preceding the draw down, and the B Warrants exercisable at any time between 6 and 24 months after issuance for an exercise price per share equal to 1.5 times the average of the closing prices of the 3 trading days preceding the draw down, and that the number of each of the A Warrants and the B Warrants issued will be equal to the draw down amount divided by the average of the closing prices of the 3 trading days preceding the draw down, and that these amended terms will apply in respect of all draw downs, including drawdowns made prior to the date of the amendment. On April 12, 2021, the parties to the CL Agreement amended the agreement, so that (i) the annual interest on the Notes should be changed to an nine percent (9%) applicable from January 1, 2021, (ii) the Company shall repay the loans at the time it consummates an investment of at least $5 million in the Company’s securities, and (iii) the exercise prices of each of the A Warrants and B Warrants be modified to $0.10 per share and the term of the warrants be extended by one (1) year for the A Warrants and B Warrants.

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On June 24, 2021, the Company received from Citrine 8 LP, a Buyer, a convertible loan of $350,000 made under and pursuant to the CL Agreement. Citrine agreed to honor a Draw Down Notice for, and advanced to the Company, $350,000, under the terms of the CL Agreement. As provided for under the terms of the CL Agreement, Citrine 8 LP was also issued 10,500,105 A warrants and 10,500,105 B warrants for shares of common stock, where the A warrants are exercisable beginning December 24, 2021 through December 24, 2023 and the B warrants, in each case at a per share exercise price of $0.10.

On August 13, 2021, the Company and the holders of $1,520,000 in principal amount under the CL Agreement as detailed in Note 5A and 5B above, entered into an additional agreement pursuant to which, among other things, the following terms were effected:

(i)

Extension of the maturity date on the Outstanding CL Notes to July 31, 2023, provided, that if the Company consummates prior to maturity an investment of at least $5 million of the Company’s securities, then the Company shall repay the principal amount and accrued interest of the Notes from such proceeds;

(ii)	Amendment of the conversion price on the Outstanding CL Notes to a fixed conversion price of $0.10 per share; and
(iii)

Confirming the agreement of the holders of the Outstanding CL Notes to honor draw down notice for balance of remainder of the $1,800 originally committed to under the CL Agreement (i.e., $280) through March 31, 2022.

On January 5, 2022, Citrine 9 LP, one of the Buyer entities (hereinafter “Citrine 9”) agreed to honor a Draw Down Notice (as defined in the Convertible Note Agreement) for, and has advanced to the Company, $180,000 on the same terms and conditions as are specified in the Convertible Note Agreement. The maturity date of the loan is the earlier of July 31, 2023 or at such time as the Company shall have consummated an investment of at least $5 million in Company securities. The terms of the advances under the Convertible note agreement were previously disclosed by the Company in Current Reports on Form 8-K filed on each of April 21, April 23, June 12, 2020 and June 24, 2021. The annual interest on the loan continues to be nine percent (9%). The principal and interest payment on the Note shall be made in New Israeli Shekels (NIS) at the conversion rate which was in effect on the date on which the loan was advanced.

As provided for under the terms of the Convertible Note Agreement, Citrine 9 will be issued 6,666,667 Series A warrants and 6,666,667 Series B warrants for shares of common stock, where the Series A warrants are exercisable beginning July 5, 2022 through July 5, 2024 and the Series B warrants are exercisable beginning July 5, 2022 through July 5, 2025, in each case at an exercise price of $0.5 per share.

Additionally, on January 5, 2022, the Company and the Buyers entered into the Fourth Amendment to the Convertible Note Agreement pursuant to which the following was agreed to:

(i)	The principal and accrued interest on all outstanding loans shall be made in New Israeli Shekels (NIS) at the conversion rate which was in effect on the date on which the loan was advanced;

(ii)	The conversion price on all outstanding notes under the Convertible Note Agreement has been adjusted to a conversion price of $0.05 per share

(iii)	The exercise price on all outstanding warrants issued in connection with advances made under the Convertible Note Agreement has been adjusted to an exercise price of $0.05 per share.

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Agreements with Intelicanna

Ilanit Halperin, a director and the Chief Financial Officer of the Company, is also the Chief Financial Officer of Intelicanna. Doron Birger, a director of ours, is the chairman of the board of directors of Intelicanna Ltd. (“Intelicanna”) effective April 2021. In addition, Ora Elharar Soffer, is a shareholder in Intelicanna.

On May 31, 2020, we entered into a strategic partnership with Intelicanna via a share exchange agreement and an agreement for future issuance of shares. Furthermore, on June 25, 2020, the Citrine Global Israel has entered into a services agreement with Intelicanna to provide business development and consulting services to Intelicanna, including assistance with raising financing. Also on June 25, 2020, to assist Intelicanna to raise the first NIS 1 million towards the up to NIS 15 million mentioned in the Services Agreement, the Company and the Israeli Subsidiary entered into an agreement to grant Intelicanna NIS 1 million in cash (approximately USD 290 thousand) in direct financing for working capital purposes. On July 9, 2020, we transferred to Intelicanna NIS 500 thousand (approximately $145 thousand) on account of the above loan. In March 2021, Intelicanna repaid the loan with the 12% annual interest. On September 17, 2020 we issued to Intelicanna 2,143,470 shares of common stock in exchange for 619,589 of Intelicanna’s ordinary shares. Between August 3 – 9, 2021, we sold to an unrelated third party in an off market transaction 619,589 ordinary shares of Intelicanna for aggregate gross proceeds to the Company of 1,260,611 NIS (approximately $378,562 based on the current exchange rate). Following the sale, the Company no longer holds any Intelicanna shares. As previously disclosed, the Company obtained the Intelicanna shares in a share exchange agreement entered into with Intelicanna in September 2020. The Company’s decision to sell the Intelicanna shares was taken, in part, to avoid being subject to the terms of the Investment Company Act of 1940. In addition, on May 31, 2020, we entered into an agreement with Intelicanna for future issuance of shares. The agreement for future issuance of shares provides that a fall in a share price of a party, not exceeding 20%, measured six months after issuance of shares by both parties pursuant to a separate share exchange agreement, will be offset by the issuance of additional shares to the other party to bring up to $500 thousand the total value of the shares issued to the other party. On August 15, 2021, the Company’s board of directors determined that it is required to issue to Intelicanna 535,867 shares of the Company’s common stock and has authorized the issuance of such shares to Intelicanna.

Share Purchase Agreement with Nanomedic

On June 22, 2020, we entered into a share purchase agreement with Nanomedic as part of an A-1 funding round open only to existing Nanomedic shareholders and their affiliates. Our CEO and Chairperson is a director and shareholder in Nanomedic. We paid $450,000 for A-1 preferred shares of Nanomedic and also received warrants to purchase A-1 preferred shares. Such investment represents a holding of approximately 3.3% in Nanomedic. The round raised approximately $2.2 million in total. Citrine S A L Group were already beneficial shareholders of Nanomedic immediately prior to the A-1 funding round. Ilan Ben-Ishay, a director of the Company was already a beneficial shareholder of Nanomedic immediately prior to the A-1 funding round. Ora Elharar Soffer, our chairperson and CEO, was already a director of both Nanomedic and its Israeli parent company, Nicast Ltd. immediately prior to the A-1 funding round, and she was also already a beneficial shareholder of Nanomedic immediately prior to the A-1 funding round.

iBOT Israel Botanicals Ltd

On August 4, 2020, the Board of the Company approved for the Company and Citrine Global Israel to proceed with preparations for investing in iBOT. Our CEO and Chairperson, Ora Elharar Soffer, and our director, Ilan Ben-Ishay are directors in iBOT and Citrine SAL, one of our principal shareholders, is a principal shareholder in iBOT. iBOT has a manufacturing facility for a wide range of botanical formulations, and part of its strategy is to combine this with hemp and CBD. The Board gave its approval, subject to agreement of definitive terms and receipt of all necessary corporate and other approvals, for a proposed transaction in which (1) the Company would have an option to make one or more investments during a period of 12 months in an aggregate amount of up to $1 million; (2) the investments may be through loans, direct equity purchases, or other means, and would be based on milestones; and (3) iBOT would grant the Company a 25% discount in its next fundraising. In addition, the Board approved for the Company to proceed with preparations for entering a services agreement with iBOT pursuant to which the Company would provide consulting and other services to iBOT. iBOT is controlled by an affiliate of the Company.

On November, 2021, the Company, Cannovation Center Israel and CTGL – Citrine Global Israel Ltd., on the one hand (collectively the “Citrine Global Group”), and iBOT, on the other hand, entered into an Exclusive Strategic Collaboration and Alliance Agreement (the “Exclusive Rights Agreement”) pursuant to which iBOT granted to the Citrine Global Group, jointly and individually, exclusive world-wide rights, solely with respect to the cannabis market, to iBOT’s botanical formulas and nutritional supplements, including, the development, manufacture, distribution and sale of such products. The exclusive rights include the right of any of the Citrine Global Group to grant rights thereunder to third parties so long as such third parties shall agree to be bound by terms consistent with those contained in this Agreement. In consideration of the grant of the rights under the Exclusive Rights Agreement, Citrine Global Group granted to iBOT the exclusive right to manufacture in State of Israel (consistent with the terms of the Manufacturing Agreement) the botanical products. In addition, so long as iBOT is in compliance with the terms of this Agreement, in the event that the Citrine Global Group determines to manufacture botanical products outside of Israel, then iBOT is to be afforded the opportunity to perform such manufacturing for the Citrine Group at iBOT’s facility in Israel provided that iBOT complies with all of the terms and conditions relating to such manufacturing project, including the price per unit, delivery schedules, packaging requirements regulation and other relevant terms.

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In October 2021, iBOT granted to Citrine Global Group a pre-emption right to any equity or equity linked securities that iBOT proposes to issue to an unrelated third party with aggregate gross proceeds to the Company exceeding $1 million or which will result in a change in control in iBOT following such issuance, then iBOT is to give to the Citrine Global Group written notice of such proposed issuance and the relevant terms thereof and the Citrine Global Group shall have ten (10) days thereafter to determine if it elects to purchase a minimum of 51% of the proposed issuance on the price and other terms specified in the notice sent by iBOT (the “Pre-Emption Right”). If the Citrine Global Group elects to exercise the Pre-Emption Right, such purchase is to take place at no more than 90 days following the expiration of the 10 day notice period to the Citrine Global Group. Any iBOT securities of the Pre-Emption Right that Citrine Global Group elects to not purchase are to be sold by not later than 90 days following the end of the Citrine Global Group’s notice period and if such shares are not sold to such third party within the 90 day period, the Pre-Emption right shall apply to any subsequent proposed issuance. The preemption right does not apply to certain specified exceptions.

Compensation Arrangements with Officers and Directors

On August 15, 2021, the Company’s board of directors increased the number of shares reserved for issuance under the 2018 Stock Incentive Plan to 90,000,000 shares of common stock thereunder and recommended to the Company shareholders to approve the increase in the pool to. The Board also determined to grant to each of Ilanit Halperin and David Kretzmer, directors of the Company, a grant of options to purchase 9,425,680 shares of common stock, and Doron Birger, a Company director, options to purchase 2,365,420 shares, in each case at per share exercise price of $0.05, provided, that such grant is subject to approval by the shareholders of the increase in the plan pool. The options vest over a two year period, in eight (8) equal installments, with the first instalment vesting on the third month anniversary of each individual’s start date and each further instalment on each subsequent third month anniversary, where the start date is, in the case of Ilanit Halperin February 27, 2020, in the case of Doron Birger September 20, 2020 and in the case of David Kretzmer is March 1, 2021, subject to such individual’s continued service with the Company.

On August 15, 2021, the board awarded a bonus to the Company’s Chairperson of the Board, CEO, CFO, officers, directors and senior management equal to two percent (2%) of any capital raise, subject to prior repayment of the outstanding convertible loans and so long as the payment thereof would be part of the Company’s operating budget for a minimum period of 18 months. In addition, the Board agreed to a bonus Company’s Chairperson of the Board, CEO, CFO, officers, directors and senior management of 2% from operating profits which will become payable upon the fulfillment of certain specified targets that the Board will establish, subject to prior repayment of the outstanding convertible loans and so long as the payment thereof is from available funds and would be part of the Company’s operating budget for a minimum period of 18 months.

On August 15, 2021, the board of directors of Cannovation Center Israel adjusted the compensation of the founder and chairperson, Ora Elharar Soffer, to $10,000 per month, and that of the chief financial officer, Ilanit Halperin, to $4,000 per month, and that of Ilan Ben-Ishay and David Kretzmer, directors, to $2,000 per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as they shall become due and payable from and as Cannovation Center Israel shall have available funds therefor.

DESCRIPTION OF CAPITAL STOCK

Overview

Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.0001 per share. As of June __, 2022, we had 942,568,006 shares of common stock outstanding. The following is a summary of the rights of our common stock and some of the provisions of our certificate of incorporation and bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part|

Common Stock

The holders of the Company’s common stock:

1.	Have ratable rights to dividends from funds legally available if and when declared by the Company’s Board of Directors (the “Board”).

2.	Are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon liquidation.

3.	Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

4	Are entitled to cast one non-cumulative vote for each share held on all matters on which holders of common stock may vote and, with respect to the election of directors, one non-cumulative vote for each share held for each of the duly nominated directors.

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Units

Each Unit consists of one share of common stock and two Warrants, each Warrant exercisable for one share of common stock, each as described further below. The Units will not be issued or certificated. Purchasers of Units will receive only shares of common stock and Warrants. The common stock and Warrants may be transferred separately immediately upon issuance.

Warrants to be issued in this offering

The following summary of certain terms and provisions of the Warrants included in the Units offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Warrants is 100% the of public offering price of the Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. The exercise price is also subject to adjustment in the event of subsequent sales of our common stock (or securities exercisable for convertible into common stock) at a purchase price (or conversion or exercise price, as applicable) less than the then-effective exercise price. In the event of such a subsequent sale, the exercise price will be reduced to such lower price, subject to certain exceptions and subject to a minimum exercise price set forth in the Warrants.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We have applied to have the Warrants offered in this offering listed on the Nasdaq Capital Market under the symbol “CTGLW”. No assurance can be given that a trading market will develop.

Transfer Agent and Registrar

Our transfer agent and registrar is Worldwide Stock Transfer, LLC located at One University Plaza, Suite 505, Hackensack, NJ 07601. Their phone number is (201) 820-2008.

Stock Exchange Listing

Our common stock is quoted on the OTCQB under the symbol “CTGL,” and, to date, has traded on a limited basis. We have applied to list our common stock on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “CTGL”, and our Warrants under “CTGLW”.

UNDERWRITING

Aegis Capital Corp., or Aegis, is acting as the underwriter of the offering. We have entered into an underwriting agreement dated , 2022 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts, the number of Units listed next to its name in the following table:

Number of
Underwriter	Units
Aegis Capital Corp.

Total

51

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the Units offered by this prospectus (other than those covered by the option described below), if any are purchased.

The shares of common stock and Warrants offered hereby are expected to be ready for delivery on or about __________, 2022 against payment in immediately available funds.

We have granted the underwriter a 45-day option to purchase up to additional shares of common stock, representing 15% of the shares sold in the offering and/or up to additional Warrants, representing 15% of the Warrants sold in the offering, solely to cover over-allotments, if any. The purchase price to be paid per additional share will be equal to the public offering price of one Unit, less the purchase price for the two Warrants included within the Unit and the underwriting discount. The purchase price to be paid per additional Warrant will be $0.01. If this option is exercised in full to purchase shares of common stock only, the total price to the public will be $_____ and the total net proceeds, before expenses, to us will be $______. If this option is exercised in full to purchase Warrants only, the total price to the public will be $_____ and the total net proceeds, before expenses, to us will be $_____.

The underwriter is offering the shares of common stock and Warrants subject to various conditions and may reject all or part of any order. The underwriter has advised us that the underwriter proposes initially to offer the Units to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $ per Unit to brokers and dealers. After the shares of common stock and Warrants are released for sale to the public, the underwriter may change the offering price, the concession, and other selling terms at various times.

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriter by us, before expenses:

	Per Unit	Total Without Exercise of Underwriter’s Option	Total With Full Exercise of Underwriter’s Option
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$

Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to pay the underwriter a commission of 7% of the gross proceeds of this offering.

We have also agreed to pay Aegis Capital Corp. (a) a non-accountable expense allowance equal to 1.0% of the gross proceeds raised in the offering and (b) $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses. We estimate the total expenses payable by us for this offering will be approximately $3.0 million, which amount excludes underwriting discounts and commissions and the non-accountable expense allowance.

The Company has agreed to issue to Aegis Capital Corp. or its designees warrants to purchase up to a total of 10.0% of the shares of common stock sold in this offering (excluding the shares sold through the exercise of the over-allotment option). Such warrants and underlying shares of common stock are included in this prospectus. The warrants are exercisable at $ per share (125% of the public offering price) commencing on a date which is 180 days from the commencement of sales in the offering and expiring on a date which is no more than five (5) years from the commencement of sales in the offering in compliance with FINRA Rule 5110. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110 of FINRA. The underwriter (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from effectiveness. The warrants may be exercised as to all, or a lesser number of shares of common stock, and will provide for cashless exercise and will contain provisions for “piggyback” registration rights, for a period of no greater than seven (7) years from the commencement of sales in the offering in compliance with FINRA Rule 5110. The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or the Company’s recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

52

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors and holders of 10% or more our outstanding common stock, have agreed, subject to limited exceptions, without the prior written consent of the underwriter not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, for a period of 180 days from the closing date of the Offering. We have agreed not to issue any shares of common stock or securities convertible into common stock, subject to certain exceptions, for a period of 180 days from the closing date of the Offering without the consent of the underwriter.

Right of First Refusal

Beginning on the closing date of the Offering and ending twenty-four (24) months after the closing date of the Offering, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness, Aegis (or any affiliates designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

Tail Financing

Aegis shall be entitled to underwriter’s commissions, non-accountable expenses, and underwriter’s warrants, in the same manner as described above in this Offering, with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by funds whom Aegis had contacted during the engagement period or introduced to the Company during the engagement period, if such Tail Financing is consummated at any time within the 5 month period following the expiration or termination of the engagement letter between the company and Aegis.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

53

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which it may in the future receive customary fees.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Kaufman & Canoles, P.C., Richmond, Virginia., has acted as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Citrine Global, Corp and its subsidiaries as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, have been included herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing..

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copies of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy all materials that we file with the SEC, including the registration statement and its exhibits and schedules, on the website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the registration statement on Form S-1 of which this prospectus is a part.

We also maintain a website at https://citrine-global.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not and the underwriter have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

54

CITRINE GLOBAL CORP.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

IN U.S. DOLLARS IN THOUSANDS

F-1

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Citrine Global Corp

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Citrine Global Corp and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2022.

Tel Aviv, Israel

April 7, 2022

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee

F-2

CITRINE GLOBAL CORP.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands except share and per share data)

	December 31,	December 31,
	2021	2020
A s s e t s
Current Assets
Cash and cash equivalents	270	206
Restricted cash	10	-
Prepaid share based payment to a service provider (Note 6)	-	1,737
Trading securities (Note 8)	-	522
Short-term loan measured at fair value (Note 8)	-	165
Short-term loan (Note 9I)	15	-
Prepaid expenses	30	10
Other current assets	24	9
T o t a l Current assets	349	2,649

Non-current assets
Investments valued under the measurement alternative (Note 3)	450	450
Property and equipment, net (Note 4)	256	6
Total non-current assets	706	456

T o t a l assets	1,055	3,105

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	226	172
Accrued compensation	838	304
Fair value of a liability in connection with stock exchange agreement (Note 8)	-	72
Convertible component in convertible notes (Note 5)	-	381
Convertible notes (Note 5)	-	773
T o t a l current liabilities	1,064	1,702
Non-current liability

Convertible notes (Note 5)	1,431	-
		1’
T o t a l liabilities	2,495	1,702

Stockholders’ Equity (Deficit) (Note 6)
Common stock, par value $0.0001 per share, 1,500,000,000 shares authorized at December 31, 2021 and December 31, 2020; 942,568,006 shares issued and outstanding at December 31, 2021 and December 31, 2020	94	94
Additional paid-in capital	22,073	20,414
Stock to be issued	44	30
Accumulated deficit	(23,757)	(19,241)
Accumulated other comprehensive income	106	106
T o t a l stockholders’ equity (deficit)	(1,440)	1,403
T o t a l liabilities and stockholders’ equity (deficit)	1,055	3,105

The accompanying notes are an integral part of the consolidated financial statements.

F-3

CITRINE GLOBAL CORP.

CONSOLIDATED STATEMENTS OF OPERATION AND COMPREHENSIVE LOSS

(U.S. dollars in thousands except share and per share data)

	Years ended
	December 31
	2021		2020

Revenues	-		12
Cost of revenues	-		(14)
Gross loss	-		(2)
Research and development expenses	(96)		(17)
Marketing, general and administrative expenses	(3,239)		(8,350)
Gain from deconsolidation of a subsidiary (Note 1)	-		52
Operating loss	(3,335)		(8,317)
Financing expenses, net:
Fair value adjustment of liability in connection with stock exchange agreement (Note 8)	-		(72)
Change in fair value of trading securities (Note 8)	-		7
Change in fair value of short-term loan measured at fair value (Note 8)	-		20
Change in fair value of convertible component in convertible notes (Note 5)	(176)		(287)
Expenses related to convertible loan terms	(333)		-
Loss from extinguishment in connection with convertible loan restructuring (Note 5)	(620)		-
Other financing expenses, net	(52)		10
Financing expenses, net	(1,181)		(322)

Net loss attributable to Common stockholders	(4,516)		(8,639)

Loss per Common Stock (basic and diluted)	(0.00	)(*)	(0.02)

Basic weighted average number of shares of Common Stock outstanding	942,568,006		476,622,892

Comprehensive loss:
Net loss	(4,516)		(8,639)
Other comprehensive loss attributable to foreign currency translation	-		(10)
Comprehensive loss	(4,516)		(8,649)

(*)	Less than $0.01

The accompanying notes are an integral part of the consolidated financial statements.

F-4

CITRINE GLOBAL CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(U.S. dollars in thousands, except share and per share data)

	Redeemable convertible Preferred Stock		Common Stock		Additional	Stock		Accumulated other	Total
	Number of Shares	Amount	Stock	Amount	paid-in Capital	to be issued	Accumulated deficit	comprehensive Income	stockholders’ equity

BALANCE AT DECEMBER 31, 2019	10,344,828	300	35,449,400	4	10,042	30	(10,602)	116	(410)
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2020:
Conversion Preferred Stock to Common Stock	(10,344,828)	(300)	10,344,828	1	299	-	-	-	300
Issuance of Common Stock	-	-	864,997,122	86	91	-	-	-	177
Issuance of Common Stock to service provider	-	-	29,633,186	3	9,155	-	-	-	9,158
Waiver of fee by related party	-	-	-	-	11	-	-	-	11
Warrants issued in connection with convertible notes (Note 5)	-	-	-	-	302	-	-	-	302
Issuance of Common Stock in exchange investment in marketable securities	-	-	2,143,470	*	514	-	-	-	514
Other comprehensive loss	-	-	-	-	-	-	-	(10)	(10)
Net loss for the period	-	-	-	-	-	-	(8,639)	-	(8,639)
BALANCE AT DECEMBER 31, 2020	-	-	942,568,006	94	20,414	30	(19,241)	106	1,403
CHANGES DURING THE YEAR ENDED DECEMBER 30, 2021:
Modification of warrants in connection with convertible loan restructuring (Note 5)	-	-	-	-	361	-	-	-	361
Warrants issued in connection with convertible notes	-	-	-	-	172	-	-	-	172
Classification of embedded conversion feature from liability to equity (Note 5)	-	-	-	-	670	-	-	-	670
Commitment for issuance of fixed number of ordinary shares	-	-	-	-	-	14	-	-	14
Share based compensation	-	-	-	-	456	-	-	-	456
Net loss for the period	-	-	-	-	-	-	(4,516)	-	(4,516)
BALANCE AT DECEMBER 31, 2021	-	-	942,568,006	94	22,073	44	(23,757)	106	(1,440)

(*)	Less than 1 thousand

The accompanying notes are an integral part of the consolidated financial statements.

F-5

CITRINE GLOBAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended
	December 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,516)	$(8,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2	7
Finance expenses, net	(20)	2
Change in fair value of convertible component in convertible notes	176	287
Expenses related to convertible loan terms	333	-
Interest and change in fair value of short-term loan measured at fair value	1	(20)
Inventory subject to refund	-	1
Loss from extinguishment in connection with convertible loan restructuring (Note 5)	620	-
Share-based compensation	456	-
Change in fair value of marketable securities	133	(7)
Gain from deconsolidation of a subsidiary (Note 1)	-	(52)
Share based payment to a service provider	-	7,422
Fair value adjustment of liability in connection with stock exchange agreement (Note 8)	(58)	72
Management fee waiver by a related party	-	11
Changes in operating assets and liabilities:
Accounts receivable	-	(6)
Prepaid share based payment to a service provider	1,737	-
Net changes in operating leases	-	(1)
Related parties	-	(11)
Prepaid expenses and other current assets	(35)	(22)
Inventory	-	7
Accounts payable and accrued expenses	589	258
Deferred revenue	-	(5)
Net cash used in operating activities	(582)	(696)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(252)	(6)
Net cash outflow from deconsolidation of a subsidiary (Appendix A)	-	(14)
Investment valued under the measurement alternative (Note 3)	-	(450)
Grant of short-term loan (Note 8)	(15)	(145)
Proceeds from sale of trading securities (Note 8A)	389	-
Proceeds from repayments of short-term loan	164	-
Net cash provided by (used in) investing activities	286	(615)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties’ loans	-	154
Proceeds from issuance of Common Stock	-	177
Proceeds from the issuance of convertible notes and warrants	350	1,170
Net cash provided by financing activities	350	1,501

Effect of exchange rates on cash and cash equivalents	20	(2)

Net increase in cash and cash equivalents and restricted cash	74	188

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE YEAR	206	18

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE YEAR	280	206

The accompanying notes are an integral part of the consolidated financial statement

F-6

CITRINE GLOBAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	Year ended
	December 31
	2021	2020
Supplemental disclosure of cash flow information:

Non-cash transactions:
Conversion Preferred Stock to Common Stock	-	300
Exchange of common stock for investment in trade securities	-	514
Classification of embedded conversion feature from liability to equity (see note 5)	670	-
Commitment for issuance of fixed number of ordinary shares	14	-

Appendix A – Net cash outflow from deconsolidation of a subsidiary
Working capital (excluding cash and cash equivalents), net	-	(217)
Long term assets	-	156
Long term liabilities	-	(5)
Gain from deconsolidation of a subsidiary	-	52
	-	(14)

F-7

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL

Citrine Global, Corp. (“Citrine Global” or the “Company”) was incorporated under the laws of the State of Delaware on May 26, 2010. The Company’s common stock is traded in the United States on the OTCQB market under the ticker symbol “CTGL.”

Stock Purchase Agreement

On January 6, 2020, the Company’s predecessor company, TechCare Corp., a Delaware corporation (“TechCare”), and Citrine S A L Investment & Holdings Ltd., an Israeli corporation and a major shareholder of the Company (“Citrine S A L”), and a group of related persons and entities (the “Citrine S A L Group”) entered into a Common Stock Purchase Agreement (the “Citrine S A L Group Agreement”), which was later amended and restated on February 23, 2020 (the “AR Citrine S A L Group Agreement”). Pursuant to the AR Citrine S A L Group Agreement, TechCare agreed to sell Citrine S A L Group and its group of business partners, up to an aggregate of 893,699,276 shares of TechCare’s common stock, representing approximately 95% of TechCare’s fully diluted capital, in two tranches, with the initial tranche of up to 452,063,196 shares of the TechCare’s common stock to be sold conditioned upon (i) the resignation of the Company’s existing members of its board of directors (the “Board”), consisting of Oren Traistman and Yossef De-Levy, (ii) the appointment of each of Ora Elharar Soffer (formerly Ora Meir Soffer), Ilan Ben-Ishay and Ilanit Halperin as members of the Board, and (iii) the transfer of the TechCare’s signatory rights to all Company bank accounts in the name of Citrine S A L Group’s nominee. In addition, the AR Citrine S A L Group Agreement provides for the second tranche of up to the remaining number of shares of common stock that will result in Citrine S A L Group, owning 95% of the TechCare’s fully diluted capital stock, to be sold conditioned upon the filing of the Company’s previously approved amendment to its First Amended and Restated Certificate of Incorporation to increase the Company’s authorized capital.

On January 6, 2020, definitive agreements were executed for the sale of 90% of the shares in Novomic Ltd. (“Novomic”) to Traistman Radziejewski Fundacja Ltd. (“TRF”), which was completed on May 14, 2020 (the “Novomic Divestment”), and for the issuance and sale of a number of shares equal after the issuance to 95% of the fully diluted capital stock of the Company to Citrine S A L Group, which was amended on February 23, 2020, to provide for the issuance and sale of the shares in stages (the “Citrine Global Transaction”). Shares of the Company were issued and sold in accordance with this amended agreement to Citrine S A L Group on February 27, 2020, March 5, 2020, and, after the Company amended its Certificate of Incorporation to increase its authorized share capital, on November 11, 2020.

The following table summarizes the assets and liabilities of Novomic as of the deconsolidation date:

U.S. Dollars in thousands
Cash and cash equivalents	14
Working capital (excluding cash and cash equivalents), net (deficit)	(217)
Long term assets	156
Long term liabilities	(5)
(52)
Amounts received	-
Gain from deconsolidation of a subsidiary	$52

Commencement of new operations

On June 3, 2020 the Company established a wholly owned new Israeli subsidiary: CTGL – Citrine Global Israel Ltd, (the “Israeli Subsidiary”).

F-8

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (cont’d)

On July 21, 2020, the Israeli Subsidiary began to work with certain Company shareholders, Beezz Home Technologies Ltd., in which Ora Elharar Soffer, the Company’s chairperson and CEO holds shares, and Golden Holdings Neto Ltd., in which Ilan Ben-Ishai, a director of the Company, holds shares, have been working towards establishing an Operational Innovation Center focuses on the medical cannabis industry, CBD, hemp, botanical, food supplements and cosmetics products. The Company’s Board of Directors approved the Israeli Subsidiary to proceed with preparations for entering into an agreement to incorporate a new company, named Cannovation Center Israel Ltd. (“Cannovation”), with Beezz Home Technologies Ltd.and Golden Holdings Neto Ltd., and to accept limitations on the Israeli Subsidiary’s rights in the Cannovation Center if and as mandated under Israeli regulations on the involvement of foreign entities.

On August 4, 2020, the Board of the Company approved for the Company and its Israeli Subsidiary to proceed with preparations for investing in iBOT Israel Botanicals Ltd., an Israeli nutritional supplements’ company developing and manufacturing botanical formulas and nutritional supplements for custom & contract manufacturing for leading botanical companies (“iBOT”). iBOT has a manufacturing facility for a wide range of botanical formulations. iBOT’s manufacturing facility is approved by the Israeli Ministry of Health and is GMP-certified, ISO9001-certified and HACCP certified by IQC. The principal shareholders and control persons of iBOT are the Company’s Chief Executive Officer and a Company director. On August 4, 2020, our Board of Directors approved for the Company and Citrine Global Israel to proceed with preparations for investing in iBOT. On August 9, 2021, through our 60% owned subsidiary Cannovation Center Israel, we entered into an agreement with iBOT pursuant to which iBOT agreed to manufacture a line of nutritional supplements for Cannovation Center Israel, including packaging and storage. On September 29, 2021, we agreed to advance to iBOT, up to $50 thousands with a 12 month maturity date and we transferred, as a first tranche, $15 thousands on October 8, 2021. The loan bears interest at an effective annual interest rate of 12% as and is convertible, at the option of Citrine Global, into equity shares of iBOT at conversion rate equal to the lower of (i) 25% discount to the most recent round of capital raised by iBOT during the term of the loan and (ii) the rate specified in the framework agreement]. In addition, the agreement provided that our Israeli subsidiary is entitled to convert the outstanding loan, in whole or in part, to satisfy payments of amounts owed to iBOT under the services agreements between the parties

In October 2021, iBOT granted to Citrine Global Group, a pre-emption right to any equity or equity linked securities that iBOT proposes to issue to an unrelated third party with aggregate gross proceeds to the Company exceeding $1 million or which will result in a change in control in iBOT following such issuance, then iBOT is to give to the Citrine Global Group written notice of such proposed issuance and the relevant terms thereof and the Citrine Global Group shall have ten (10) days thereafter to determine if it elects to purchase a minimum of 51% of the proposed issuance on the price and other terms specified in the notice sent by iBOT (the “Pre-Emption Right”). If the Citrine Global Group elects to exercise the Pre-Emption Right, such purchase is to take place at no more than 90 days following the expiration of the 10 day notice period to the Citrine Global Group. Any iBOT securities of the Pre-Emption Right that Citrine Global Group elects to not purchase are to be sold by not later than 90 days following the end of the Citrine Global Group’s notice period and if such shares are not sold to such third party within the 90 day period, the Pre-Emption right shall apply to any subsequent proposed issuance. The preemption right does not apply to certain specified exceptions.

On August 20, 2020, the Israeli Subsidiary, Beezz Home Technologies Ltd., and Golden Holdings Neto Ltd. incorporated Cannovation. Israeli Subsidiary holds 60% of Cannovation’s shares, while each of Beezz Home Technologies Ltd. and Golden Holdings Neto Ltd. holds 20% of its shares. See note 4 for additional information.

F-9

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (cont’d)

Stock split

On November 22, 2020, certain of the Company’s stockholders representing more than 50% of the Company’s outstanding share capital (the “Majority Consenting Stockholders”) approved an amendment to the Company’s Certificate of Incorporation (the “Reverse Stock Split Certificate of Amendment”) in order to effect a reverse stock split of the Company’s common stock pursuant to a range of between 40-to-1 and 100-to-1 (the “Reverse Stock Split”). Pursuant to the Reverse Stock Split, each forty or one hundred shares of common stock, as shall be determined by the Board at a later time, will be automatically converted, without any further action by the stockholders, into one share of common stock. No fractional shares of common stock will be issued as the result of the Reverse Stock Split. Instead, each stockholder of the Company will be entitled to receive one share of common stock in lieu of the fractional share that would have resulted from the Reverse Stock Split. In addition, the Majority Consenting Stockholders also approved the elimination of the Company’s entire authorized class of fifty million (50,000,000) undesignated preferred stock, thereby reducing the total number of shares of capital stock that the Company may issue from one billion five hundred fifty-thousand (1,550,000,000) shares to one billion five hundred thousand (1,500,000,000) shares, all of which are designated as common stock (the “Certificate of Elimination”). The Certificate of Elimination will be effective upon the filing with the Secretary of the State of Delaware, which was not completed as of the date of this report’s filing. The Reverse Stock Split Certificate of Amendment will be effective upon receipt of approval from the Financial Industry Regulatory Authority (“FINRA”) and the filing with the Secretary of the State of Delaware, both of which were not completed as of the date of the approval of the financial statements.

Financial support from shareholders

The Company has not yet to generate revenues and is dependent on raising funds from its current shareholders or from other sources. On April 13, 2021, Citrine S A L, on behalf of itself and its affiliates and related parties, has furnished the Company with an irrevocable letter of obligation to financially support the Company until June 30, 2022. On March 17, 2022, Citrine S A L Investment & Holding Ltd. extended this support through June 30, 2023.

The Company has no significant firm commitments that require it to remit cash, and can control the level of expenses it incurs. Based on the Company’s current cash balances, and the irrevocable letter of obligation from Citrine S A L noted above, the Company believes it has sufficient funds for its plans for the next twelve months from the issuance of these financial statements. As the Company is embarking on its new activity as detailed herein, it is incurring losses. It cannot determine with reasonable certainty when and if it will have sustainable profits.

Patent application

On October 20, 2021, the Provisional Patent Application No: 63/257,673 for “PHARMACEUTICAL COMPOSITIONS AND METHODS FOR THE TREATMENT OF SIDE-EFFECTS ASSOCIATED WITH THE USE OF CANNABIS, CANNABINOIDS AND RELATED PRODUCTS” was registered at the US Patent and Trademark Office. The patent application describes certain side effects of cannabis use, the needs, technologies, and solutions to support medical cannabis patients who experience side effects related to their cannabis treatment.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (SARS-CoV-2) to be a global pandemic (COVID-19), which continues to spread throughout the world. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specifically with respect to the Company, COVID-19 may impact various parts of its 2022 plans, operations and financial results, including but not limited to difficulties in obtaining additional financing. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2021 and 2020. The Company believes it is taking appropriate actions to mitigate the negative impact, including by focusing its activities initially only within the country of Israel. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated as these events are still developing.

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CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Citrine Global and its Israeli Subsidiaries, CTGL - Citrine Global Israel Ltd and Cannovation. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates include share-based compensation and fair value measurements of the convertible notes. Actual results could differ from those estimates.

Functional Currency and Foreign Currency Translation and Transactions.

Effective May 14, 2020, the Company adopted the U.S. dollar as its functional currency. Prior to May 14, 2020, the functional currency of the Company was the New Israeli Shekel (“NIS”). The change in functional currency of the Company is due to the increased exposure to the U.S. dollar as a result of Sale of the Novomic as described in Note 1 above.

Therefore, the currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All exchange gains or losses arising from translation of these foreign currency transactions are included in net loss for the year.

F-11

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Cash, cash equivalents and restricted cash

Cash equivalents are short-term highly liquid investments which include short term bank deposits (up to three months from date of deposit), that are not restricted as to withdrawals or use that are readily convertible to cash with maturities of three months or less as of the date acquired.

Restricted cash as of December 31,2021 included a $10 thousands collateral account for the Company’s rent agreement and is classified in current assets.

Property, plant and equipment, net

1.	Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition is reflected in the Statements of Operations and Comprehensive Loss.

2.	Rates of depreciation:

%

Computers and office equipment	7-33
Land	-

Trading securities and short-term loan measured at fair value

The Company accounts for its investments in trade securities in accordance with Accounting Standards “ASC”) No. 321, “Investments— Equity Securities.” The Company determines the appropriate classification of its investments in trading securities at the time of purchase and re-evaluates the fair value at each balance sheet date. As of December 31, 2020, all of the Company’s investments in trading securities are classified as held for trade (see also Note 8). Therefore, the Company’s trading securities are recorded at fair value on the balance sheet as well as the short-term loan measured at fair value according to the company’s election. Changes in fair value of trading securities and short-term loan are recorded in financing income (expenses), net in the consolidated statement of operations. The balance of the investments in trading securities as of December 31, 2021 is zero.

F-12

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Investments valued under the measurement alternative

The Company’s investments as described in Notes 3 and 1 are valued under the measurement alternative include equity securities in other proprietary investments for which the Company does not have significant influence and fair value is not readily determinable. Accounting Standard Update (“ASU”) 2016-01 requires equity securities to be recorded at cost and adjusted to fair value at each reporting period. However, the guidance allows for a measurement alternative, which is to record investments at cost, less impairment, if any, and subsequently adjust for observable price changes of identical or similar investments of the same issuer.

Due to the lack of readily determinable fair values for such investments, for which the Company does not have significant influence, the Company accounts for these investments under the measurement alternative at cost, less impairment.

The Company performs qualitative impairment assessments on its investments recorded under the measurement alternative.

Impairment of long-lived assets

The Group’s long-lived assets are reviewed for impairment in accordance with ASC Topic 360, “Property, Plant and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. No indicators of impairment have been identified as of December 31, 2020 and 2021.

Derivatives

Derivative instruments are recognized on the balance sheet at their fair value, with changes in the fair value recognized as a component of financial expenses, net in the statements of operation.

Once determined, derivative liabilities and assets are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Deferred income taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes”. Accordingly, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with ASC Topic 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC Topic 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items in its fiscal 2021 and 2020 financial statements and did not recognize any liability with respect to an unrecognized tax position in its balance sheets.

F-13

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Research and development expenses

Research and development expenses are charged to operations as incurred.

Basic and diluted loss per ordinary share

Basic loss per share of Common Stock is computed by dividing the loss for the period applicable to holders of shares of Common Stock, by the weighted average number of shares of Common Stock outstanding during the period. Securities that may participate in dividends with the shares of Common Stock (such as the convertible Preferred Stock) are considered in the computation of basic loss per share under the two-class method. However, in periods of net loss, only the convertible Preferred Stock are considered, since such shares have a contractual obligation to share in the losses of the Company.

In computing diluted loss per share, basic loss per share is adjusted to reflect the potential dilution that could occur upon the exercise of potential shares. Accordingly, in periods of net loss, no potential shares are considered.

Stock-based compensation

The Company measures and recognizes the compensation expense for all equity-based payments based on their estimated fair values in accordance with ASC 718, “Compensation-Stock Compensation”. Share-based payments including grants of stock options are recognized in the statement of operation as an operating expense based on the fair value of the award at the date of grant. The fair value of stock options granted is estimated using the Black-Scholes option-pricing model. The Company has expensed compensation costs, net of estimated forfeitures, applying the accelerated vesting method, over the requisite service period or over the implicit service period.

F-14

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Fair value

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosure,” which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value, as defined by ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: (i) the market approach; (ii) the income approach; and (iii) the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), (ii) segregating those gains or losses included in earnings, and (iii) a description of where those gains or losses included in earning are reported in the statement of operations.

F-15

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

As of December 31, 2021, there are no financial assets or financial liabilities that are measured at fair value on a recurring basis. The Company’s financial assets and liabilities as of December 31, 2020 that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	Balance as of December 31, 2020
	Level 1	Level 2	Level 3	Total
	U.S. Dollars in thousands

Trading securities (Note 8)	-	522	-	522
Short-term loan measured at fair value (Note 8)	-	-	165	165
Total assets	-	522	165	687

Liabilities:
Fair value of convertible component in convertible notes (Note 5)	-	-	381	381
Fair Value of forward option (Note 8)	-	-	72	72
Total liabilities	-	-	453	453

The following table presents the changes in fair value of the level 3 liabilities for the year ended December 31, 2021:

Changes in Fair value
U.S. Dollars in thousands
Assets:
Outstanding at January 1, 2020	-
Fair value of issued level 3 assets	145
Changes in fair value	20
Outstanding at January 1, 2021	165
Proceeds from repayment of short term loan	(164)
Interest and change in fair value of short-term loan measured at fair value	(1)
Outstanding at December 31, 2021	-

Liabilities:
Outstanding at January 1, 2020	-
Fair value of issued level 3 liability	351
Changes in fair value	102
Outstanding at January 1, 2021	453
Fair value of convertible component in additional convertible notes issued during the period	116
Classification of embedded conversion feature from liability to equity	(670)
Commitment for issuance of fixed number of ordinary shares	(14)
Changes in fair value	115
Outstanding at December 31, 2021	-

F-16

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents as well as certain other current assets that do not amount to a significant amount. Cash and cash equivalents, which are primarily held in Dollars and New Israeli Shekels, are deposited with major banks in Israel and United States. Management believes that such financial institutions are financially sound and, accordingly, minimal credit risk exists with respect to these financial instruments. The Company does not have any significant off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

Contingencies

The Company records accruals for loss contingencies arising from claims, litigation and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and(2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact that the adoption of ASU 2020-06 will have on the Company’s consolidated financial statement presentation or disclosures.

Other new pronouncements issued but not effective as of December 31, 2021 are not expected to have a material impact on the Company’s consolidated financial statements.

F-17

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF RESENTATION (cont.)

Reclassification

Certain prior year figures have been reclassified to conform to be current year presentation.

NOTE 3 - INVESTMENT VALUED UNDER THE MEASUREMENT ALTERNATIVE

On June 22, 2020, the Company entered into a share purchase agreement with Nanomedic Technologies Ltd., an Israeli private company and a related party as further described below (“Nanomedic”) as part of an A-1 funding round open only to existing Nanomedic shareholders and their affiliates. Nanomedic developed SpinCare™, a system that integrates electrospinning technology into a portable, bedside device, offering immediate wound and burn care treatment. The Company paid $450 thousand for A-1 preferred shares of Nanomedic and also received warrants to purchase A-1 preferred shares. Such investment represents a holding of approximately 3.3% in Nanomedic. The round raised approximately $2.2 million in total. Citrine S A L and certain of its partnerships, all affiliates of the Company, were already beneficial shareholders of Nanomedic immediately prior to the A-1 funding round. Ilan Ben-Ishay, a director of the Company was already a beneficial shareholder of Nanomedic immediately prior to the A-1 funding round. Ora Meir Soffer, chairperson and CEO of the Company, was already a director of both Nanomedic and its Israeli parent company Nicast Ltd. immediately prior to the A-1 funding round, and she was also already a beneficial shareholder of Nanomedic immediately prior to the A-1 funding round.

The Company accounts for the investment in Nanomedic in accordance with the provisions of ASC 321, “Investments - Equity Securities”, and elected to use the measurement alternative therein. The investment will be re-measured upon future observable price change(s) in orderly transaction(s) or upon impairment, if any.

F-18

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY AND EQUIPMENT, NET

	December 31,
	2021	2020
	U.S. Dollars in thousands
Computers and office equipment	10	6
Land	248	-
	258	6
Less - accumulated depreciation	(2)	(*	)
Total property and equipment, net	256	6

In the years ended December 31, 2021 and 2020, depreciation was US$2 and less than US$1 thousand, respectively.

1.	On July 13, 2021, the Ministry of Economy of the Israeli government recommended to the Israel Land Authority (“ILA”) that it approve a grant of 11,687 square meters of industrial parcel of land in Yeruham, Israel (the “Land”) for Cannovation to build the Cannovation Center, at a subsidized price and exempt from a tender procedures typically required under Israeli law, to include factories, laboratories, logistics and a distribution center for the medical cannabis, and botanicals industries. As noted, Citrine Global owns 60% of the share capital of Cannovation, through the Israeli Subsidiary. The grant was initially awarded on December 30, 2020 for 10,000 square meters of industrial land in Yeruham, Israel and was increased to 11,687 square meters on July 13, 2021. Cannovation is in process of receiving the required building permits and approvals to start the construction and is in process with several financing entities in the area of real-estate financing.

During December 2021, Cannovation remitted to the Israeli Ministry of the Economy and the ILA the aggregate amount of 688 thousand NIS ($221 thousands on the date of payment) to obtain the rights to the Land. The discounted amount paid is part of the grant by the Israeli government under government programs to encourage industrial development in Southern Israel. The amount remitted represents the sum total amount that Cannovation is required to pay as the purchase price for the Land. In addition, the Israeli Ministry of Economy is also expected to cover approximately 30% of the building and equipment expenses. Cannovation is also expected to benefit from a reduced corporate tax rate which is intended to encourage industrial development in Southern Israel.

Under the Agreement, Cannovation committed to build and develop the Green Vision Center in accordance with the time frames, terms and conditions of the Agreement. Typically, the initial time frame for completing the development is four (4) years, subject to extensions that the ILA may approve. Upon completion of the development within the time frames and other requirements specified in the Agreement, Cannovation will be entitled, subject to Israeli law, to long term lease agreement (49 years) to the Land (equivalent to ownership rights as most of the land in Israel is government owned and when marketed usually the developers are granted with development/long lease rights).

The Company has also classified $27 thousands of related expenses to land costs.

See also note 12B.

F-19

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES

A.	On April 1, 2020 the Company entered into a Convertible Note Purchase Agreement (the “CL Agreement”) with Citrine S A L , WealthStone Private Equity Ltd, WealthStone Holdings Ltd, Golden Holdings Neto Ltd, Beezz Home Technologies Ltd, Citrine Biotech 5 LP, Citrine High Tech 6 LP, Citrine High Tech 7 LP, Citrine 8 LP, Citrine 9 LP and Citrine Biotech 10 LP (together, the “Buyer”), all of which are affiliated with the Company. Under the CL Agreement, the Buyer agreed to purchase and the Company agreed to issue and sell, for up to an aggregate principal amount of up to $1,800 thousand, notes convertible into shares of Common Stock of the Company (the “Notes”), with a drawdown period starting on April 1, 2020 and ending upon the earlier of (i) 6 months thereafter and (ii) the consummation of a public offering by the Company. The CL Agreement provides that the Notes will bear an annual interest rate of six percent (6%) and that the conversion price per share of Common Stock shall equal 85% multiplied by the market price (as defined in the Notes), representing a discount of 15%, and that each Note will mature 18 months following the payment date.

On April 19, 2020 and June 12, 2020, the Company provided draw down notices under the CL Agreement for amounts of $170 thousand and $1 million, respectively, which were received in cash by the Company.

On June 12, 2020, the CL Agreement was amended (hereafter “Amendment”) to provide that for each draw down made by the Company under the CL Agreement, the Buyer shall be entitled to receive two types of warrants: A warrants and B warrants, with the A warrants exercisable at any time between 6 and 12 months after issuance for an exercise price per share equal to 1.25 times the average of the closing prices of the 3 trading days preceding the draw down, and the B warrants exercisable at any time between 6 and 24 months after issuance for an exercise price per share equal to 1.5 times the average of the closing prices of the 5 trading days preceding the draw down, and that the number of each of the A warrants and the B warrants issued will be equal to the draw down amount divided by the average of the closing prices of the 3 trading days preceding the draw down, and that these amended terms will apply in respect of all draw downs, including drawdowns made prior to the date of the amendment.

Conversion feature

In accordance with ASC 815-15-25 the conversion feature was considered an embedded derivative instrument, and is to be recorded at its fair value separately from the convertible notes, within current liabilities in the Company’s balance sheet. The conversion component is then marked to market at each reporting period with the resulting gains or losses shown in the statements of operations.

F-20

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES (cont’d)

The fair value of the conversion feature (hereafter “Convertible Component”) was estimated using the Monte Carlo Simulation Model to compute the Convertible Component’s fair value. The assumptions used to perform the Monte-Carlo simulation model were consistent with those utilized in the Company’s Black-Scholes valuation for stock options are detailed below:

	June 12, 2020	December 31, 2020
Expected volatility (%)	65.69%	164.43%
Risk-free interest rate (%)	0.18%	0.1%
Expected dividend yield	0.0%	0.0%
Contractual term (years)	1.5	0.95
Conversion price	(*)	(*)
Underlying share price (U.S. dollars)	0.21	0.045
Convertible notes amount	1,275	1,275
Fair value of the conversion feature (U.S. dollars in thousands)	285	381

(*)	the conversion price is 85% of the share price, during the period of 5 days preceding the conversion date.

Warrants

As mentioned above, as part of the Amendment, the Company issued to the Buyer 5,589,172 A warrants and 5,589,172 B warrants to purchase a total of 11,178,344 shares of Common Stock of the Company.

The fair value of such warrants as of the drawdowns dates was estimated at $301,665 using the Black-Scholes option-pricing model and is presented within the consolidated statements of changes in shareholders equity (deficit).

The following are the data and assumptions used:

Warrants A
Common Stock price	0.21
Expected volatility	65.31%
Expected term	1 years
Risk free rate	0.17%
Expected dividend yield	0%

Warrants B
Common Stock price	0.21
Expected volatility	68.73%
Expected term	2 years
Risk free rate	0.19%
Expected dividend yield	0%

Convertible Notes

The drawdowns notice amount, net of the Conversion Component and the warrants amounts (hereafter “Convertible notes”), is $580 thousand as of the agreement date. The convertible notes are accounted for according to the effective interest method.

F-21

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES (cont’d)

On April 12, 2021, the parties to the Convertible Note Purchase Agreement (the “CL Agreement”) amended the CL Agreement to (i) change the annual interest on the Notes to nine percent (9%), applicable from January 1, 2021, (ii) ensure that the Company shall repay the loans at the time it consummates an investment in the amount of at least $5 million in the Company’s securities, and (iii) modify the exercise prices of each of the A Warrants and B Warrants to $0.10 per share, and the term of the A Warrants and B Warrants be extended by one year.

The Company concluded that the change in term does not constitute a trouble debt restructuring. Thereafter, the Company applied the guidance in ASC 470-50, Modifications and Extinguishments. The accounting treatment is determined by whether terms of the new debt and original debt are substantially different.

The new debt and the old debt are considered “substantially different” pursuant to ASC 470-50 when the present value of the cash flows under the terms of the new debt instrument is at least 10% different from the present value of the remaining cash flows under the terms of the original instrument (including the incremental fair value resulting from the change in the terms of the warrants held by the lender). If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt should be initially recorded at fair value, with the difference recognized as an extinguishment gain or loss. Based on the analysis, the Company concluded that the change in terms should be accounted for as an extinguishment.

The extinguishment resulted in a loss of $620 thousands (including of $361 thousands – change in the fair value of the warrants which is considered transaction cost).

The fair value of the warrants was estimated using the Black-Scholes option pricing model. The assumptions used to perform the calculations are detailed below:

Fair value of the warrants immediately before the change:

Fair value of the warrants	A Warrant	B Warrant
Expected volatility (%)	150.5%	158.7%
Risk-free interest rate (%)	0.04%	0.08%
Expected dividend yield	0.0%	0.0%
Contractual term (years)	0.18	1.18
Conversion price	0.26	0.31
Underlying share price (U.S. dollars)	0.07	0.07
Fair value (U.S. dollars in thousands)	3	121

Fair value of the warrants immediately after the change:

Fair value of the warrants	A Warrant	B Warrant
Expected volatility (%)	158.7%	158.7%
Risk-free interest rate (%)	0.08%	0.22%
Expected dividend yield	0.0%	0.0%
Contractual term (years)	1.18	2.18
Conversion price	0.1	0.1
Underlying share price (U.S. dollars)	0.07	0.07
Fair value (U.S. dollars in thousands)	211	274

F-22

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES (cont’d)

B.	On June 24, 2021, the Company received from Citrine 8 LP, a related party, a convertible loan of $350 thousands made under and pursuant to the CL Agreement. Citrine agreed to honor a Draw Down Notice for, and advanced to the Company, $350 thousands, under the terms of the CL Agreement. As provided for under the terms of the CL Agreement, Citrine 8 LP was also issued 10,500,105 A warrants and 10,500,105 B warrants for shares of common stock, where the A warrants are exercisable beginning December 24, 2021 through December 24, 2023 and the B warrants, in each case at a per share exercise price of $0.10 (the “June 24 Agreement”).

Convertible Component of the Loan

The fair value of the conversion feature (hereafter “Convertible Component”) was estimated using the Monte Carlo Simulation Model to compute the Convertible Component’s fair value. The assumptions used to perform the Monte-Carlo simulation model on June 24, 2021 were consistent with those utilized in the Company’s Black-Scholes valuation for stock options are detailed below:

June 24, 2021
Expected volatility (%)	156.8%
Risk-free interest rate (%)	0.17%
Expected dividend yield	0.0%
Contractual term (years)	1.5
Conversion price	(*)
Underlying share price (US dollars)	0.03
Convertible notes amount	397
Fair value of the conversion feature (US dollars in thousands)	117

(*)	the conversion price is 85% of the share price, during the period of 5 days preceding the conversion date.

Warrants

The fair value of such warrants granted as part of the June 24 agreement was estimated at $404 thousands using the Black-Scholes option-pricing model and recorded as additional paid-in capital on the balance sheet.

The assumptions used to perform the calculations are detailed below:

	A Warrant	B Warrant
Expected volatility (%)	156.8%	156.8%
Risk-free interest rate (%)	0.37%	0.59%
Expected dividend yield	0.0%	0.0%
Contractual term (years)	2.5	3.5
Conversion price	0.1	0.1
Underlying share price (U.S. dollars)	0.03	0.03
Fair value (U.S. dollars in thousands)	184	220

F-23

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(U.S. dollars in thousands)

NOTE 5 – CONVERTIBLE NOTES (cont’d)

Fair Value Proportional Allocation for the June 24 Loan

The fair value of the note was estimated at $308 thousands. The note is accounted for according to the effective interest method.

Based on the above, the fair value proportion allocation as of June 24, 2021 was as follows:

June 24, 2021 (US dollars in thousands)
Conversion Component	$117
Warrants	172
Convertible Notes	61
Total	$350

C.	On August 13, 2021, the Company and the holders of $1,520 thousands in principal amount under the CL Agreement as detailed in Note 5A and 5B above, entered into an additional agreement pursuant to which, among other things, the following terms were effected:

(i)	Extension of the maturity date on the Outstanding CL Notes to July 31, 2023, provided, that if the Company consummates prior to maturity an investment of at least $5 million of the Company’s securities, then the Company shall repay the principal amount and accrued interest of the Notes from such proceeds;
(ii)	Amendment of the conversion price on the Outstanding CL Notes to a fixed conversion price of $0.10 per share; and
(iii)	Confirming the agreement of the holders of the Outstanding CL Notes to honor draw down notice for balance of remainder of the $1,800 thousands originally committed to under the CL Agreement (i.e., $280 thousands) through March 31, 2022.

The Company concluded that the change in term constitutes a trouble debt restructuring, due to its financial condition and the relief that the abovementioned changes provided.

A new effective interest rate was established based on the carrying value of the debt and the revised cash flows.

Following the abovementioned amendment on August 13, 2021, the conversion component is qualifying for the scope exception under ASC 815-10-15-74(a). In accordance with ASC 815-15-35-4, since the embedded conversion option in the convertible debt no longer meets the bifurcation criteria, the fair value of the conversion component, in the amount of $670,224, was reclassified from short-term liability to shareholders equity at that date.

Conversion feature In accordance with ASC 815-15-25, the conversion feature was considered embedded derivative instrument, and is to be recorded at its fair value separately from the convertible notes, within current liabilities in the Company’s balance sheet. The conversion component is then marked to market each reporting period with the resulting gains or losses shown in the statements of operations.

F-24

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES (cont’d)

The fair value of the conversion feature (hereafter “Convertible Component”) was estimated using the Monte-Carlo simulation model to compute the Convertible Component’s fair value. The assumptions used to perform the Monte-Carlo simulation model were consistent with those utilized in the Company’s Black-Scholes valuation for stock options are detailed below:

Loan #1 that was amended on August 13, 2021:

	August 13, 2021	December 31, 2020
Expected volatility (%)	149.04%	164.43%
Risk-free interest rate (%)	0.05%	0.1%
Expected dividend yield	0.0%	0.0%
Contractual term (years)	0.34	0.95
Conversion price	(*)	(*)
Underlying share price (U.S. dollars)	0.05	0.045
Convertible notes amount	1,312	1,275
Fair value of the conversion feature (U.S. dollars in thousands)	379	381

(*)	the conversion price is 85% of the share price, during the period of 5 days preceding the conversion date

Loan #2 that was amended on August 13, 2021:

	August 13, 2021	June 24, 2021
Expected volatility (%)	151.48%	156.8%
Risk-free interest rate (%)	0.13%	0.17%
Expected dividend yield	0.0%	0.0%
Contractual term (years)	1.36	1.5
Conversion price	(*)	(*)
Underlying share price (U.S. dollars)	0.05	0.3
Convertible notes amount	397	397
Fair value of the conversion feature (U.S. dollars in thousands)	115	117

(*)	the conversion price is 85% of the share price, during the period of 5 days preceding the conversion date.

 Following the abovementioned amendment on August 13, 2021, the conversion component is qualifying for the scope exception under ASC 815-10-15-74(a). In accordance with ASC 815-15-35-4, since the embedded conversion option in the convertible debt no longer meets the bifurcation criteria, the fair value of the conversion component, in the amount of $670 thousands, was reclassified from short-term liability to shareholders equity at that date.

F-25

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – SHAREHOLDERS’ EQUITY

Description of the rights attached to the Shares in the Company:

Common Stock:

Each share of Common Stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders of Common Stock are not permitted to vote their shares cumulatively. Accordingly, the holders of the Company’s Common Stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of the directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Transactions:

On January 29, 2020, holders of 10,344,828 redeemable convertible Series A Preferred Stock, converted their shares into 10,344,828 shares of Common Stock .

The terms of the transaction for the issuance of 893,699,276 shares of Common Stock in total are described in Note 1 above. During February and March 2020, the Company issued 432,996,555 shares of Common Stock, par value $0.0001, to investors in respect of the transaction described in Note 1 above, for a total consideration of $45 thousand, and on November 12, 2020, the Company issued the remaining 445,702,721 shares of Common Stock pursuant to the terms of the transaction for the issuance of 893,699,276 shares of Common Stock in total are described in Note 1 above.

On March 5, 2020 the Company issued 15,000,000 shares of Common Stock to its legal advisor in respect of legal consulting services, with respect to the Citrine Global Transaction as well as other legal services, as agreed between the parties. The Company estimated the fair value of the shares issued based on the share price at the grant date at $4,785 thousand. During the years ended December 31, 2021 and 2020 the Company recorded share based compensation expense of $1,034 thousands and $3,751 thousands, respectively, among general and administrative expenses.

On November 11, 2020, the Company issued additional 13,222,082 shares of Common Stock to its legal advisor pursuant to the above agreement. The Company estimated the fair value of the shares issued based on the share price at the grant date at $4,218 thousand. During the years ended December 31, 2021 and 2020 the Company recorded share based compensation expense of $703 thousands and $3,515 thousands, respectively, among general and administrative expenses.

On May 14, 2020 the Company amended its Certificate of Incorporation to reflect the increase of its authorized capital by one billion shares of Common Stock

On November 11, 2020, the Company issued 1,411,104 shares of Common Stock to its Chief Financial Officer. The Company estimated the fair value of the shares issued based on the share price at the grant date at $155 thousand and recorded a share based compensation expense in the year ended December 31, 2020.

On October 8, 2020, the Board approved a reverse stock split of the Company’s authorized, issued and outstanding shares of Common Stock, at a ratio between 1-for-40 to 1-for-100, subject to the approval of the Company’s stockholders (the “Reverse Stock Split”). The final ratio of the Reverse Stock Split will be determined by the Board at a later date. Since such reverse stock split was not approved yet as of the approval date of these financial statements, it is not reflected in any share information disclosed within these financial statements.

F-26

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 8, 2020, the Board approved an amendment to its Certificate of Incorporation to remove from its authorized capital stock of the Company the fifty million (50,000,000) shares of undesignated Preferred Stock, subject to the approval of the Company’s stockholders. No shares of Preferred Stock are currently outstanding, and such removal and cancellation would remove the authority of the Board or any authorized committee thereof to provide for the issuance of shares of Preferred Stock without further approval of the Company’s stockholders.

NOTE 7 – STOCK OPTIONS

A.	On August 15, 2021, the Company’s board of directors determined to increase the number of shares reserved for issuance under the 2018 Stock Incentive Plan to 90,000,000 shares of common stock thereunder and recommended to the Company shareholders to approve the increase in the pool. The Board also determined to grant to each of Ilanit Halperin and David Kretzmer, directors of the Company, a grant of options to purchase 9,425,680 shares of common stock, and Doron Birger, a Company director, options to purchase 2,365,420 shares, in each case at per share exercise price of $0.05 per share, provided, that such grant is subject to approval by the shareholders of the increase in the plan pool. The options vest over a two year period, in eight (8) equal installments, with the first instalment vesting on the third month anniversary of each individual’s start date and each further instalment on each subsequent third month anniversary, where the start date is, in the case of Ilanit Halperin February 27, 2020, in the case of Doron Birger September 20, 2020 and in the case of David Kretzmer is March 1, 2021, subject to such individual’s continued service with the Company.

On December 29, 2021 the Company’s board of directors approved the grants of the options. The fair value at December 29, 2021 was determined using the Black-Scholes pricing model, assuming a risk free rate of 1.29%, a volatility factor of 152.1%, dividend yields of 0% and an expected life of 5 years. The Company estimated the fair value of each option granted at December 29, 2021 at $0.022, totaling $519 thousands. Total share based compensation expenses during the year ended December 31, 2021 amounted to $456 thousands. The remaining expense of $63 thousands will be recognized over a weighted average period of approximately 0.5 years.

The following table presents the Company’s stock option activity for employees and directors of the Company for the years ended December 31, 2021 and 2020:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2020	521,065	0.0011
Granted	-	-
Exercised	-	-
Forfeited or expired	(474,303)	0.0011
Outstanding at December 31, 2020	46,762	0.0011
Granted	23,582,200	0.05
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31, 2021	23,628,962	0.05
Number of options exercisable at December 31, 2021	15,672,670	0.05

The intrinsic value of options outstanding and exercisable at December 31, 2021 totaled $1 thousand.

During 2020, an amount 28,222,082 shares were granted to a service provider and 1,411,104 shares were granted to the Chief Financial Officer, see note 6 above.

F-27

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – AGREEMENTS WITH INTELICANNA LTD

A.	On May 31, 2020, the Company entered into a strategic partnership with Intelicanna Ltd., an Israeli medical cannabis company listed on the Tel Aviv Stock Exchange with ticker symbol INTL (“Intelicanna”), via a share exchange agreement (the “Share Exchange Agreement”) and an agreement for future issuance of shares (the “Agreement for Future Issuance of Shares”). The Share Exchange Agreement provides that (i) the number of shares each party issues to the other will be calculated by dividing $500 thousand by the volume weighted average price (VWAP) of the issuing party’s shares in the three trading days preceding the signing of the agreement, (ii) the issuance by Intelicanna will take place upon, and subject to, receipt of approval from the Tel Aviv Stock Exchange, and the issuance by the Company will follow immediately thereafter, and (iii) the parties may not sell the shares within the first six months after issuance, and thereafter the parties may sell the shares issued to them if the shares become registered through a prospectus approved by the relevant securities authority, or under an exemption provided by applicable securities law, subject to a limit on the number of shares either party may sell per day. The Agreement for future Issuance of Shares provides that a fall in a share price of a party, not exceeding 20%, measured six months after issuance of shares by both parties pursuant the Share Exchange Agreement, will be offset by the issuance of additional shares to the other party to bring up to $500 thousand the total value of the shares issued to the other party. On August 15, 2021, the Company’s board of directors determined that it is required to issue to Intelicanna 619,589 shares of the Company’s common stock and has authorized the issuance of such shares to Intelicanna. As of December 31, 2021, the common stock have not been issued yet. As such, the Company recorded an additional $14 thousands to be issued to Intellicanna.

On September 17, 2020 the Company issued to Intelicanna 2,143,470 shares of Common Stock in exchange for 619,589 of Intelicanna’s ordinary shares. The Company measures its investment in Intelicanna at fair value through profit or loss at level 2. The fair value reflects the value of Intelicanna’s stock price less discounts for lack of marketability since the parties may not sell the shares within the first six months after issuance. During the period, the change in traded securities’ fair value was in the amount of approximately $50 thousand.

The fair value of such shares exchange agreement was estimated using the Black-Scholes option-pricing model and is presented among current liabilities within the Company’s consolidated balance sheet.

The following are the data and assumptions used as of the balance sheet date related to future potential issuance of shares as describe above for potential fall in share price of a party, not exceeding 20%:

Derivative related to Intelicanna’s shares	December 31, 2020
Common Stock price	0.83
Expected volatility	57.61%
Conversion price (U.S. dollars)	0.64
Expected term	3.1 months
Risk free rate	0.09%
Expected dividend yield	0%
Fair value of the derivative (U.S. dollars in thousands)	28

Derivative related to Citrine Global’s shares	December 31, 2020
Common Stock price	0.046
Expected volatility	125.19%
Conversion price (U.S. dollars)	0.2
Expected term	3.1 months
Risk free rate	0.09%
Expected dividend yield	0%
Fair value of the derivative (U.S. dollars in thousands)	(100)

F-28

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Between August 3 – 9, 2021, the Company sold to an unrelated third party in an off market transaction 619,589 ordinary shares of Intelicanna Ltd., an Israeli medical cannabis company listed on the Tel Aviv Stock Exchange (“Intelicanna”), for aggregate gross proceeds to the Company of 1,261,000 NIS (approximately $389 thousands based on the current exchange rate). Following the sale, the Company no longer holds any Intelicanna shares.

B.	Furthermore, on June 25, 2020, the Israeli Subsidiary entered into a services agreement with Intelicanna to provide business development and consulting services to Intelicanna, including assistance with raising financing (the “Services Agreement”) (references in this paragraph to the Company include the Israeli Subsidiary). The terms of the Services Agreement include: (1) the Company will, for a period of 18 months, assist Intelicanna to raise up to NIS 15 million for Intelicanna’s working capital purposes, whether through issuance of convertible securities or any other means; all sums raised must be approved in advance by the Company, and in accordance with a business plan presented to the Company from time to time; the Company will have no obligation under the Services Agreement to invest in Intelicanna, and no liability if its efforts to source financing for Intelicanna are unsuccessful; (2) in the event Intelicanna raises funds through assistance from the Company, the Company will be entitled to (i) cash consideration equal to 5% of any amount raised, whether directly from the Company, or from any of its affiliates or any unrelated third party, and (ii) options to acquire a number of shares of Intelicanna equal to 5% of the amount raised divided by the Exercise Price; the “Exercise Price” will be the price per share at which the amount was raised, or if it was not raised through issuance of shares, the price per share at which Intelicanna last raised funds through issuance of shares; and (3) for one or more periods of at least 90 days, each time at Intelicanna’s request which the Company may accept or decline at its discretion, the Company will provide business development and strategy-building services, including: consulting on strategy and business plan; assistance defining financing needs; helping identify ways to develop potential sources of finance; and ongoing consulting support to Intelicanna’s management team and board. Intelicanna will pay the Company a fee of NIS 2,500 per day for such services.

On October 5, 2021 the Company and Intelicanna mutually terminated the Service Agreement.

C.	Also on June 25, 2020, the Company and the Israeli Subsidiary entered into an agreement to grant Intelicanna Ltd. (“Intelicanna”) New Israeli Shekel (“NIS”) 1 million in cash (approximately $290 thousand) in direct financing for working capital purposes. The financing will bear 6% annual interest, and Intelicanna will make additional payments equal to 6% of its gross revenues from the date the financing was received and until the date Intelicanna’s aggregate gross revenues reach NIS 2 million (approximately $600 thousand).If the total of the 6% interest plus the additional payments would result in a return of less than 12% per year to the Company, the interest would be increased to bring the total return to 12%. Every three months Intelicanna must pay the interest, and after 12 months, it must repay the capital, plus the total of the additional payments due, plus any outstanding interest, and it must pay interest of 2% per month on any late payments, provided, however, that until the foregoing obligations are paid in full, Intelicanna must pay 50% of its gross revenues to the Company upon receipt. If Intelicanna does not pay all amounts due within 18 months, it shall, at the Company’s option, issue to the Company a number of its shares equal to NIS 1.5 million (approximately $0.45 million) divided by the lower of (i) volume weighted average price (VWAP) of the three trading days prior to the lapse of the 18 months, and (ii) VWAP of the three trading days prior to the signing of the financing agreement.

F-29

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The financing must be paid by the Company to Intelicanna within 30 days of signing the financing agreement, subject to completion of due diligence to the Company’s satisfaction and to Intelicanna receiving a commercial growing license.

On July 9, 2020, the Company transferred to Intelicanna NIS 500 thousand (approximately $145 thousand) on account of the above loan. The Company elected the fair value option to account for the short-term loan.

As of December 31, 2021, Intelicanna repaid the full principal of the loan together with 12% interest, which amounted to NIS 46 thousand (approximately $14 thousand).

Ilanit Halperin, a director and the Chief Financial Officer of the Company, is also the Chief Financial Officer of Intelicanna. Doron Birger, a director at the Company, is also the chairman of the board of directors of Intelicanna, effective March 30, 2022.

NOTE 9 – RELATED PARTIES

A. Transactions and balances with related parties

	Year ended December 31
	2021	2020
	U.S. Dollars in thousands

Research and development expenses:
Fees to officers	48	-
Other expenses	26	-
	74	-

General and administrative expenses:
Directors compensation and fees to officers (*)	919	496
(*) Share based compensation	404	-

Financing expenses , net:
Financial expenses related to convertible loan	1,129	287
Interest on loan (**)	*	-

(**)	Less than 1 thousand

F-30

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

B. Balances with related parties:

	As of December 31,
	2021	2020
	U.S. Dollars in thousands

Current Assets:
Short term loan	15	-

Current Liabilities:
Convertible notes	1,431	773
Accounts payable	20	312
Accrued compensation	838	-

C.

Commencing in February 2020, Ora Elharar Soffer, CEO and Chairperson of the Board, was entitled to a monthly fee of $20 thousands and certain reimbursements for traveling, lodging and other expenses on behalf of the Company, the payment of such compensation was deferred until the Company consummates an investment of at least $1.8 million in the Company’s securities.

In addition, on August 15, 2021, the board of directors of Cannovation determined to adjust the compensation of the Chairperson (and interim Chief Executive Officer), Ora Elharar Soffer, to $10 thousands per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation shall become due and payable from, and such time as Cannovation shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

As of December 31, 2021, and 2020, an amount of $499 thousands and $210 thousands, respectively, representing compensation earned by Ms. Elharar Soffer.

D.	Commencing in February 2020, Ilan Ben-Ishay, a director, is entitled to a monthly fee of $4 thousands and certain reimbursements for traveling lodging and vehicle expenses on behalf of the Company, the payment of such compensation was deferred until the Company consummates an investment of at least $1.8 million in the Company’s securities.

In addition, on August 15, 2021, the board of directors of Cannovation determined to adjust the compensation of Ilan Ben-Ishay, a director at Cannovation, to $2 thousands per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation shall become due and payable from, and such time as Cannovation shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

As of December, 31, 2021, and 2020, an amount of $86 thousands and $34 thousand, respectively representing compensation earned by Mr. Ben-Ishay.

F-31

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

E.	Commencing in May 2020, Ms. Halperin, CFO of the Company, was entitled to a monthly fee of an additional $4 thousands, resulting in an aggregate monthly fee (from the February 2020 agreement as detailed above) of $7 thousands, the payment of such compensation was deferred until the Company consummates an investment of at least $1.8 million in the Company’s securities.

In addition, on August 15, 2021, the board of directors of Cannovation determined to adjust the compensation of the chief financial officer, Ilanit Halperin at Cannovation, to $4 thousands per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation shall become due and payable from, and such time as Cannovation shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

As of December, 31, 2021, and 2020, an amount of $171 thousands and $66 thousand, respectively, representing compensation earned by Ms. Halperin.

F.	Commencing in March 2021, Adv. David Kretzmer, a director, is entitled to a monthly fee of $7 thousand and certain reimbursements for traveling lodging and vehicle expenses on behalf of the Company, the payment of such compensation was deferred until the Company consummates an investment of at least $1.8 million in the Company’s securities.

In addition, on August 15, 2021, the board of directors of Cannovation determined to adjust the compensation of David Kretzmer, a director at Cannovation, to $2 thousands per month, in each case retroactive to July 1, 2021. These amounts would be paid at such time as Cannovation shall become due and payable from, and such time as Cannovation shall have, available funds therefor and as part of the operating budget for a minimum period of 18 months.

As of December, 31, 2021, an amount of $82 thousands representing compensation earned by Adv. David Kretzmer.

G.	On August 15, 2021, the board determined to award a bonus to the Company’s Chairperson of the Board, CEO, CFO, officers, directors and senior management equal to two percent (2%) of any capital raise, subject to prior repayment of the outstanding convertible loans and so long as the payment thereof would be from available funds and part of the Company’s operating budget for a minimum period of 18 months. In addition, the Board agreed to a bonus Company’s Chairperson of the Board, CEO, CFO, officers, directors and senior management of 2% from operating profits which will become payable upon the fulfillment of certain specified targets that the Board will establish, subject to prior repayment of the outstanding convertible loans and so long as the payment thereof would be from available funds and as part of the Company’s operating budget for a minimum period of 18 months.

H.	On August 9, 2021, through its 60% owned subsidiary Cannovation Center Israel, the Company entered into an agreement with iBOT, pursuant to which iBOT agreed to manufacture a line of nutritional supplements for Cannovation, including packaging and storage (the “Manufacturing Agreement”). Under the Manufacturing Agreement, the parties will agree on the compensation terms for each manufacturing order that Cannovation submits to iBOT It is intended that the price payable to iBOT will be based on the cost of manufacture plus a specified premium to be fixed at the time of each order.

I.	On September 29, 2021, Citrine Global advanced to iBOT, a related party, a loan of $50 thousands with a 12 month maturity date. The loan bears interest at an effective annual interest rate of 12% as and is convertible, at the option of Citrine Global, into equity shares of iBOT at conversion rate equal to the lower of (i) 25% discount to the most recent round of capital raised by iBOT during the term of the loan and (ii) the rate specified in the framework agreement. In addition, Citrine Global is entitled to convert the outstanding loan, in whole or in part, to satisfy payments of amounts owed to iBOT under the services agreements between the parties. On October 8, 2021 the Company transferred a first tranche of $15 thousands.

F-32

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

J.	On November, 2021, the Company, Cannovation and CTGL – Citrine Global Israel Ltd., on the one hand (collectively the “Citrine Global Group”), and iBOT, on the other hand, entered into an Exclusive Strategic Collaboration and Alliance Agreement (the “Exclusive Rights Agreement”) pursuant to which iBOT granted to the Citrine Global Group, jointly and individually, exclusive world-wide rights, solely with respect to the cannabis market, to iBOT’s botanical formulas and nutritional supplements, including, the development, manufacture, distribution and sale of such products. The exclusive rights include the right of any of the Citrine Global Group to grant rights thereunder to third parties so long as such third parties shall agree to be bound by terms consistent with those contained in this Agreement. In consideration of the grant of the rights under the Exclusive Rights Agreement, Citrine Global Group granted to iBOT the exclusive right to manufacture in State of Israel (consistent with the terms of the Manufacturing Agreement) the botanical products. In addition, so long as iBOT is in compliance with the terms of this Agreement, in the event that the Citrine Global Group determines to manufacture botanical products outside of Israel, then iBOT is to be afforded the opportunity to perform such manufacturing for the Citrine Group at iBOT’s facility in Israel provided that iBOT complies with all of the terms and conditions relating to such manufacturing project, including the price per unit, delivery schedules, packaging requirements regulation and other relevant terms.

K.	See also Note 7A.

L.	See also Note 5.

NOTE 10 – INCOME TAX

A.	United States resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 21%. No further taxes are payable on this profit unless that profit is distributed. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the United States under applicable tax treaties to avoid double taxation.

Income of the Israeli Subsidiary is taxable from 2018 and onwards, at corporate tax rate of 23%.

The Company and its Israeli Subsidiary have not received final tax assessments since the Israeli Subsidiary’s inception.

As of December 31, 2021, the Company and the Israeli Subsidiaries have carryforward losses for tax purposes of approximately $3,954 thousands and $337 thousands, respectively, which can be offset against future taxable income, if any.

F-33

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

B.	Composition of loss for the year:

	Year ended December 31
	2021	2020
	U.S. Dollars in thousands

U.S.	4,172	8,583
Israel	344	56
	4,516	8,639

C.	The following is reconciliation between the theoretical tax on pre-tax income, at the tax rate applicable to the Company (federal tax rate) and the tax expense reported in the financial statements:

	Year ended December 31
	2021	2020
	U.S. Dollars in thousands

Pretax loss	4,516	8,639
Federal tax rate	21%	21%
Income tax benefit computed at the ordinary tax rate	(948)	(1,814)
Non-deductible expenses	2	1
Stock-based compensation	96	1,559
Fair value adjustments	246	41
Tax in respect of differences in corporate tax rates	(6)	(1)
Change in valuation allowance	610	214
	-	-

D.	Deferred taxes result primarily from temporary differences in the recognition of certain revenue and expense items for financial and income tax reporting purposes. Significant components of the Company’s future tax assets are as follows:

	Year ended December 31
	2021	2020
	U.S. Dollars in thousands
Composition of deferred tax assets:
Non capital loss carry forwards	908	362
Other timing differences	64	-
Valuation allowance	(972)	(362)
	-	-

E.	Roll forward of valuation allowance

U.S. Dollars in thousands
Balance at January 1, 2020	2,041
Sale of subsidiary	(1,893)
Income tax expense	214
Balance at December 31, 2020	362
Income tax expense	610
Balance at December 31, 2021	972

NOTE 11 – LOSS PER ORDINARY SHARE

Basic loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the year. The weighted average number of shares of Common Stock used in computing basic and diluted loss per ordinary share for the years ended December 31, 2021 and 2020, are as follows:

	Year ended December 31
	2021	2020
	Number of shares

Weighted average number of shares of Common Stock outstanding attributable to ordinary shareholders	942,568,006	476,622,892
Total weighted average number of shares of Common Stock related to outstanding options, excluded from the calculations of diluted loss per share (*)	15,672,670	46,762

(*)	The effect of the inclusion of options and convertible loans in 2021 and 2020 is anti-dilutive.

F-34

CITRINE GLOBAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – SUBSEQUENT EVENTS

A.	On January 5, 2022, Citrine 9 LP, one of the Buyer entities (hereinafter “Citrine 9”) agreed to honor a Draw Down Notice (as defined in the Convertible Note Agreement) for, and has advanced to the Company, $180 thousands on the same terms and conditions as are specified in the Convertible Note Agreement (see note 5A above). The maturity date of the loan is the earlier of July 31, 2023 or at such time as the Company shall have consummated an investment of at least $5 million in Company securities. The annual interest on the loan continues to be nine percent (9%). The principal and interest payment on the Note shall be made in New Israeli Shekels (NIS) at the conversion rate which was in effect on the date on which the loan was advanced.

As provided for under the terms of the Convertible Note Agreement, Citrine 9 will be issued 6,666,667 Series A warrants and 6,666,667 Series B warrants for shares of common stock, where the Series A warrants are exercisable beginning July 5, 2022 through July 5, 2024 and the Series B warrants are exercisable beginning July 5, 2022 through July 5, 2025, in each case at an exercise price of $0.05 per share.

Additionally, on January 5, 2022, the Company and the Buyers entered into the Fourth Amendment to the Convertible Note Agreement pursuant to which the following was agreed to:

(i)	The principal and accrued interest on all outstanding loans shall be made in New Israeli Shekels (NIS) at the conversion rate which was in effect on the date on which the loan was advanced;

(ii)	The conversion price on all outstanding notes under the Convertible Note Agreement has been adjusted to a conversion price of $0.05 per share

(iii)	The exercise price on all outstanding warrants issued in connection with advances made under the Convertible Note Agreement has been adjusted to an exercise price of $0.05 per share.

B.	On February 8, 2022, Cannovation Ltd received from ILA a counter-signed development agreement to purchase rights for long term lease to 11,687 square meters of Land for purposes of building the Green Vision Center Israel, which is intended to include factories, laboratories, logistics and a distribution center for the medical cannabis, and botanicals industries.

C.	On March 30, 2022, the Company Board determined to allot the Bonus referred to in Note 9G as follows: 65% of such bonus amounts were allocated to the Company’s Chief Executive Officer, 25% to the Company’s Chief Financial Officer and 5% to one of the directors.

F-35

CITRINE GLOBAL, CORP.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2022

U.S. DOLLARS IN THOUSANDS

F-36

CITRINE GLOBAL, CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
A s s e t s
Current Assets
Cash and cash equivalents	293	270
Restricted cash	9	10
Short-term loan granted to others	16	15
Prepaid expenses	17	30
Other current assets	51	24
Total Current assets	386	349

Non-current assets
Investments valued under the measurement alternative	450	450
Property and equipment, net	255	256
Total non-current assets	705	706
T o t a l assets	1,091	1,055

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable and accrued expenses	228	226
Accrued compensation	1,004	838
Total current liabilities	1,232	1,064

Convertible component in convertible notes	397	-

Convertible notes	1,655	1,431

T o t a l liabilities	3,284	2,495

Stockholders’ Deficit
Common stock, par value $0.0001 per share, 1,500,000,000 shares authorized at March 31, 2022 and December 31, 2021; 942,568,006 shares issued and outstanding at March 31, 2022 and December 31, 2021	94	94
Additional paid-in capital	22,043	22,073
Stock to be issued	44	44
Accumulated deficit	(24,486)	(23,757)
Accumulated other comprehensive income	112	106
T o t a l stockholders’ deficit	(2,193)	(1,440)
T o t a l liabilities and stockholders’ deficit	1,091	1,055

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-37

CITRINE GLOBAL, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(U.S. dollars in thousands, except share and per share data)

	Three months ended
	March 31
	2022	2021
	(Unaudited)

Research and development expenses	(25)	-
Marketing, general and administrative expenses	(315)	(1,975)
Operating loss	(340)	(1,975)
Financing expenses, net:
Expenses related to convertible loan terms	(379)	(122)
Other financing expenses, net	(10)	(3)
Financing expenses, net	(389)	(125)

Net loss attributable to common stockholders	(729)	(2,100)

Loss per common stock (basic)	(0.00)	(0.00)

Basic weighted average number of shares of common stock outstanding	942,568,006	942,568,006

Comprehensive loss:
Net loss	(729)	(2,100)
Other comprehensive income attributable to foreign currency translation	6	-
Comprehensive loss	(723)	(2,100)

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-38

CITRINE GLOBAL, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(U.S. dollars in thousands, except share and per share data)

	Redeemable convertible preferred stock		Common stock		Additional paid-in	Stock to be	Accumulated	Accumulated other comprehensive	Total stockholders’
	Stock	Amount	Stock	Amount	capital	issued	deficit	income	deficit
BALANCE AT DECEMBER 31, 2021	-	-	942,568,006	94	22,073	44	(23,757)	106	(1,440)
CHANGES DURING THE PERIOD OF THREE MONTHS ENDED MARCH 31, 2022:
Extinguishment of convertible note	-	-	-	-	(162)	-	-	-	(162)
Warrants issued in connection with convertible notes	-	-	-	-	100	-	-	-	100
Share based compensation					32				32
Other comprehensive income								6	6
Net loss for the period	-	-	-	-	-	-	(729)	-	(729)
BALANCE AT MARCH 31, 2022 (unaudited)	-	-	942,568,006	94	22,043	44	(24,486)	112	(2,193)

	Redeemable convertible preferred stock		Common stock		Additional paid-in	Stock to be	Accumulated	Accumulated other comprehensive	Total stockholders’
	Stock	Amount	Stock	Amount	capital	issued	deficit	income	deficit
BALANCE AT DECEMBER 31, 2020	-	-	942,568,006	94	20,414	30	(19,241)	106	1,403
CHANGES DURING THE PERIOD OF THREE MONTHS ENDED MARCH 31, 2021:
Net loss for the period	-	-	-	-	-	-	(2,100)	-	(2,100)
BALANCE AT MARCH 31, 2021 (unaudited)	-	-	942,568,006	94	20,414	30	(21,341)	106	(697)

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-39

CITRINE GLOBAL, CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands, except share and per share data)

	Three months ended
	March 31,
	2022	2021
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(729)	(2,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1	1
Finance expenses, net	3	-
Financial expenses with respect to convertible notes and loans	378	95
Share based payment	32	1,736
Fair value adjustment of liability in connection with stock exchange agreement	-	23
Changes in fair value of marketable securities	-	1
Changes in operating assets and liabilities:
Increase in inventory	(18)	-
Prepaid and other current assets	4	7
Accounts payable and accrued expenses	168	156
Net cash used in operating activities	(161)	(81)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4)	-
Repayments of short-term loan granted to others	-	164
Net cash provided by (used in) investing activities	(4)	164

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of secured promissory note	180	-
Net cash provided by financing activities	180	-

Effect of exchange rates on cash and cash equivalents	7	-

Net increase in cash and cash equivalents	22	83

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	280	206

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	302	289
Supplemental disclosure of cash flow information:
Non-cash transactions:
Fair Value of convertible component in convertible loan	(48)	-
Warrants issued in connection with convertible notes	(100)	-
Extinguishment of convertible notes	(162)	-

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-40

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1 - GENERAL

Citrine Global, Corp. (“Citrine Global” or the “Company”) was incorporated under the laws of the State of Delaware on May 26, 2010. The Company’s common stock is traded in the United States on the OTCQB market under the ticker symbol “CTGL.”

On June 3, 2020 the Company established a wholly owned new Israeli subsidiary: CTGL – Citrine Global Israel Ltd, (the “Israeli Subsidiary”).

On July 21, 2020, the Israeli Subsidiary began to work with certain Company shareholders, Beezz Home Technologies Ltd., in which Ora Elharar Soffer, the Company’s chairperson and CEO holds shares, and Golden Holdings Neto Ltd., in which Ilan Ben-Ishai, a director of the Company, holds shares, have been working towards establishing an Operational Innovation Center focuses on the medical cannabis industry, CBD, hemp, botanical, food supplements and cosmetics products. The Company’s Board of Directors approved the Israeli Subsidiary to proceed with preparations for entering into an agreement to incorporate a new company, named Cannovation Center Israel Ltd. (“Cannovation”), with Beezz Home Technologies Ltd.and Golden Holdings Neto Ltd., and to accept limitations on the Israeli Subsidiary’s rights in the Cannovation Center if and as mandated under Israeli regulations on the involvement of foreign entities.

On August 4, 2020, the Board of the Company approved for the Company and its Israeli Subsidiary to proceed with preparations for investing in iBOT Israel Botanicals Ltd., an Israeli nutritional supplements’ company developing and manufacturing botanical formulas and nutritional supplements for custom & contract manufacturing for leading botanical companies (“iBOT”). iBOT has a manufacturing facility for a wide range of botanical formulations. iBOT’s manufacturing facility is approved by the Israeli Ministry of Health and is GMP-certified, ISO9001-certified and HACCP certified by IQC. The principal shareholders and control persons of iBOT are the Company’s Chief Executive Officer and a Company director. On August 4, 2020, the Board of Directors approved for the Company and Citrine Global Israel to proceed with preparations for investing in iBOT. On August 9, 2021, through the 60% owned subsidiary Cannovation Center Israel, the Company entered into an agreement with iBOT pursuant to which iBOT agreed to manufacture a line of nutritional supplements for Cannovation Center Israel, including packaging and storage. On September 29, 2021, the Company agreed to advance to iBOT, up to $50 thousands with a 12 month maturity date and the Company transferred, as a first tranche, $15 thousands on October 8, 2021. The loan bears interest at an effective annual interest rate of 12% as and is convertible, at the option of Citrine Global, into equity shares of iBOT at conversion rate equal to the lower of (i) 25% discount to the most recent round of capital raised by iBOT during the term of the loan and (ii) the rate specified in the framework agreement]. In addition, the agreement provided that the Israeli subsidiary is entitled to convert the outstanding loan, in whole or in part, to satisfy payments of amounts owed to iBOT under the services agreements between the parties

In October 2021, iBOT granted to Citrine Global Group, a pre-emption right to any equity or equity linked securities that iBOT proposes to issue to an unrelated third party with aggregate gross proceeds to the Company exceeding $1 million or which will result in a change in control in iBOT following such issuance, then iBOT is to give to the Citrine Global Group written notice of such proposed issuance and the relevant terms thereof and the Citrine Global Group shall have ten (10) days thereafter to determine if it elects to purchase a minimum of 51% of the proposed issuance on the price and other terms specified in the notice sent by iBOT (the “Pre-Emption Right”). If the Citrine Global Group elects to exercise the Pre-Emption Right, such purchase is to take place at no more than 90 days following the expiration of the 10 day notice period to the Citrine Global Group. Any iBOT securities of the Pre-Emption Right that Citrine Global Group elects to not purchase are to be sold by not later than 90 days following the end of the Citrine Global Group’s notice period and if such shares are not sold to such third party within the 90 day period, the Pre-Emption right shall apply to any subsequent proposed issuance. The preemption right does not apply to certain specified exceptions.

On August 20, 2020, the Israeli Subsidiary, Beezz Home Technologies Ltd., and Golden Holdings Neto Ltd. incorporated Cannovation. Israeli Subsidiary holds 60% of Cannovation’s shares, while each of Beezz Home Technologies Ltd. and Golden Holdings Neto Ltd. holds 20% of its shares. See note 4 for additional information.

F-41

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 1 - GENERAL (cont.)

Stock split

On November 22, 2020, certain of the Company’s stockholders representing more than 50% of the Company’s outstanding share capital (the “Majority Consenting Stockholders”) approved an amendment to the Company’s Certificate of Incorporation (the “Reverse Stock Split Certificate of Amendment”) in order to effect a reverse stock split of the Company’s common stock pursuant to a range of between 40-to-1 and 100-to-1 (the “Reverse Stock Split”). Pursuant to the Reverse Stock Split, each forty or one hundred shares of common stock, as shall be determined by the Board at a later time, will be automatically converted, without any further action by the stockholders, into one share of common stock. No fractional shares of common stock will be issued as the result of the Reverse Stock Split. Instead, each stockholder of the Company will be entitled to receive one share of common stock in lieu of the fractional share that would have resulted from the Reverse Stock Split. In addition, the Majority Consenting Stockholders also approved the elimination of the Company’s entire authorized class of fifty million (50,000,000) undesignated preferred stock, thereby reducing the total number of shares of capital stock that the Company may issue from one billion five hundred fifty-thousand (1,550,000,000) shares to one billion five hundred thousand (1,500,000,000) shares, all of which are designated as common stock (the “Certificate of Elimination”). The Certificate of Elimination will be effective upon the filing with the Secretary of the State of Delaware, which was not completed as of the date of this report’s filing. The Reverse Stock Split Certificate of Amendment will be effective upon receipt of approval from the Financial Industry Regulatory Authority (“FINRA”) and the filing with the Secretary of the State of Delaware, both of which were not completed as of the date of the approval of the financial statements.

Financial support from shareholders

The Company has not yet to generate revenues and is dependent on raising funds from its current shareholders or from other sources. On April 13, 2021, Citrine S A L, on behalf of itself and its affiliates and related parties, has furnished the Company with an irrevocable letter of obligation to financially support the Company until June 30, 2022. On March 17, 2022, Citrine S A L Investment & Holding Ltd. extended this support through June 30, 2023.

The Company has no significant firm commitments that require it to remit cash, and can control the level of expenses it incurs. Based on the Company’s current cash balances, and the irrevocable letter of obligation from Citrine S A L noted above, the Company believes it has sufficient funds for its plans for the next twelve months from the issuance of these financial statements. As the Company is embarking on its new activity as detailed herein, it is incurring losses. It cannot determine with reasonable certainty when and if it will have sustainable profits.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (SARS-CoV-2) to be a global pandemic (COVID-19), which continues to spread throughout the world. The COVID-19 pandemic is having significant effects on global markets, supply chains, businesses, and communities. Specifically with respect to the Company, COVID-19 may impact various parts of its 2022 plans, operations and financial results, including but not limited to difficulties in obtaining additional financing. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2021 and 2020. The Company believes it is taking appropriate actions to mitigate the negative impact, including by focusing its activities initially only within the country of Israel. However, the full impact of COVID-19 is unknown and cannot be reasonably estimated as these events are still developing.

F-42

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Unaudited Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Form 10-Q. In the opinion of management, the financial statements presented herein have not been audited by an independent registered public accounting firm but include all material adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the financial condition, results of operations and cash flows for the three months ended March 31, 2022. However, these results are not necessarily indicative of results for any other interim period or for the year ended December 31, 2022.

Certain information and footnote disclosures normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission (“SEC”). These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates include fair value estimates of derivative liabilities and assets. Actual results could differ from those estimates.

F-43

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Fair value

Fair value of certain of the Company’s financial instruments including cash, accounts receivable, accounts payable, accrued expenses, and other accrued liabilities approximate cost because of their short maturities. The Company measures and reports fair value in accordance with Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosure,” which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements.

Fair value, as defined by ASC 820, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of an asset should reflect its highest and best use by market participants, principal (or most advantageous) markets, and an in-use or an in-exchange valuation premise. The fair value of a liability should reflect the risk of nonperformance, which includes, among other things, the Company’s credit risk.

Valuation techniques are generally classified into three categories: (i) the market approach; (ii) the income approach; and (iii) the cost approach. The selection and application of one or more of the techniques may require significant judgment and are primarily dependent upon the characteristics of the asset or liability, and the quality and availability of inputs. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 also provides fair value hierarchy for inputs and resulting measurement as follows:

F-44

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Fair value (cont.)

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3: Unobservable inputs for the asset or liability that are supported by little or no market activity, and that are significant to the fair values.

Fair value measurements are required to be disclosed by the level within the fair value hierarchy in which the fair value measurements in their entirety fall. Fair value measurements using significant unobservable inputs (in level 3 measurements) are subject to expanded disclosure requirements including a reconciliation of the beginning and ending balances, separately presenting changes during the period attributable to the following: (i) total gains or losses for the period (realized and unrealized), (ii) segregating those gains or losses included in earnings, and (iii) a description of where those gains or losses included in earning are reported in the statement of operations.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy are as follows:

	Balance as of March 31, 2022
	Level 1	Level 2	Level 3	Total
	US$ in thousands
Liabilities:
Fair value of convertible component in convertible notes	-	-	397	397
Total liabilities	-	-	397	397

The following table presents the changes in fair value of the level 3 liabilities for the period ended March 31, 2022:

Changes in Fair value
US$ in thousands
Liabilities:
Outstanding at December 31, 2021	-
Initial recognition of equity component as part of modification in note terms	162
Initial recognition of convertible component as part of convertible notes issued	48
Changes in fair value	187
Outstanding at March 31, 2022	397

F-45

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Recent Accounting Pronouncements

On October 1, 2021, the Company early adopted ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The new standard was effective for us beginning January 1, 2022, with early adoption permitted. The adoption of this new standard is not expected to have a material impact on the consolidated financial statements.

Other new pronouncements issued but not effective as of March 31, 2022 are not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3 – STOCK OPTIONS

The following table presents the Company’s stock option activity for employees and directors of the Company for the year ended March 31, 2022:

	Number of Options	Weighted Average Exercise Price ($)
Outstanding at December 31, 2021	23,628,962	0.05
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding at March 31, 2022	23,628,962	0.05
Number of options exercisable at March 31, 2022	18,324,767	0.05

The stock options outstanding as of March 31, 2022, have been separated into exercise prices, as follows:

Exercise price	Stock options outstanding	Weighted average remaining contractual life – years	Stock options vested
	As of March 31, 2022
0.0011	46,762		46,762
0.05	23,582,200	4.75	18,278,005
	23,628,962	4.75	18,324,767

Compensation expense recorded by the Company in respect of its stock-based compensation awards for the period ended March 31, 2022 was $27 thousands and are included in General and Administrative expenses in the Statements of Operations.

F-46

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 4 – EVENTS DURING THE PERIOD

A.	On January 5, 2022, Citrine 9 LP, one of the Buyer entities (hereinafter “Citrine 9”) agreed to honor a Draw Down Notice (as defined in the Convertible Note Agreement) for, and has advanced to the Company, $180 thousands on the same terms and conditions as are specified in the Convertible Note Agreement. The maturity date of the loan is the earlier of July 31, 2023 or at such time as the Company shall have consummated an investment of at least $5 million in Company securities. The annual interest on the loan continues to be nine percent (9%). The principal and interest payment on the Note shall be made in New Israeli Shekels (NIS) at the conversion rate which was in effect on the date on which the loan was advanced.

As provided for under the terms of the Convertible Note Agreement, Citrine 9 will be issued 6,666,667 Series A warrants and 6,666,667 Series B warrants for shares of common stock, where the Series A warrants are exercisable beginning July 5, 2022 through July 5, 2024 and the Series B warrants are exercisable beginning July 5, 2022 through July 5, 2025, in each case at an exercise price of $0.05 per share.

The Company allocated the proceeds received to the freestanding components – the convertible loan, A Warrants and B Warrants, based on their relative fair values, since all three components will not be subsequently measured at fair value (see below),

Conversion feature

In accordance with ASC 815-15-25 the conversion feature was considered a liability classified embedded derivative instrument, and is to be recorded at its fair value separately from the convertible notes, within non-current liabilities in the Company’s balance sheet. The conversion component is then remeasured at fair value at each reporting period with the resulting gains or losses shown in the statements of operations.

The fair value of the convertible component was estimated by third party appraiser as weighted average of the two possible scenarios of the total convertible notes amount conversion (each, 50% probability):

The scenario in which the convertible loan would be converted prior to its maturity (scenario 1) was estimated by the appraiser using the Black-Scholes option pricing model, to compute the fair value of the derivative and to market the fair value of the derivative at each balance sheet date. The following are the data and assumptions used as of issuance dates and as of the balance sheet date:

	January 5, 2022	March 31, 2022
Dividend yield (%)	0%	0%
Risk-free interest rate (%)	0.65%	1.85%
Expected term (years)	1.57	1.33
Volatility	154.86%	158.60%
Share price (U.S. dollars)	0.025	0.022
Exercise price (U.S. dollars)	0.05	0.05
Fair value of the conversion feature (U.S. dollars in thousands)	56	44

F-47

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 4 – EVENTS DURING THE PERIOD (cont.)

The scenario in which the Company would raise at least $5 million prior to conversion of the convertible loan (scenario 2) was estimated by the appraiser using the Black-Scholes option pricing model, to compute the fair value of the derivative and to market the fair value of the derivative at each balance sheet date. The following are the data and assumptions used as of issuance dates and as of the balance sheet date:

	January 5, 2022	March 31, 2022
Dividend yield (%)	0%	0%
Risk-free interest rate (%)	0.40%	1.35%
Expected term (years)	0.99	0.75
Volatility	158%	158.30%
Share price (U.S. dollars)	0.025	0.022
Exercise price (U.S. dollars)	0.05	0.05
Fair value of the conversion feature U.S. dollars in thousands)	40	27

The fair value of the convertible component was estimated by the third-party appraiser after giving effect to the weighted average of the two possible scenarios as of issuance dates was $41 thousands and as of March 31, 2022 was $35 thousands.

Warrants

The fair value of the warrants as of the drawdowns dates was estimated at $255 thousands using the Black-Scholes option-pricing model and is presented within the consolidated statements of changes in shareholders equity (deficit).

The following are the data and assumptions used:

Warrants A
Dividend yield (%)	0%
Risk-free interest rate (%)	0.96%
Expected term (years)	2.5
Volatility	159.70%
Share price (U.S. dollars)	0.025
Exercise price (U.S. dollars)	0.05
Fair value of the conversion feature (U.S. dollars in thousands)	119

Warrants B
Dividend yield (%)	0%
Risk-free interest rate (%)	1.18%
Expected term (years)	3.5
Volatility	159.70%
Share price (U.S. dollars)	0.025
Exercise price (U.S. dollars)	0.05
Fair value of the conversion feature (U.S. dollars in thousands)	136

F-48

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 4 – EVENTS DURING THE PERIOD (cont.)

Fair Value Proportional Allocation

The fair value of the note was estimated at $154 thousands. The note is accounted for according to the effective interest method.

Based on the above, the fair value proportion allocation as of January 5, 2022 was as follows:

June 24, 2021 (US dollars in thousands)
Conversion Component	$48
Warrants	100
Convertible Notes	32
Total	$180

B.	Additionally, on January 5, 2022, the Company and the related entities who are the signatory lenders (hereinafter the “Buyers”) under the Convertible Loan Agreement dated as of April 1, 2020 (the “CL Agreement”) with the Company entered into the Fourth Amendment to the CL Agreement pursuant to which the following was agreed to:

(i)	The principal and accrued interest on all outstanding loans in the aggregate principal amount of $1,700,000 are to be repaid in New Israeli Shekels (NIS) at the conversion rate in effect on the date on which the loan was advanced;
(ii)	The conversion price on all outstanding notes under the CL Agreement was adjusted to a conversion price of $0.05 per share
(iii)	The exercise price on all outstanding warrants issued in connection with advances made under the CL Agreement was adjusted to an exercise price of $0.05 per share.

The Company concluded that the change in terms does not give rise to a trouble debt restructuring, as no concession was given to the Company.

Therefore, the Company went on to assess the whether the terms of the modified note are substantially different. The Company concluded that the change in terms should be accounted for as a debt extinguishment.debt extinguishment.

Following the abovementioned amendment on January 5, 2022, the conversion component is qualifying for the scope exception under ASC 815-10-15-74(a). In accordance with ASC 815-15-35-4, since the embedded conversion option in the convertible debt meets the bifurcation criteria, the fair value of the conversion component calculated as of January 5, 2022, in the amount of $162, was reclassified from shareholders equity to short-term liability at that date. As of March 31, 2022, the fair value of the convertible component was estimated at $361. Changes in fair value were recorded as interest expenses.

Conversion feature

In accordance with ASC 815-15-25 the conversion feature was considered an embedded derivative instrument, and is to be recorded at its fair value separately from the convertible notes, within non-current liabilities in the Company’s balance sheet. The conversion component is then remeasured at fair value at each reporting period with the resulting gains or losses shown in the statements of operations.

The fair value of the convertible component was estimated by third party appraiser as weighted average of the two possible scenarios of the total convertible notes amount conversion (each, 50% probability):

F-49

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 4 – EVENTS DURING THE PERIOD (cont.)

The scenario in which the convertible loan would be converted prior to its maturity (scenario 1) was estimated by the appraiser using the Black-Scholes option pricing model, to compute the fair value of the derivative and to market the fair value of the derivative at each balance sheet date. The following are the data and assumptions used as of issuance dates and as of the balance sheet date:

	March 31, 2022
	June 15, 2020 convertible loans	April 1, 2021 convertible loans
Dividend yield (%)	0	0
Risk-free interest rate (%)	1.85%	1.85%
Expected term (years)	1.33	1.33
Volatility	158.6%	158.6%
Share price (U.S. dollars)	0.022	0.022
Exercise price (U.S. dollars)	0.05	0.05
Fair value of the conversion feature (U.S. dollars in thousands)	359	89

The scenario in which the Company would raise at least $5 million prior to conversion of the convertible loan (scenario 2) was estimated by the appraiser using the Black-Scholes option pricing model, to compute the fair value of the derivative and to market the fair value of the derivative at each balance sheet date. The following are the data and assumptions used as of issuance dates and as of the balance sheet date:

	March 31, 2022
	June 15, 2020 convertible loans	April 1, 2021 convertible loans
Dividend yield (%)	0	0
Risk-free interest rate (%)	1.35%	1.85%
Expected term (years)	0.75	1.33
Volatility	158.3%	158.6%
Share price (U.S. dollars)	0.022	0.022
Exercise price (U.S. dollars)	0.05	0.05
Fair value of the conversion feature (U.S. dollars in thousands)	219	54

The fair value of the convertible component was estimated by the third-party appraiser after giving effect to the weighted average of the two possible scenarios as of March 31, 2022 was $289 thousands and $72 thousands.

C.	On February 8, 2022, Cannovation Ltd received from the Israel Land Authority (“ILA”) a counter-signed development agreement to purchase rights for long term lease to 11,687 square meters of Land for purposes of building the Green Vision Center Israel, which is intended to include factories, laboratories, logistics and a distribution center for the medical cannabis, and botanicals industries.

D.	On February 15, 2022, the Company signed an investor relations service agreement with a consultant pursuant to which the Company agreed to pay the consultant a monthly retainer of $5,000 and in addition, to issue the consultant 1,800,000 restricted shares of common stock, to be issued in three tranches. In the event that the agreement is terminated prior to the issuance date, the remaining share obligation shall be void. As of March 31, 2022, the shares have not yet been issued.

F-50

CITRINE GLOBAL, CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

NOTE 5 – RELATED PARTIES

A. Transactions and balances with related parties

	Three months ended March 31
	2022	2021

Research and development expenses:
Directors compensation and fees to officers	25	-
	25	-

General and administrative expenses:
Directors compensation and fees to officers (*)	176	92
(*) Share based compensation	27	-

Financing expenses, net:
Interest on loan	379	-

B. Balances with related parties:

	As of March 31,
	2022	2021

Current Assets:
Short term loan	16	-
Prepaid expenses	18	-
	34	-
Current Liabilities:
Convertible notes	-	879
Accrued compensation	1,024	404
	1,024	1,283
Non-current Liabilities:
Convertible notes	1,655	-

F-51

Units

Citrine Global, Corp.

PRELIMINARY PROSPECTUS

Aegis Capital Corp.

          , 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

Amount Paid or to be Paid
SEC Registration Fee	$
FINRA Filing Fee		*
Initial Nasdaq Listing Fee		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees and Expenses		*
Miscellaneous Fees and Expenses		*
Total	$	*

* To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our amended and restated certificate of incorporation, limits the liability of our directors to the fullest extent permitted by Delaware law. In addition, upon the closing of this offering, we will enter into indemnification agreements with all of our directors and named executive officers whereby we will agree to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

We also maintain a general liability insurance policy, which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock, convertible notes and warrants issued, and options granted, by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, convertible notes, warrants and options, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

The following summarizes all sales of unregistered securities by us within the past three years:

(i) On January 29, 2020, holders of 10,344,828 redeemable convertible Series A Preferred Stock, converted their shares into 10,344,828 shares of Common Stock.

(ii) On February 27, 2020 and March 5, 2020, we issued 432,996,555 shares of common stock to Citrine S A L Investment & Holdings Ltd. and its group of related persons and entities. The agreement under which the shares were issued provided for the issuance of 893,699,276 shares of common stock in total in consideration for $150,000, however, the Company was unable to complete the issuance of all these shares at that time because the Company did not have sufficient authorized capital to issue such shares of common stock. On November 12, 2020, the Company issued the remaining shares of common stock (i.e., 460,702,721 shares).

(iii) On March 5, 2020 the Company issued 15,000,000 shares of common stock to its legal advisor for legal consulting services.

(iv) On November 11, 2020, the Company issued additional 13,222,082 shares of Common Stock to its legal advisor.

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(v) On April 19, 2020, we issued our Convertible Promissory Note in the principal amount of $170,000 to Citrine Hi Tech 7 LP due July 31, 2023 and warrants for 11,178,344 shares of common stock exercisable at a per share exercise price of $0.05. The principal and interest on the note is convertible at a per share conversion price of $0.05.

(vi) On June 15, 2020, we issued our Convertible Promissory Note in the principal amount of $900,000 to Citrine 9 LP due July 31, 2023 and warrants for _______shares of common stock exercisable at a per share exercise price of $0.05. The principal and interest on the note is convertible at a per share conversion price of $0.05.

(vii) On September 17, 2020 the Company issued to Intelicanna 2,143,470 shares of common stock in exchange for 619,589 of Intelicanna’s ordinary shares.

(viii) On June 20, 2021, we issued our Convertible Promissory Note in the principal amount of $350,000 to Citrine 8 LP due July 31, 2023 and warrants for 21,000,210 shares of common stock exercisable at a per share exercise price of $0.05. The principal and interest on the note is convertible at a per share conversion price of $0.05.

(ix) On January 5, 2022, we issued our Convertible Promissory Note in the principal amount of $180,000 to Citrine 9 LP due July 31, 2023 and warrants for 13,333,334 shares of common stock exercisable at a per share exercise price of $0.05. The principal and interest on the note is convertible at a per share conversion price of $0.05

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the Exhibit Index included immediately prior to the signature page to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herzliya, State of Israel, on June 28, 2022

CITRINE GLOBAL, CORP.

By:	/s/ Ora Elharar Soffer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ Ora Elharar Soffer	Chair of the Board of Directors and Chief Executive Officer	June 28, 2022
Ora Elharar Soffer	(Principal Executive Officer)

/s/ Ilanit Halperin	Director and Chief Financial Officer	June 28, 2022
Ilanit Halperin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ilan Ben-Ishay	Director	June 28, 2022
Ilan Ben-Ishay

/s/ Doron Birger	Director	June 28, 2022
Doron Birger

/s/ David Kretzmer	Director	June 28, 2022
David Kretzmer

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

3.1	First Amended and Restated Certificate of Incorporation of the Registrant, effective as of January 9, 2019 (incorporated by reference to the annual report on Form 10-K filed by the Company on March 28, 2019)

3.2	Amendment to First Amended and Restated Certificate of Incorporation of the Registrant

3.3	Amended and Restated Bylaws of the Registrant, effective as of November 2018 (incorporated by reference to the annual report on Form 10-K filed by the Company on March 28, 2019).

4.1	Convertible Promissory Note Dated June 21, 2021 (incorporated by reference to the annual report on Form 10-K filed by the Company on April 8, 2022)

4.2	Convertible Promissory Note Dated December 28, 2021 (incorporated by reference to the annual report on Form 10-K filed by the Company on April 8, 2022)

5.1	Legal Opinion of Sichenzia Ross Ference LLP*

10.1+	2017 Employee Incentive Plan (incorporated by reference from our Form 10-K filed April 2, 2018).

10.2+	Form of Stock Option Award Letter under the 2017 Employee Incentive Plan (incorporated by reference from our Form 10-K filed April 2, 2018).

10.3+	2018 Stock Incentive Plan (incorporated by reference to the annual report on Form 10-K filed by the Company on March 28, 2019).

10.4	Share Purchase Agreement between the Registrant, Novomic Ltd. and Traistman Radziejewski Fundacja Ltd. dated January 6, 2020 (incorporated by reference to the Current Report on Form 8-K filed by the Company on January 9, 2020).

10.5	Common Stock Purchase Agreement between the Registrant, Citrine S A L Investment & Holdings Ltd. and others dated January 6, 2020 (incorporated by reference to the Current Report on Form 8-K filed by the Company on January 9, 2020).

10.6	Amended and Restated Common Stock Purchase Agreement between the Registrant, Citrine S A L Investment & Holdings Ltd. and others dated February 23, 2020 (incorporated by reference to the Current Report on Form 8-K filed by the Company on February 27, 2020).

10.7	Convertible Note Purchase Agreement between the Registrant, Citrine S A L Investment & Holdings Ltd. and others dated April 1, 2020 (incorporated by reference to the Current Report on Form 8-K filed by the Company on April 2, 2020).

10.8	Form of Amendment 1 to Convertible Note Purchase Agreement between the Registrant, Citrine S A L Investment & Holdings Ltd. and others dated June 12, 2020 (Series A Warrants and Series B Warrants) (incorporated by reference to the Current Report on Form 8-K filed by the Company on June 12, 2020).

10.9	Form of Amendment 2 to Convertible Note Purchase Agreement between the Registrant, Citrine S A L Investment & Holdings Ltd. and others dated April 12, 2021 (incorporated by reference to the annual report on Form 10-K filed by the Company on April 15, 2021).

10.10	Share Exchange Agreement between the Registrant and Intelicanna Ltd., dated May 31, 2020 (Hebrew version) (incorporated by reference to the annual report on Form 10-K filed by the Company on April 15, 2021).

10.11	Form of Subscription Agreement between the Registrant and Nanomedic Technologies Ltd., dated June 22, 2020 (incorporated by reference to the annual report on Form 10-K filed by the Company on April 15, 2021).

10.12	Loan Agreement between the Registrant, CTGL – Citrine Global Israel Ltd. and Intelicanna Ltd., dated June 25, 2020 (Hebrew version) (incorporated by reference to the annual report on Form 10-K filed by the Company on April 15, 2021).

10.13+	Consulting Agreement between the Registrant and Ora Elharar Soffer, dated July 2020 (incorporated by reference to the annual report on Form 10-K filed on April 15, 2021).

10.14+	Consulting Agreement between the Registrant and Ilanit Halperin, dated July 2020 (incorporated by reference to the annual report on Form 10-K filed on April 15, 2021)..

10.15+	Consulting Agreement between the Registrant and Ilan Ben-Ishay, dated July 2020 (incorporated by reference to the annual report on Form 10-K filed on April 15, 2021)..

10.16	Third Amendment to the Convertible Note Purchase Agreement between the Registrant, Citrine SAL and Other (incorporated by reference to the annual report on Form 10-K filed on April 8, 2022).

10.17	Form of Warrant for Offering*
10.18	Form of Warrant Agency Agreement *

21	Subsidiaries

23.1	Consent of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm for the Registrant.

23.2	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)*

107	Filing Fees Exhibit

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* To be filed by amendment.

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